Exhibit 2.1

IMPORTANT: If you are in doubt as to any aspect of this Offer, you should consult your financial or legal adviser.

If you have sold all of your shares (or depositary interests representing such shares) or options in Endace to which this offer applies, you should immediately hand this offer document but not any accompanying personalised acceptance form to the purchaser or the agent (eg the broker) through whom the sale was made, to be passed to the purchaser. If you have sold or otherwise transferred only part of your shares (or depositary interests representing such shares) or options in Endace, you should retain these documents and consult the purchaser or agent through whom the sale was made. If you have recently purchased or otherwise acquired shares (or depositary interests representing such shares) or options in Endace, notwithstanding receipt of this document and any accompanying documents from the transferor, you should immediately contact Capita Registrars to obtain personalised documents.

Endace’s target company statement, together with an independent adviser’s report on the merits of this offer and another independent adviser’s report on the fairness and reasonableness of the consideration and terms of this offer as between classes of securities accompanies this offer and should be read in conjunction with this offer.

The release, publication or distribution of this document in, into or from jurisdictions other than the United Kingdom and New Zealand may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction.

Recommended Cash Offer

by

Emulex Corporation

(through its wholly owned subsidiary El Dorado Research Ventures Limited (“Emulex Bidco”))

to acquire the entire issued and to be issued share capital of

Endace Limited

Shareholders, Depositary Interest Holders and Optionholders should read carefully the whole of this document. Your attention is drawn to the letter from the Chairman of the Independent Board of Endace, which contains the unanimous recommendation of the Independent Endace Directors that you accept the Offer, and which is set out on pages 55 to 57 of this document. If you hold Shares in certificated form or Options, this document should be read in conjunction with the relevant accompanying Form of Acceptance, the terms of which are deemed to form part of the Offer.

The procedure for acceptance of the Offer is set out on pages 12 to 15 of this document and, in respect of Shares in certificated form, in the Form of Acceptance for Shares and, in respect of Options, in the Form of Acceptance for Options. To accept the Offer in respect of Shares in certificated form, you must complete and return the Form of Acceptance for Shares as soon as possible and, in any event, so as to be received by the Receiving Agent, by post, or by hand (during normal business hours only) at Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU by no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). To accept the Offer in respect of Shares represented by Depositary Interests (that is, in CREST), you must instruct the Depositary to accept the Offer on your behalf in respect of the Shares represented by your Depositary Interests by following the procedure for Electronic Acceptance through CREST so that the TTE Instruction settles no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). If you are a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE instruction to Euroclear. To accept the Offer in respect of Options, you must complete and return the Form of Acceptance for Options as soon as possible and, in any event, so as to be received by David Flacks at Bell Gully, Vero Centre, 48 Shortland Street, PO Box 4199, Auckland 1140, New Zealand no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). An Optionholder may also fax or email a completed Form of Acceptance for Options to David Flacks at Bell Gully, on +649 9168801 or david.flacks@bellgully.com.

Except where specified, capitalised words and phrases used in this document shall have the meanings given to them in Part 4 of this document.

IMPORTANT NOTICE

This document does not constitute a prospectus or prospectus equivalent document.

Further Information

This document is not intended to and does not constitute or form part of any offer to sell or to subscribe for or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of securities by Endace in any jurisdiction in contravention of applicable law. This document is not intended to and does not constitute or form part of any offer by Emulex Bidco to purchase or otherwise acquire Depositary Interests in respect of the Shares.

New Zealand Offer

The Offer is for the securities of a corporation organised under the laws of New Zealand and is subject to the procedure and disclosure requirements of New Zealand. Since this document has been prepared in accordance with New Zealand law and the Takeovers Code (New Zealand), the information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside New Zealand.

Cautionary note regarding forward-looking statements

This document, including information included or incorporated by reference in this document, may contain “forward-looking statements” concerning the Offer, Emulex and Endace. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or words or terms of similar substance or the negative thereof are forward-looking statements. These statements are based on assumptions and assessments made by the boards of directors of Endace, and/or Emulex in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Emulex’s or Endace’s operations and potential synergies resulting from the Offer; and (iii) the effects of government regulation on Emulex’s or Endace’s business. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates, tax regimes and future business combinations or dispositions.

All subsequent oral or written forward-looking statements attributable to Emulex or Endace or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Emulex and Endace disclaim any obligation in respect of, and do not intend to update or correct the information contained in this document (whether as a result of new information, future events or otherwise), except as required pursuant to applicable law.

Nothing in this document is intended, or is to be construed, as a profit forecast or to be interpreted to mean that the earnings per Emulex share or Share for the current or future financial years will necessarily match or exceed the historical published earnings per Emulex share or Share (as the case may be).

NEW ZEALAND TAKEOVERS CODE

Endace is a company incorporated and registered in New Zealand, which is its principal country of operation, and is subject to the Takeovers Code (New Zealand). The Offer by Emulex Bidco for the entire issued and to be issued share capital of Endace is therefore subject to the Takeovers Code (New Zealand). All references to the Takeovers Code in this document refer to the Takeovers Code (New Zealand) approved by the Takeovers Code Approval Order 2000 (SR 2000/210), and include any applicable exemption granted by the New Zealand Takeovers Panel.

For avoidance of doubt, this offer is not subject to the UK City Code on Takeovers and Mergers.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The dates and times set forth in the table below in connection with the Offer may change in accordance with the terms and conditions of the Offer, as described in this document.

Event	Time and/or Date
Takeover Notice sent to Endace and announced on the London Stock Exchange	6 December 2012
(New Zealand time)

Publication of this document	21 December 2012

Latest time and date for receipt of Forms of Acceptances and TTE messages	1.00 p.m. on 29 January 2013

Anticipated date for the Offer being declared unconditional (assuming all conditions have been met)	7 February 2013

Anticipated date for the consideration to be paid to each Shareholder and Depositary Interest Holder who accepts or procures the acceptance of the Offer prior to 7 February 2013	14 February 2013

Each of the times and dates referred to in this document and the Form of Acceptance are to London time (unless otherwise stated).

ACTION TO BE TAKEN

You should read the whole of this document, the applicable Form of Acceptance (if your Shares are held in certificated form or if you hold Options) and the other documents and information incorporated into them by reference. Detailed instructions on the action to be taken are set out on pages 12 to 15 of this document and in the Form of Acceptance for Shares (in respect of Shares in certificated form) and in the Form of Acceptance for Options (in respect of Options) and are summarised below.

Shareholders, Depositary Interest Holders and Optionholders are recommended to seek financial advice from their stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under UK FSMA if they are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser in the relevant jurisdiction.

TO ACCEPT THE OFFER:

(A)

If you hold Shares in certificated form (that is, not in CREST), you should read paragraph 14.1 of Part 1 of this document and complete the accompanying Form of Acceptance for Shares in accordance with the instructions printed thereon. The completed Form of Acceptance for Shares, together with your share certificate(s) and/or other document(s) of title, should be returned as soon as possible and in any event so as to be received by the Receiving Agent, by post or by hand (during normal business hours only) at Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). A reply-paid envelope is enclosed.

(B)

If you hold Depositary Interests (that is, in CREST) representing Shares, you should read paragraph 14.2 of Part 1 of this document in respect of Electronic Acceptance. You should ensure that you instruct the Depositary to accept the Offer on your behalf in respect of the Shares represented by your Depositary Interest as soon as possible so that settlement is made no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). If you hold your Depositary Interests as a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary instruction to Euroclear.

(C)

If you hold Options, you should read paragraph 16 of Part 1 of this document and the accompanying Optionholder Letter and complete the accompanying Form of Acceptance for Options in accordance with the instructions printed thereon. The completed Form of Acceptance for Options, together with your option certificate(s) and/or other document(s) of title, should be returned as soon as possible and in any event so as to be received by David Flacks at Bell Gully, Vero Centre, 48 Shortland Street, PO Box 4199, Auckland 1140, New Zealand no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). An Optionholder may also fax or email a completed Form of Acceptance for Options to David Flacks at Bell Gully, on +649 9168801 or david.flacks@bellgully.com.

If you own Shares or Depositary Interests and require assistance in completing your Form of Acceptance for Shares (or wish to obtain an additional Form of Acceptance for Shares) or have questions in relation to making an Electronic Acceptance in respect of the Shares represented by Depositary Interests, please contact Capita Registrars between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0321 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

All references to time in this document and in the Form of Acceptance for Shares are to London time (unless otherwise stated).

SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects, settlement for those Shareholders and Optionholders who have validly accepted the Offer and for those Depositary Interest Holders who have validly instructed the Depositary to accept the Offer in respect of the Shares represented by their Depositary Interests (as the case may be), by that date will be effected within seven calendar days of the Offer becoming or being declared unconditional in all respects or, in relation to valid acceptances received after this date, within seven calendar days of receipt of that acceptance.

ACCEPTANCES OF THE OFFER SHOULD BE RECEIVED BY NO LATER THAN 1.00 P.M. (LONDON TIME) ON 29 JANUARY 2013 (WHICH IS 2.00 A.M. NEW ZEALAND TIME THE NEXT DAY)

PART 1

LETTER FROM EMULEX BIDCO

(Incorporated and registered in New Zealand with company number 4116578)

Directors of Emulex Bidco:	Registered Office:

James Michael McCluney	El Dorado Research Ventures Limited
Michael James Rockenbach	c/- Quigg Partners
Randall Glenn Wick	7th Floor, Bayleys Building
36 Brandon Street
Wellington
New Zealand
21 December 2012

To Shareholders, Depositary Interest Holders and Optionholders and, for information only, to persons with information rights

Dear Shareholder and/or Optionholder,

Recommended Cash Offer by Emulex Bidco for Endace

1.	INTRODUCTION

On 6 December 2012, Emulex Bidco gave a notice of takeover to Endace indicating an intention to make a cash offer for the entire issued and to be issued share capital (including Options) of Endace. The Offer values the entire issued and to be issued share capital of Endace at approximately £80.7 million and each Share at 500 pence.

Your attention is drawn to the letter of recommendation from the Chairman of the Independent Board of Endace in Part 5 of this document, which sets out the Independent Board’s assessment of the Offer and in which the Independent Board unanimously recommends that Shareholders and Optionholders accept the Offer and that Depositary Interest Holders instruct the Depositary to accept the Offer on their behalf in respect of the Shares represented by their Depositary Interests.

Your attention is also drawn to the Independent Adviser’s Report which is also set out in Part 5 of this document. The Independent Endace Directors recommend that Shareholders, Depositary Interest Holders and Optionholders read the Independent Adviser’s Report in its entirety.

Please read this letter carefully and, in particular, paragraph 14 below which sets out the procedures for acceptance of the Offer with respect to Shares (and in particular, paragraph 14.2 which sets out the procedure for Electronic Acceptance in respect of the Shares represented by Depositary Interests) and paragraph 16 below which sets out the procedures for acceptance of the Offer with respect to Options. Your attention is drawn, in particular, to the conditions and further terms of the Offer set out in Part 2 of this document and (in the case of Shares held in certificated form and Options) in the relevant Form of Acceptance.

The attention of Shareholders, Depositary Interest Holders and Optionholders who are not resident in the United Kingdom or New Zealand or who are citizens or nationals of other countries is drawn to paragraph 13 below and to paragraph 11 of Part A of Part 2 of this document and (in the case of Shares held in certificated form and the Options) to the relevant provisions of the Form of Acceptance.

This document and, in the case of Shares held in certificated form and Options, the applicable Form of Acceptance contain the formal terms and conditions of the Offer for the Shares and/or Options.

To accept the Offer (if you hold your Shares in certificated form) you must complete, sign and return the Form of Acceptance for Shares or (if you hold Depositary Interests, that is, in CREST) you must make an Electronic Acceptance through CREST to instruct the Depositary to accept the Offer in respect of the Shares represented by those Depositary Interests (as appropriate), and/or if you hold

Options you must complete, sign and return the Form of Acceptance for Options as soon as possible and, in any event, so as to be received or settled (as the case may be) by no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day).

2.	THE OFFER

Emulex Bidco hereby offers to acquire, on the terms and subject to the conditions set out in this document and, in the case of Shares held in certificated form, the Form of Acceptance for Shares, and in the case of Options, the Form of Acceptance for Options, all of the issued and to be issued Shares on the following basis:

for each Share	500 pence in cash

for each Option	500 pence in cash less the relevant exercise price payable by the Optionholder to convert the Option to a Share

The Offer, which is wholly in cash, values the entire issued and to be issued share capital of Endace (including Options) at approximately £80.7 million and represents a premium of approximately 65 per cent. to the mid-market Closing Price on 5 December 2012, being the last business day prior to the announcement of the Takeover Notice.

The Shares and Options will be acquired by Emulex Bidco pursuant to the Offer fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at 6 December 2012, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date. The Offer extends to all Shares and Options unconditionally allotted or issued and fully paid on the date of the Offer and any Shares and Options which are unconditionally allotted or issued and fully paid after the date of the Offer.

The Offer is conditional, inter alia, upon valid acceptances being received by no later than 1.00 p.m. on 29 January 2013 (or such later date as Emulex Bidco may decide) in respect of not less than 90 per cent. (or such lesser percentage as Emulex Bidco may decide provided the minimum acceptances received confer more than 50 per cent. of the voting rights in Endace as required by the Takeovers Code (New Zealand)) of the Shares to which the Offer relates and the voting rights attaching to those Shares as set out in paragraph 5 of Part A of Part 2 of this document.

The Offer is not subject to any merger control clearances in any jurisdiction, but is subject to the conditions and further terms of the Offer set out and referred to in Part 2 of this document and (if you hold your Shares in certificated form) the Form of Acceptance for Shares.

3.	IRREVOCABLE UNDERTAKINGS

Emulex Bidco has received irrevocable undertakings from Dr. Ian Graham, the Endace Chairman, to accept (or procure the acceptance of) the Offer in respect of his jointly held beneficial holdings of, in aggregate, 1,133,705 Shares representing approximately 7.45 per cent. of the existing issued share capital of Endace as at 18 December 2012. Mike Riley, the Chief Executive Officer of Endace has also irrevocably undertaken to accept the Offer in respect of 593,953 Options.

Emulex Bidco has also received irrevocable undertakings to accept the Offer from certain other shareholders in respect of, in aggregate, a further 1,465,000 Shares representing approximately 9.63 per cent. of the existing issued share capital of Endace as at 18 December 2012. These undertakings are conditional on no superior offer (in particular, an offer for all the Shares with an offer price at least 10 per cent. greater than the Offer) commencing prior to such person accepting this Offer.

In total, Emulex Bidco has received irrevocable undertakings to accept, or procure the acceptance of, the Offer from Shareholders in respect of, in aggregate, 2,598,705 Shares representing approximately 17.08 per cent. of the existing issued share capital of Endace.

Emulex Bidco has received separate letters from Mark Rowan and John Scott, both of whom are directors of Endace, which confirm they will use all reasonable efforts to accept or procure the acceptance of the Offer for 323,459 Shares and 131,110 Shares respectively, subject to various conditions, and which combined represent 2.99 per cent. of the existing issued share capital of Endace.

Emulex Bidco has also received a non-binding letter of intent from Majedie Asset Management Limited, indicating that its current intention is to accept the Offer in respect of 645,478 Shares, representing 4.24 per cent. of the existing issued share capital of Endace.

Further details of the irrevocable undertakings are set out in Part 3 to this document.

4.	BACKGROUND TO AND REASONS FOR THE OFFER

Emulex is a leader in the converged networking market for enterprise and cloud/Telco data centres, providing converged networking services on 10Gb/40Gb Ethernet and 16Gb Fibre Channel networks that connect servers, networks, and storage devices. Endace is a network performance management company that provides 100 per cent. accurate network monitoring appliances, network analytics software and ultra-high speed network access switching. Emulex views the acquisition of Endace as an opportunity to enhance its network product offerings through its market-leading network visibility and recording solutions.

Endace has a history of innovation and development, and Emulex is particularly attracted by its ability to provide 100 per cent. accurate network recording at speeds of up to 100Gb in a rapidly evolving network convergence market, as well as its unique products that converge hardware based network visibility with software storage routing technology. Emulex values the strength of Endace’s relationships with its customers, which include a number of blue chip names, and the opportunity to significantly increase its available market. Furthermore, Emulex believes that no one else in the market can deliver the accuracy, scalability and performance of Endace products. Accordingly, the Emulex Directors consider Endace to be a transformational addition to its existing operations. Together Endace and Emulex will create the next generation of Network Performance Management solutions.

5.	INTENTIONS REGARDING ENDACE AND ENDACE’S MANAGEMENT, EMPLOYEES AND LOCATIONS

Emulex intends to retain and respect the organisational culture, history and achievements of Endace. Accordingly, Emulex’s intention is to retain and enhance the existing Endace brand and businesses in New Zealand and to support and enhance the direction of Endace’s existing business strategy.

Emulex values the technical expertise and capabilities of Endace, its management and its employees. To that end, Emulex intends to support the employment policies of Endace, and exert its best efforts to retain key personnel consistent with business needs as well as retaining in New Zealand the existing Endace research and development activities. This will include the promotion of Endace in New Zealand as an International Centre of Excellence for ongoing research and development into Intelligent Network Monitoring and Recording. It is Emulex’s intention to maintain Endace’s office in New Zealand.

If Emulex Bidco does not receive sufficient acceptances under this Offer to enable it to invoke the compulsory acquisition provisions of the Takeovers Code (New Zealand), but nevertheless declares this Offer unconditional, Emulex Bidco will seek appropriate board representation on the Endace board and will participate in decisions relating to Endace and its future.

6.	INFORMATION RELATING TO EMULEX AND THE EMULEX GROUP

Emulex Bidco is a company recently formed at the direction of Emulex for purposes of making this Offer and is a wholly-owned subsidiary of Emulex.

Emulex is a US-based global provider of a broad range of enterprise-class connectivity solutions for servers, networks and storage devices within enterprise and cloud data centres. Emulex product portfolio of Fibre Channel (FC) Host Bus Adapters (HBAs), 10Gb Ethernet (10GbE) Network Interface Cards (NICs), Ethernet-based Converged Network Adapters (CNAs), controllers, embedded bridges and switches, and connectivity management solutions are proven, tested and trusted by the world’s largest and most demanding Information Technology (IT) environments.

Emulex solutions are used and offered by the industry’s leading server and storage providers including Cisco Systems, Inc., Dell Inc., EMC Corporation, Fujitsu Ltd., Hewlett-Packard Co., Hitachi Limited, Hitachi Data Systems, Huawei Technologies Company Ltd., International Business Machines Corporation, NEC Corporation, Network Appliance, Inc., Oracle Corporation and Xyratex, Ltd. Emulex is headquartered in Costa Mesa, California and has offices and research facilities in North America, Asia and Europe. Emulex’s common stock trades on the New York Stock Exchange (NYSE) under the symbol ELX.

Emulex’s consolidated revenue for the year ended 1 July 2012 was US$501.8 million and it had an operating loss of US$9.9 million. As at 1 July 2012, Emulex had consolidated net assets of US$575.1 million.

7.	INFORMATION RELATING TO THE ENDACE GROUP

Endace is a New-Zealand based network performance management company that provides 100 per cent. accurate network monitoring appliances, network analytics software and ultra-high speed network access switching. It provides network data recording systems and services to global clients including government security agencies, international telecommunication companies, investment banks and other financial institutions, some of the world’s largest ISPs, and other Global 2000 enterprises. Endace’s shares are quoted on London’s AIM market.

Endace’s revenue for the year ended 31 March 2012 was US$41.2 million and it had an operating profit of US$0.5 million with profit before tax of US$2.2 million. As at 31 March 2012, Endace had net assets of US$31.3 million.

8.	FINANCIAL EFFECTS OF THE OFFER

As a result of and following completion of the Offer, Emulex expects to consolidate Endace’s earnings, assets and liabilities. A fair value assessment of Endace’s assets and liabilities will be carried out under Emulex’s accounting policies following completion of the Offer to determine the initial carrying values at which Endace’s assets and liabilities will be recognised on Emulex’s balance sheet.

9.	FINANCING OF THE OFFER AND CASH CONFIRMATION

Full acceptance of the Offer is expected to require the payment by Emulex Bidco of up to approximately £80.7 million in cash, representing the aggregate Offer Price for Endace’s existing issued and to be issued share capital and the Offer Price less the exercise price for the Options as at 18 December 2012.

Emulex Bidco expects to fund the aggregate consideration payable under the Offer from Emulex’s existing cash resources. Emulex Bidco confirms that resources will be available to it sufficient to meet the consideration to be provided on full acceptance of this Offer and to pay any debts incurred in connection with this Offer (including the debts arising under Rule 49 of the Takeovers Code (New Zealand)).

10.	OPTIONS

Optionholders are advised to read the accompanying Optionholder Letter, which explains, inter alia, the consideration offered to Optionholders, the choices that are available to Optionholders in response to the Offer, the procedure for accepting the Offer in respect of Options, and the terms for settlement of consideration.

11.	OFFER ARRANGEMENTS

Emulex, Endace and the Independent Endace Directors have entered into a Mutual Confidentiality and Exclusivity Agreement dated 17 September 2012, as amended by Addendum thereto dated 5 November 2012. The exclusivity provisions of this agreement expired upon the Notice of the Takeover Offer.

Emulex, Endace and the Independent Endace Directors entered into the Letter Agreement whereby in consideration for Emulex sending the Notice of Takeover, Endace agreed, amongst other things, not to solicit or initiate an alternative proposal, subject to the Endace Directors being able to comply with legal and fiduciary obligations, including responding to an alternative proposal and engaging with a person making a bona fide alternative proposal.

The Independent Endace Directors confirmed that they were supportive of the proposed Offer and now that the Offer Price has been confirmed as being above the valuation range provided by the Independent Adviser, they have recommended to Shareholders that they accept the Offer.

In the event that a cash offer at a price greater than the Offer Price is made, the Independent Endace Directors have granted Emulex the right to match the higher offer before ceasing to recommend the Offer to Shareholders.

In the event that a cash offer at a price greater than the Offer Price is made during the Offer Period or within three months after the Closing Date, and that offer is declared unconditional, or if there is a material breach of the terms of the Letter Agreement, Endace has agreed to reimburse Emulex for reasonable costs and expenses incurred by Emulex in connection with this Offer. Any such amount payable may be set off against monies payable by Emulex under Rule 49 of the Takeovers Code (New Zealand), and any amount payable by Endace, after the setting off, is agreed to be US$1,000,000.

Emulex Bidco is obliged under the Letter Agreement to use all reasonable endeavours to procure the satisfaction of conditions relating to consent under the Overseas Investment Act and from the Ministry of Business Innovation and Employment (New Zealand) in respect of certain financial grants.

Pursuant to the Letter Agreement, each of the Independent Endace Directors has agreed to resign from Endace and its related companies within three business days of the consideration under the Offer having been first sent to Shareholders.

12.	COMPULSORY ACQUISITION, CANCELLATION OF AIM ADMISSION AND DE-LISTING

If Emulex Bidco receives acceptances under the Offer in respect of, and/or otherwise becomes the holder or controller of 90 per cent. or more of the voting rights in Endace, and assuming that all of the other Conditions have been satisfied or waived (if capable of being waived), Emulex Bidco intends to exercise its rights in accordance with the Takeovers Code (New Zealand) to acquire compulsorily the remaining Shares and Options on the same terms as the Offer. In these circumstances, any outstanding Options will only be acquired under the compulsory acquisition process if they have not expired. The Options will expire on the date falling 10 days after the date that the Offer goes unconditional, which may (under the Takeovers Code (New Zealand)) occur after the Closing Date.

If the Offer becomes or is declared unconditional in all respects and Emulex Bidco receives acceptances of the Offer which result in Emulex Bidco holding or controlling in aggregate more than 75 per cent. of the voting rights in Endace, Emulex Bidco intends to procure that Endace applies to the London Stock Exchange for the admission of the Shares to trading on AIM to be cancelled. Not less than 20 business days notice of cancellation will be given, commencing either on the date Emulex Bidco acquires or agrees to acquire 75 per cent. of the voting rights attaching to the issued ordinary share capital of Endace or on the first date of the issue of acquisition notice under rule 54 of the Takeovers Code (New Zealand).

Cancellation of the admission of the Shares to trading on AIM would significantly reduce the liquidity and marketability of any Shares in respect of which acceptances of the Offer are not submitted.

13.	OVERSEAS SHAREHOLDERS

The availability of the Offer to Shareholders or Depositary Interest Holders who are not resident in the United Kingdom or New Zealand may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction, and should carefully read paragraph 11 of Part A of Part 2 of this document. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

The attention of Shareholders and/or Depositary Interest Holders who are citizens or residents of jurisdictions outside the United Kingdom and New Zealand or who are holding shares or depositary interests for such citizens or residents and any person (including, without limitation, any custodian, nominee or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom and New Zealand is drawn to paragraph 11 of Part A of Part 2 of this document and to the relevant provisions of the applicable Form of Acceptance, which they should read before taking any action.

14.	PROCEDURE FOR ACCEPTANCE OF THE OFFER IN RESPECT OF SHARES

Different procedures for acceptance apply depending on whether you hold Shares in certificated form or Depositary Interests through CREST. Shareholders who hold their Shares in certificated form (that is, not in CREST) should read paragraph 14.1 below in conjunction with the Form of Acceptance for Shares and Part B of Part 2 of this document. Depositary Interest Holders who hold Depositary Interests (that is, in CREST) representing Shares, should read paragraph 14.2 below in conjunction with Part C of Part 2 of this document. In respect of Shareholders who hold their Shares in certificated form, the instructions on the Form of Acceptance for Shares are deemed to form part of the terms of the Offer.

14.1	Shares Held in Certificated Form (i.e. not in CREST)

14.1.1	Completion of the Form of Acceptance

To accept the Offer in respect of Shares held in certificated form (that is, not in CREST), you must complete and sign the Form of Acceptance for Shares in accordance with the instructions set out below and on the Form of Acceptance for Shares. You should complete separate Forms of Acceptance for Shares for Shares held in certificated form but under different designations. If you have any queries as to how to complete the Form of Acceptance for Shares, please telephone the Receiving Agent between 9.00 a.m. and 5.30 p.m., Monday to Friday on 0871 664 0321 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice. Additional Forms of Acceptance for Shares are available from the Receiving Agent upon request.

(a)

To accept the Offer in respect of all your Shares in certificated form — you must complete Box 1 and sign Box 2 of the enclosed Form of Acceptance for Shares. In all cases, if you are an individual, you must sign Box 2 on the Form of Acceptance for Shares in the presence of a witness who should also sign in accordance with the instructions printed on it. Any Shareholder which is a company should execute Box 2 of the Form of Acceptance for Shares in accordance with the instructions printed on it. If you do not insert a number in Box 1 of the Form of Acceptance for Shares, or if you insert in Box 1 a number which is greater than the number of Shares in certificated form that you hold and you have signed Box 2, your acceptance will be deemed to be in respect of all the Shares in certificated form which are held by you.

(b)

To accept the Offer in respect of less than all your Shares in certificated form — you must insert in Box 1 on the enclosed Form of Acceptance for Shares such lesser number of Shares in certificated form in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in paragraph (a) above in respect of such lesser number of Shares in certificated form and which are held by you. If you do not insert a number in Box 1 of the Form of Acceptance for Shares, or if you insert in Box 1 a number which is greater than the number of Shares in certificated form that you hold and you have signed Box 2, your acceptance will be deemed to be in respect of all the Shares held by you in certificated form.

14.1.2	Return of the Form of Acceptance for Shares

To accept the Offer in respect of Shares held in certificated form, the completed, signed and (where applicable) witnessed Form of Acceptance for Shares should be returned to the Receiving Agent by post or by hand (during normal business hours only) at Capita Registrars, Corporation Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, together (subject to paragraph 14.1.3 below) with the relevant share certificate(s) and/or other document(s) of title, as soon as possible and, in any event, so as to be received by the Receiving Agent no later than 1.00 p.m. on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). A reply-paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given and documents will be sent at your own risk.

14.1.3	Share certificates not readily available or lost

If your Shares are in certificated form, a completed, signed and (where applicable) witnessed Form of Acceptance for Shares should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of Acceptance for Shares as stated above so as to be received by the Receiving Agent by post or by hand (during normal business hours only) at Capita Registrars, Corporation Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU so as to be received by no later than 1.00 p.m. on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). You should send with the Form of Acceptance for Shares any share certificate(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible.

If you have lost your share certificate(s) and/or other document(s) of title, you should contact as soon as possible Endace’s registrars, Capita Registrars (in its capacity as registrar to Endace), at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU requesting a letter of indemnity for the lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post or by hand to the Receiving Agent at their address given above. Indemnities will only be accepted at the discretion of the Receiving Agent.

14.1.4	Validity of acceptances

Without prejudice to Parts A and B of Part 2 of this document, Emulex Bidco reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which, in relation to Shares held in certificated form, is not accompanied by the relevant share certificate(s) and/or other document(s) of title. Any invalid acceptance may be rejected at Emulex Bidco’s discretion within the period before payment is required under the Takeovers Code (New Zealand).

14.2	Depositary Interests (that is, in CREST) representing Shares

14.2.1	General

If you hold Depositary Interests (that is, in CREST) representing Shares, to instruct the Depositary to accept the Offer on your behalf in respect of the Shares represented by your Depositary Interests, you should take (or procure the taking of) the action set out below to transfer the dematerialised Depositary Interests representing the Shares in respect of which you wish to instruct the Depositary to accept the Offer to the appropriate escrow balance(s), specifying Capita Registrars (in its capacity as a CREST participant under the Escrow Agent’s participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE instruction settles not later than 1.00 p.m. (London time) on 29 January

2013 (which is 2.00 a.m. New Zealand time the next day). Note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) — you should therefore ensure you time the input of any TTE instructions accordingly.

The input and settlement of a TTE instruction in accordance with this paragraph 14.2.1 will (subject to satisfying the requirements set out in Parts A and C of Part 2 of this document) constitute an irrevocable instruction to the Depositary to accept the Offer on your behalf in respect of the number of Shares equal to the number of dematerialised Depositary Interests so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the TTE instructions(s) to Euroclear in relation to your Depositary Interests.

After settlement of a TTE instruction, you will not be able to access the Depositary Interests concerned in CREST (or call for the Shares which the Depositary Interests represent) for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will cancel the Depositary Interests concerned and the Depositary will process the acceptance of the Offer in respect of the Shares represented by those Depositary Interests and transfer such Shares to Emulex Bidco in accordance with paragraph 1.4 of Part C of Part 2 of this document.

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to the Shares represented by your Depositary Interests to settle prior to 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). In this connection, you are referred in particular to those sections of the CREST manual concerning the practical limitations of the CREST system and timings.

14.2.2	To procure the acceptance of the Offer in respect of the Shares represented by Depositary Interests

To procure the acceptance of the Offer in respect of the Shares represented by your Depositary Interests you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE instruction in relation to Depositary Interests. A TTE instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•	the ISIN number for the Depositary Interests. This is NZNPVE0001S2;

•

the number of Depositary Interests representing Shares in respect of which you wish to instruct the Depositary to accept the Offer on your behalf (i.e. the number of Depositary Interests to be transferred to escrow);

•	your member account ID;

•	your participant ID;

•	the participant ID of the Escrow Agent. This is RA10;

•	the member account ID of the Escrow Agent for the Offer. This is EMUEND01;

•	the intended settlement date. This should be as soon as possible and, in any event, no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day);

•	the corporate action number of the Offer. This is allocated by Euroclear and will be available on screen from Euroclear;

•	input with a standard delivery instruction priority of 80; and

•	a contact name and telephone number in the shared note field.

14.2.3	Validity of acceptances

Depositary Interest Holders who wish to instruct the Depositary to accept the Offer in respect of the Shares represented by their Depositary Interests should note that a TTE instruction will only be a valid instruction to the Depositary to accept the Offer on their behalf as at the Closing Date if it has settled on or before 1.00 p.m. (London time) on that date (which is 2.00 a.m. New Zealand time the next day). For the avoidance of doubt, no offer is being made in respect of the Depositary Interests. A Form of Acceptance which is received in respect of Depositary Interests will be treated as an invalid acceptance and will be disregarded.

Without prejudice to Parts A and C of Part 2 of this document, Emulex Bidco reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction. Any invalid acceptance may be rejected at Emulex Bidco’s discretion within the period before payment is required under the Takeovers Code (New Zealand).

14.2.4	Overseas Depositary Interest Holders

The attention of Depositary Interest Holders and who are citizens or residents of jurisdictions outside the UK and New Zealand is drawn to paragraph 13 above and to paragraph 11 of Part A of Part 2 of this document.

14.2.5	General

Normal CREST procedures (including timings) apply in relation to any Depositary Interests that are, or are to be, converted from uncertificated Depositary Interests to certificated Shares, or from certificated Shares to uncertificated Depositary Interests, during the course of the Offer (whether any such conversion arises as a result of a transfer of Shares or otherwise). Holders of Shares or Depositary Interests who are proposing so to convert any such Shares or Depositary Interests are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Shares or Depositary Interests (as the case may be) as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other documents of title or transfers to an escrow balance as described above), or to procure the acceptance of the Offer by the Depositary on their behalf, prior to 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day),

If you are in any doubt as to the procedure for acceptance of the Offer, please contact the Receiving Agent, between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0321 from within the UK or +44 20 8639 3399 if calling from outside the UK or at either of the addresses referred to in paragraph 14.1.2 above. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

Emulex Bidco will make an appropriate announcement if any of the details contained in this paragraph 14 alter for any reason.

15.	SETTLEMENT IN RESPECT OF SHARES

Subject to the Offer becoming or being declared unconditional, settlement of the consideration to which any Shareholder or Depositary Interest Holder (or the first-named shareholder or depositary interest holder in the case of joint holders) is entitled under the Offer will be effected: (i) in the case of acceptances received from any Shareholder, or from the Depositary on behalf of Depositary Interest Holder in respect of the Shares represented by their Depositary Interests, valid and complete in all respects, by the date on which the Offer becomes unconditional in all respects, within seven calendar days of such date; and (ii) in the case of any such acceptances received, complete in all respects, after such date but while the Offer remains open for acceptance, within seven calendar days of such receipt, in the following manner:

15.1	Shares in certificated form (that is, not in CREST)

Where an acceptance relates to Shares in certificated form, settlement of any cash due will be despatched by first class post to accepting Shareholders or their appointed agents. All such cash payments will be made in British pounds by cheque drawn on a branch of a United Kingdom clearing bank; and

15.2	Depositary Interests (that is, in CREST) representing Shares

Where an acceptance relates to Shares represented by Depositary Interests , the cash consideration to which the accepting Depositary Interest Holder is entitled will be paid by means of a CREST payment in favour of the accepting Depositary Interest Holder’s payment bank in respect of the cash consideration due, in accordance with CREST payment arrangements. Emulex Bidco reserves the right to settle all or any part of the consideration referred to in this paragraph 15.2, for all or any Depositary Interest Holder(s) who instruct the Depositary to accept the Offer on their behalf, in the manner referred to in paragraph 15.1 above, if, for any reason, it wishes to do so.

16.	PROCEDURE FOR ACCEPTANCE AND SETTLEMENT IN RESPECT OF OPTIONS

To accept the Offer in respect of Options, you must complete and sign the Form of Acceptance for Options in accordance with the instructions set out in the Optionholder Letter and on the Form of Acceptance for Options.

The completed Form of Acceptance for Options, together with your option certificate(s) and/or other document(s) of title, should be returned as soon as possible and in any event so as to be received by David Flacks at Bell Gully, Vero Centre, 48 Shortland Street, PO Box 4199, Auckland 1140, New Zealand no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). An Optionholder may also fax or email a completed Form of Acceptance for Options to David Flacks at Bell Gully, on +649 9168801 or david.flacks@bellgully.com.

Endace, as agent for Emulex Bidco, has agreed to facilitate payment under the Offer to Optionholders through usual payroll processes for Optionholders that are existing employees where practicable, and otherwise by cheque or electronic transfer to a nominated bank account. Optionholders will be paid in the currency selected on the Form of Acceptance for Options, net of taxes required to be withheld under applicable law. If no currency is selected, Optionholders will be paid in the currency in which they are paid as an employee of Endace and otherwise in British pounds.

Further information regarding the procedure for acceptance and settlement in respect of Options is set out in Part D of Part 2 of this document.

17.	GENERAL

If the Offer does not become or is not declared unconditional in all respects:

17.1.

in the case of Shares held in certificated form, the relevant Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Takeovers Panel (New Zealand)) within 14 calendar days of the Offer lapsing to the person or agent whose name and address is set out in the Form of Acceptance or, if none is set out, to the first-named holder at his or her registered address;

17.2.

in the case of Shares represented by Depositary Interests, the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Takeovers Panel (New Zealand) may permit, not exceeding 14 calendar days of the lapsing of the Offer), give TFE instructions to Euroclear to transfer all Depositary Interests held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Depositary Interest Holders concerned; and

17.3.

in the case of Options, acceptances will be null and void and of no effect and option certificate(s) and/or other document(s) of title will be returned to Optionholders by post (or by such other method as may be approved by the Takeovers Panel (New Zealand)) within 14 calendar days of the Offer lapsing.

All remittances, communications, notices, certificates and documents of title sent by, to or from Shareholders, Depositary Interest Holders or Optionholders or their appointed agents will be sent at their own risk.

18.	FURTHER INFORMATION

Your attention is drawn to the further information in this document and, if your Shares are held in certificated form, to the accompanying Form of Acceptance for Shares which should be read in conjunction with this document.

If you own Options, your attention is also drawn to the accompanying Optionholder Letter and the Form of Acceptance for Options, which should be read in conjunction with this document.

19.	ACTION TO BE TAKEN TO ACCEPT THE OFFER

To accept the Offer:

•

If your Shares are held in certificated form (that is, not in CREST), the Form of Acceptance for Shares must be completed, signed and returned (together with your share certificate(s) and/or other document(s) of title) as soon as possible, and in any event so as to be received by the Receiving Agent, by post or by hand (during normal business hours only) at Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). A reply-paid envelope is enclosed for your convenience.

•

If you hold Depositary Interests (that is, in CREST) representing Shares, you should NOT return the Form of Acceptance but instead ensure that an Electronic Acceptance is made by you or on your behalf to instruct the Depositary to accept the Offer on your behalf in respect of such Shares and that settlement is no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day).

•

For Options, the Form of Acceptance for Options must be completed, signed and returned together with your option certificate(s) and/or other document(s) of title, as soon as possible, but in any event so as to be received by David Flacks at Bell Gully, Vero Centre, 48 Shortland Street, PO Box 4199, Auckland 1140, New Zealand no later than 1.00 p.m. (London time) on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day). An Optionholder may also fax or email a completed Form of Acceptance for Options to David Flacks at Bell Gully, on +649 9168801 or david.flacks@bellgully.com.

If you have any questions relating to accepting the Offer in respect of Shares or Shares represented by Depositary Interests, please telephone Capita Registrars between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0321 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

If you have any questions relating to accepting the Offer in respect of Options, please email david.flacks@bellgully.com

Your decision as to whether to accept the Offer, or to instruct the Depositary to accept the Offer on your behalf, will depend on your individual circumstances. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from an independent financial adviser authorised under the UK Financial Services and Markets Act 2000 (as amended) if you are in the UK or, if you are outside the UK, from an appropriately authorised independent financial adviser, without delay.

Yours faithfully,

for and on behalf of
Emulex Bidco

PART 2

TERMS AND CONDITIONS OF THE OFFER

Part A: Terms and Conditions

Emulex Bidco offers to purchase all Shares (including, for the avoidance of doubt, all Shares represented by Depositary Interests) and all Options on the terms and conditions contained in this Offer and the accompanying Form of Acceptance (and in respect of Options, the Optionholder Letter).

1.	THIS OFFER

1.1	Emulex Bidco offers to acquire the Shares and Options, including all rights, benefits, and entitlements attached thereto on, after, or by reference to the Notice Date.

1.2	This Offer will remain open for acceptance until 1.00 p.m. (London time) on the Closing Date (which is 2.00 a.m. New Zealand time the next day).

2.	CONSIDERATION

2.1	The consideration offered by Emulex Bidco for each Share is 500 pence in cash SUBJECT TO any adjustment in accordance with paragraph 7.1 and/or paragraph 7.4 below.

2.2

The consideration offered by Emulex Bidco for each Option is the Offer Price LESS the relevant exercise price payable by the Optionholder to convert the Option to a Share pursuant to the terms of the Option. Where the Offer Price is equal to or less than the exercise price payable by the Optionholder, the consideration offered for such an Option is zero. These details are set out in the accompanying Optionholder Letter and the Form of Acceptance for Options.

2.3

The consideration payable to each Acceptor in respect of Shares will be paid by cheque sent by ordinary mail, or to each Depositary Interest Acceptor in respect of the Shares represented by Depositary Interests, will be paid by the crediting of CREST accounts, or as otherwise agreed between the Acceptor or the Depositary Interest Acceptor (as the case may be) and Emulex Bidco and, in respect of Options, paid in accordance with the final paragraph of Part D of Part 2 of this document, and in respect of both Shares (including, for the avoidance of doubt, Shares represented by Depositary Interests) and Options, payment will be made (in accordance with paragraph 8.1 below) no later than seven days after the later of:

(a)	the date on which that Acceptor’s or the Depositary’s (as the case may be) acceptance is received by Emulex Bidco; and

(b)	the date on which this Offer is declared unconditional.

2.4

If the consideration payable to an Acceptor or to a Depositary Interest Acceptor is not sent to that Acceptor or Depositary Interest Acceptor (as the case may be) within the period specified in paragraph 2.3 above, that Acceptor may withdraw their acceptance of this Offer by notice in writing to Emulex Bidco, or the Depositary Interest Acceptor may instruct the Depositary to withdraw its acceptance of this Offer on their behalf (as the case may be), but only:

(a)	after the expiration of seven days’ written notice to Emulex Bidco of that Acceptor’s or Depositary Interest Acceptor’s intention to do so; and

(b)	if that Acceptor or Depositary Interest Acceptor has not received the consideration to which they are entitled during the seven day period referred to in paragraph 2.3.

3.	ACCEPTANCES

3.1	Acceptance of this Offer by each Acceptor, or by the Depositary on behalf of a Depositary Interest Acceptor, constitutes a contract between that Acceptor or the Depositary on behalf of that Depositary

Interest Acceptor (as the case may be) and Emulex Bidco on the terms and subject to the conditions of this Offer. Other than in the circumstances set out in paragraph 2.4 above, an Acceptor may not withdraw their acceptance, and a Depositary Interest Acceptor may not instruct the Depositary to withdraw its acceptance on their behalf, whether or not there has been any permitted variation of this Offer. Emulex Bidco, every Acceptor and the Depositary on behalf of each Depositary Interest Acceptor, shall be released from their obligations under this Offer, and arising from acceptance of this Offer, if this Offer:

(a)	is withdrawn with the consent of the Takeovers Panel (New Zealand); or

(b)	lapses as a result of any Condition in paragraph 5 or paragraph 6 below not being satisfied or waived by the latest date that Emulex Bidco may declare this Offer unconditional.

4.	CERTAIN FURTHER TERMS OF THE OFFER

4.1

The Offer is made on 21 December 2012 and is capable of acceptance from and after that date. Unless this Offer is withdrawn in its entirety with the consent of the Takeovers Panel (New Zealand) in accordance with the Takeovers Code (New Zealand) and every person is released from every obligation incurred under the terms of this Offer, or unless this Offer lapses in accordance with its terms, this Offer remains open for acceptance until and including the Closing Date.

4.2

Under the Takeovers Code (New Zealand), the latest date on which Emulex Bidco can declare this Offer unconditional is 30 days after the Closing Date (excluding, for the purposes of this paragraph 4.2, an extension of the Closing Date beyond 1 March 2013 under Rule 24B of the Takeovers Code (New Zealand)). If this Offer is not extended and the Offer Period ends on 29 January 2013, then the latest date under the Takeovers Code (New Zealand) by which Emulex Bidco can declare this Offer unconditional is 1 March 2013. This Offer may be extended by Emulex Bidco to any date up to 20 March 2013, in which case the latest date which Emulex Bidco can declare this Offer unconditional is 19 April 2013. If this Offer is not declared unconditional, or the Conditions to it are not waived by Emulex Bidco (to the extent waivable), by the latest date contemplated by this paragraph 4.2, this Offer will lapse and Emulex Bidco and every Acceptor will be released from their obligations under this Offer (and the contract arising from their acceptance of it). Emulex Bidco shall be under no obligation to waive or treat as satisfied any Condition by a date earlier than the latest date specified in this paragraph 4.2 for the satisfaction thereof notwithstanding that the other Conditions may at such earlier date have been waived or satisfied and that there are, at such earlier date, no circumstances indicating that any such Conditions may not be capable of satisfaction.

4.3	If the Offer lapses for any reason:

(a)	it will not be capable of further acceptance;

(b)

Acceptors, Depositary Interest Acceptors and Emulex Bidco will cease to be bound by, (a) in the case of Shares held in certificated form, Forms of Acceptance for Shares submitted; (b) in the case of Shares represented by Depositary Interests, Electronic Acceptances inputted and settled and the Shares represented by such Depositary Interests, in each case before the time the Offer lapses; and (c) in the case of Options, Forms of Acceptance for Options submitted;

(c)

in respect of Shares held in certificated form, Forms of Acceptance, share certificate(s) and other documents of title will be returned by post within 14 calendar days of the Offer lapsing, at the risk of the Shareholder in question, to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address;

(d)

in respect of Depositary Interests, the Receiving Agent will immediately after the Offer lapses (or within such longer period as the Takeovers Panel (New Zealand) may permit, not exceeding 14 calendar days of the Offer lapsing) give TFE instructions to Euroclear to transfer all Depositary Interests held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the relevant Depositary Interest Holders; and

(e)

in respect of Options, Forms of Acceptance, option certificate(s) and other documents of title will be returned by post within 14 calendar days of the Offer lapsing, at the risk of the Optionholder in question, to the person or agent whose name and address is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address.

4.4

This Offer is open for acceptance by any person who holds Shares or Options, whether acquired before, on or after the date of this Offer, upon production of evidence satisfactory to Emulex Bidco of such person’s entitlement to those Shares or Options. A holder of Shares or Options may accept this Offer in respect of all or any of their Shares or Options. Each acceptance must be free of all conditions of acceptance of any nature whatsoever.

4.5	(a)	Each Acceptor represents and warrants that:

(i)

it is the sole legal and beneficial owner of the Shares and/or Options in respect of which it accepts this Offer or it is the legal owner and has the necessary capacity and authority to accept the Offer, in respect of those Shares, and/or Options; and

(ii)

that legal and beneficial title to all such Shares and Options will pass to Emulex Bidco free of all liens, charges, mortgages, encumbrances and other adverse interests or claims of any nature whatsoever, but together with all rights, benefits and entitlements attaching to them, including the right to all dividends, bonuses and other payments and distributions of any nature arising on, after, or by reference to, the Notice Date on payment of the consideration pursuant to paragraph 2.

(b)

Each Depositary Interest Acceptor represents and warrants that it is the sole legal and beneficial owner of the Depositary Interests representing Shares in respect of which it instructs the Depositary to accept this Offer on its behalf, or it is the legal owner and has the necessary capacity and authority to instruct the Depositary to accept the offer on its behalf, in respect of those Depositary Interests representing Shares in respect of which it instructs the Depositary to accept this Offer on its behalf.

4.6

Acceptance of this Offer constitutes a representation and warranty by the Acceptor to Emulex Bidco that title to their Shares and/or Options to which the acceptance relates will pass to Emulex Bidco on the basis described in paragraph 4.5 above and that the Acceptor has full power, capacity and authority to sell and transfer all their Shares and Options. An instruction by a Depositary Interest Acceptor to the Depositary to accept the Offer on their behalf constitutes a representation and warranty by the Depositary Interest Acceptor that title to the Shares represented by their Depositary Interests to which the instruction to the Depositary relates will pass to Emulex Bidco on the basis described in paragraph 4.5 above and that the Depositary Interest Acceptor has full power, capacity and authority to instruct the Depositary to accept the Offer on their behalf and to sell and transfer all the Shares represented by their Depositary Interests.

5.	MINIMUM ACCEPTANCE CONDITION

5.1

This Offer, and any contract arising from acceptance of it, are conditional upon Emulex Bidco receiving acceptances by no later than the Closing Date in respect of that number of Shares that would, upon this Offer being declared unconditional and the relevant Shares being transferred to Emulex Bidco, result in Emulex Bidco, holding or controlling 90 per cent. or more of the voting rights in Endace PROVIDED THAT Emulex Bidco may waive this condition where the minimum acceptances received confer more than 50 per cent. of the voting rights in Endace as prescribed by Rule 23(1) of the Takeovers Code (New Zealand).

6.	FURTHER CONDITIONS OF THIS OFFER

6.1

This Offer and any contract arising from acceptance of it is conditional on Emulex Bidco obtaining all consents required under the Overseas Investment Act 2005 and Overseas Investment Regulations 2005 for the acquisition by Emulex Bidco of up to and including 100 per cent. of the Shares and Options in accordance with the Offer on terms which are usual for the granting of such consents.

6.2

This Offer, and any contract arising from acceptance of it, are subject to the following conditions that, except as otherwise agreed in writing by Emulex Bidco, during the period from the Effective Date until the date on which the conditions in paragraph 5 and 6.1 are satisfied or waived:

(a)

no dividends, bonuses or other payments or distributions (including, without limitation, any share buybacks) of any nature have been or will be declared, paid, or made, upon or in respect of, any of the Shares;

(b)

no further shares, convertible securities, other securities of any nature (including options, rights or interests in any ordinary shares) of the Endace Group have been or will be by any member of the Endace Group issued, agreed to be issued or made the subject of any option or right to subscribe (excluding the exercise of employee share options, on issue as at the Effective Date which may have been converted to Shares post the Effective Date);

(c)

there has been and will be no alteration of the rights, benefits, entitlements and restrictions attaching to any of the Shares, or any other securities on issue by any member of the Endace Group other than securities held by one member of the Endace Group in another wholly owned member of the Endace Group;

(d)

no action, claim, litigation or other form of proceedings that, as at the Effective Date, was not publicly notified, or, as at the Notice Date, the possibility or existence of which was not fully and fairly disclosed to Emulex Bidco in writing by Endace Group, are notified or commenced against or by, any member of Endace Group and, in each case, such action, claim, litigation or other form of proceeding is material or could reasonably be expected to be material to the Endace Group, taken as a whole;

(e)

no government, quasi-governmental, statutory, regulatory, or administrative, authority (including any national anti-trust, merger control) or any Court, or other person or body whatsoever has decided to take, institute, or threaten in writing, any action, proceeding, suit, investigation, or made, proposed or enacted any statute, regulation, order, decision or otherwise which would or might reasonably be expected to, make the Offer or its implementation void, unenforceable, or prohibited, directly or indirectly materially restrain, restrict, prohibit, delay or otherwise materially interfere with the Offer or its implementation;

(f)	the businesses of each member of the Endace Group are carried on in the normal and ordinary course, including without limitation:

(i)

no unusual or abnormal payments, commitments or liabilities (including contingent liabilities) which are material or could reasonably be expected to be material to the Endace Group, taken as a whole, are made or incurred (or agreed to be made or incurred) by any of those entities;

(ii)

other than the completion of transactions that have prior to the Notice Date been disclosed in public announcements or public disclosures by Endace or transactions fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, no member of the Endace Group disposes of, purchases, transfers, leases, licences, charges, mortgages, grants a lien or other encumbrance over, grants an option or legal or equitable interest in respect of, or otherwise deals with a legal or equitable interest in a material asset, business, operation, property or subsidiary (or agrees, including agreeing to materially vary any agreement, to do any of these things or makes an announcement in respect of any of them), that is or could reasonably be expected to be material to the Endace Group, taken as a whole;

(iii)

other than expenditure or divestment fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, no member of the Endace Group (separately or together) undertakes or commits to any capital expenditure or divestment (other than of trading stock in the ordinary course of business) over NZ$500,000 (in aggregate) that, as at the Effective Date, had not been approved by the Board of Directors of Endace or committed to by that member of the Endace Group;

(iv)

no onerous, long term or material contracts, commitments or arrangements, or any major transactions (as defined in section 129(2) of the Companies Act 1993), are entered into, or, materially varied, by any member of the Endace Group that are or could reasonably be expected to be material to the Endace Group, taken as a whole;

(v)	no variation is made in respect of the normal course of treatment of receivables (e.g. no acceleration of the collection of the same) or payables (e.g. no slowing down in the payment of the same);

(g)

there is no alteration to the constitutional documents of any member of the Endace Group or to any trust deed (or similar document) under which any securities have been issued by any member of the Endace Group, other than amendments that are of a formal or technical, and not substantive nature;

(h)

no assets of any member of the Endace Group and no shares, or other securities or interests held, controlled or owned by any member of the Endace Group, in any company or other entity or any other unincorporated body (which assets, shares, or other securities or interests are or could reasonably be expected to be material to the Endace Group taken as a whole) are, or will be, subject to any option, forfeiture, transfer of any right of pre-emption, in the event of any member of the Endace Group becoming a subsidiary or under the control of any company;

(i)	no member of the Endace Group has waived, compromised or settled any claim which is material in context of the Endace Group taken as a whole;

(j)

no member of the Endace Group is or has been engaged in any activity, practice or conduct which would constitute an offence under the applicable anti-corruption or anti-bribery legislation (including the Foreign Corrupt Practices Act 1977 (U.S.) Bribery Act 2010 (UK) and Secret Commissions Act 1910 (NZ));

(k)

other than changes fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, there is no change to (including the introduction of), the remuneration, or to any of the terms of employment or engagement (including any retirement benefits or allowances whatsoever), of any director, officer, employee or consultant of any member of the Endace Group except for changes made in the ordinary course of business consistent with past practices and there is no agreement to make any of those changes;

(l)

no liquidator, receiver, receiver and manager, statutory manager or similar official is appointed in respect of any member of the Endace Group or any of their respective assets, other than in respect of a wholly owned subsidiary of Endace which is not trading and has no assets or liabilities other than inter-company receivables or payables with another wholly owned subsidiary of Endace;

(m)

there not having occurred any events (including without limitation any natural disaster, accident, regulation, change of law, or act of terrorism), or circumstances which, when aggregated with all other events, changes, or circumstances or that have occurred, mean that the overall impact of all such aggregated events, changes, circumstances or conditions taken as a whole is, or could reasonably be expected to be, material to the Endace Group, taken as a whole;

(n)	no resolution is passed for any amalgamation or (other than in respect of a wholly owned subsidiary of Endace which is not trading and has no assets or liabilities, other than inter-company receivables or payables with a wholly owned subsidiary of Endace) liquidation of any member of the Endace Group, and none of them is involved in any merger, share buyback or scheme of arrangement;

(o)

no member of the Endace Group terminates, varies (in any material respect) or waives any breach or non-performance (in any material respect) of, any existing licensing, or similar agreement, or enters into any licensing, or similar agreement the value of which is material to the Endace Group, taken as a whole, except as fully and fairly disclosed in writing to Emulex Bidco by Endace prior to the Notice Date;

(p)

except for any obligation fully and fairly disclosed to Emulex Bidco in writing by Endace prior to the Notice Date, no member of Endace Group is, or will be, under any obligation to make any material payment or provide any material consideration to any of its employees, directors or contractors in the event of any member of the Endace Group becoming a subsidiary or under the control of any other company;

(q)

there is no person exercising or purporting to exercise or stating an intention to exercise any rights under any provision of any agreement or other instrument to which any member of the Endace Group is a party, or by or to which any member of the Endace Group or any of their assets may be bound or be subject, which results, or could result to an extent which is material in the context of the Endace Group taken as a whole, in:

(i)	any such agreement or other such instrument being terminated or modified or any action being taken or arising thereunder; or

(ii)	the interest of any member of the Endace Group in any firm, joint venture, trust corporation or other entity for any arrangements relating to such interest) being terminated or modified;

(r)

there not being any challenge to the validity or unencumbered ownership of any of the software, copyright, trademarks or other intellectual property purportedly owned by Endace and material to the conduct of its business except as fully and fairly disclosed in writing to Emulex Bidco by Endace prior to the Notice Date;

(s)

no information (including any assumption on which any such information is based) provided by or on behalf of Endace to Emulex Bidco under the terms of the mutual confidentiality and exclusivity agreement dated 17 September 2012, amended by Addendum dated 5 November 2012, the accuracy of which would reasonably be expected to be material to its financial position, trading operations or assets or liabilities or prospects, is incorrect in any material respect;

(t)	[intentionally blank];

(u)	consent received from Altera Corporation on terms that are reasonable in respect of their software licence agreement with Endace in relation to the change of control of Endace;

(v)

confirmation by the Chief Financial Officer or Chief Executive Officer of Endace that as at the Notice Date the number of employee share options on issue was 1,791,644 (representing the right to convert to 1,792,676 Shares), together with 100,000 phantom options;

(w)

receipt of (i) consents to assignment and waiver of applicable claw-back terms shall have been obtained from the Ministry of Business Innovation and Employment (the Science and Innovation Group) concerning both: (a) the Technology Development Grant issued by Ministry of Science and Innovation on 9 February 2011 for a three year term commencing 1 October 2010 and ending 30 September 2013 and (b) the Technology for Business Growth Grant, issued by the Foundation for Research, Science, and Technology initially for a 20 month term from 22 June 2010 ending 21 February 2012, but extended by variation letter to 21 February 2013, made to Endace and (ii) confirmation from the Ministry of Business, Innovation and

Employment (the Science and Innovation Group) that Endace, when owned by Emulex Bidco, remains eligible to receive additional grants from the government of New Zealand after the Closing Date in amounts and on terms similar to those received by Endace prior to the Closing Date;

(x)	a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex Bidco that confirms, as at the date being seven days after the Closing Date, that:

(i)	as at 31 December 2012:

(A)	the Endace Group taken as a whole had no Debt (hereinafter defined);

(B)	the Endace Group taken as a whole had net cash of at least US$3,500,000 in its bank account;

(ii)	as at the Closing Date:

(A)	the Endace Group taken as a whole had no Debt (hereinafter defined);

(B)	there had been no material variations to the contingent liabilities of the Endace Group from those as at 31 October 2012 as disclosed to the Offeror;

In respect of the meaning of Debt when used above it is defined to mean any debt or liabilities owed to third parties including in particular Endace’s bank but excludes trade liabilities owed to suppliers/customers in the ordinary course of the business of Endace.

(y)

a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex Bidco that, as at the date being seven days after the Closing Date, confirms that (i) the incentive or compensation payments payable by Endace that arise under contractual arrangements as a result of the successful completion of this Offer are not of an amount that is more than £75,000 in aggregate (for the avoidance of doubt excluding any payments due to financial advisers); and (ii) the maximum liability in respect of reimbursement of costs pursuant to Rule 49(2) of the Takeovers Code (New Zealand) will not exceed NZ$500,000;

(z)	excluding Endace’s present Hamilton and Sydney premises, no lease or agreement to lease any property or premises has been entered into by any member of the Endace Group;

(aa)

a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex Bidco confirming that these conditions have been satisfied in all material respects to the best of their knowledge and belief provided that the materiality requirement shall not be applicable where the relevant condition already has a materiality qualification;

(bb)

Endace has confirmed in writing to Emulex Bidco that it has put in place a programme to implement the recommendations of the Protecode report and such implementation is progressing in accordance with the described timetable.

6.3

The following actions by any member of the Endace Group shall be deemed to be material to the Endace Group taken as a whole and not to be normal or in the ordinary course for the purposes of paragraph 6.2;

(a)

the making of (or agreeing to make) unusual or abnormal payments, or the incurring of (or agreeing to incur) unusual or abnormal commitments or liabilities (including contingent liabilities) except pursuant to a transaction between Endace and wholly owned subsidiaries or between wholly owned subsidiaries (“Intra-Group Transactions”);

(b)	the making of any unusual payment of income tax, including taxation in advance;

(c)

the disposal of, purchase of, transfer of, lease of, charge of, mortgage of, granting of a lien or other encumbrance over, granting of an option or legal or equitable interest in respect of, or otherwise the dealing with a legal or equitable interest in, a material asset, business, operation, property or subsidiary (or agreeing, including by agreeing to materially vary any agreement, to do any of these things), other than the completion of transactions the entering of which have, at the Notice Date, been publicly disclosed by Endace other than pursuant to an Intra-Group Transaction;

(d)

the undertaking of or committing to any capital expenditure or divestment (other than in the ordinary course of business (and other than pursuant to an Intra-Group Transaction)) over NZ$200,000 (in aggregate);

(e)

the entry into, or material variation of, onerous, long-term (except in the normal and ordinary course of business) or material contracts, commitments or arrangements, or any major transactions (as defined in section 129(2) of the Companies Act 1993); or

(f)	the making of an announcement to do any of the actions set out in paragraphs 6.3(a) to 6.3(e) above.

6.4	The conditions in paragraphs 5, 6.1 and 6.2 above are for the sole benefit of Emulex Bidco and, accordingly, each such conditions may only be waived by Emulex Bidco in its sole discretion.

6.5

Each condition set out in paragraphs 5, 6.1 and 6.2 above is a separate condition subsequent, and acceptance of the Offer by each Acceptor or the Depositary on behalf of each Depositary Interest Acceptor shall constitute a contract between that Shareholder or the Depositary on behalf of that Depositary Interest Holder (as the case may be) and Emulex Bidco subject to those conditions. The Offer will only proceed if all conditions in paragraphs 5, 6.1 and 6.2 above are satisfied or waived (to the extent possible).

7.	CHANGE IN CIRCUMSTANCES

7.1

If, on or after the Notice Date, Endace declares, makes, or pays any dividend or any distribution of any nature whatsoever and either the condition in paragraph 6.2(a) above is waived by Emulex Bidco or this Offer is or becomes unconditional, then, at the election of Emulex Bidco (and subject to the terms of any such waiver), either:

(a)

each person to whom the Offer Price is paid in respect of a Share, or a Share represented by a Depositary Interest, will be bound to pay to Emulex Bidco on demand in respect of each Share or Share represented by a Depositary Interest which they were paid the Offer Price an amount equivalent to such dividend or the value of such other distribution (in each case inclusive of withholding taxes deducted, if applicable); or

(b)

the price payable under the Offer in respect of a Share or a Share represented by a Depositary Interest shall be reduced by an amount equivalent to such dividend, payment or the value of such other distribution.

7.2

If, on or after the Notice Date, Endace has authorised, declared, or made any issue of shares, convertible securities or other securities of any nature (including options, rights or interests in its ordinary shares), by way of bonus issue and either the condition in paragraph 6.2(b) above is waived by Emulex Bidco or this Offer is or becomes unconditional, then Acceptors and Depositary Interest Acceptors will, subject to the terms of any such waiver, be bound to transfer, in respect of those Shares, those Shares represented by Depositary Interests and/or Options for which they have accepted this Offer, or instructed the Depositary to accept this Offer on their behalf, any such shares, convertible securities, other securities or options, rights and interests to Emulex Bidco, without any additional consideration.

7.3

If, on or after the Notice Date, Endace has made or makes any issue of ordinary shares to any person and either the condition in paragraph 6.2(b) above is waived by Emulex Bidco or this Offer is or becomes unconditional, then this Offer will be deemed to be extended to and include such ordinary shares and the consideration payable for them will be as provided in paragraph 2 above.

7.4	If, on or after the Notice Date, all or any of the Shares or Options are subdivided or consolidated by Endace then:

(a)	this Offer will be interpreted to take into account that subdivision or consolidation and will be deemed to be for the Shares and Options resulting from that subdivision or consolidation;

(b)	the consideration per Share and/or Option offered under this Offer will be increased or reduced, as the case may require, in proportion to that subdivision or consolidation; and

(c)

Acceptors and Depositary Interest Acceptors will be bound to transfer, or procure the transfer of, those subdivided or consolidated Shares, or Shares represented by Depositary Interests and/or Options to Emulex Bidco on the basis of the consideration so increased or reduced.

8.	METHOD OF SETTLEMENT

8.1

If this Offer becomes or is declared unconditional and is validly accepted, settlement of the consideration to which any Acceptor or Depositary Interest Acceptor (or the first named shareholder in the case of joint holders) is entitled to under the Offer will be effected by the date specified in paragraph 2.3 above in the following manner (unless otherwise agreed between the Acceptor or Depositary Interest Acceptor and Emulex Bidco):

(a)

where an acceptance relates to Shares in certificated form, settlement of any cash due will be despatched to Acceptors or their appointed agents. All such cash payments will be made in British pounds by cheque drawn on a branch of a United Kingdom clearing bank;

(b)

where an acceptance relates to Shares represented by Depositary Interests, the cash consideration to which the Depositary Interest Acceptor is entitled will be paid by means of CREST payment in favour of the Depositary Interest Acceptor’s payment bank in respect of the cash consideration due, in accordance with CREST payment arrangements, provided that Emulex Bidco reserves the right to settle all or any part of the consideration referred to in this subparagraph for all or any Depositary Interest Acceptors in the manner referred to in subparagraph 8.1(a) above, if, for any reason, it wishes to do so;

(c)

where an acceptance relates to Options, Endace, as agent for Emulex Bidco, has agreed to facilitate payment under the Offer to Optionholders through usual payroll processes for Optionholders that are existing employees where practicable, and otherwise by cheque or electronic transfer to a nominated bank account. Optionholders will be paid in the currency selected on the Form of Acceptance for Options, net of taxes required to be withheld under applicable law. If no currency is selected, Optionholders will be paid in the currency in which they are paid as an employee of Endace and otherwise in British pounds.

8.2

If this Offer does not become unconditional, this Offer will lapse and Emulex Bidco and every Acceptor will be released from their obligations under this Offer and the contract arising from acceptance of it.

9.	NOTICES

9.1	Notices given to Endace and the Takeovers Panel (New Zealand):

(a)	declaring this Offer unconditional; or

(b)	advising that this Offer is withdrawn in accordance with the Takeovers Code (New Zealand); or

(c)	advising that this Offer has lapsed in accordance with its terms or the Takeovers Code (New Zealand),

will, in each case, be deemed to be notice to all offerees when so given.

9.2	Notice of any variation of this Offer will be sent to Endace, the Takeovers Panel (New Zealand) and, where required by the Takeovers Code (New Zealand), to each offeree under this Offer.

10.	REVISED OFFER

This Offer may be varied by Emulex Bidco in accordance with Rule 27 of the Takeovers Code (New Zealand).

11.	OVERSEAS SHAREHOLDERS

The making of the Offer in, or to Shareholders, Depositary Interest Holders or Optionholders resident in, or citizens or nationals of, jurisdictions outside the UK and New Zealand, or to persons who are custodians, nominees or trustees for citizens or nationals or residents or jurisdictions outside the UK and New Zealand (“overseas persons”) may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas persons should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such overseas person wishing to accept the Offer to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in that jurisdiction. Any such overseas person will be responsible for any such issue, transfer or other taxes or duties by whomsoever payable and Emulex Bidco (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such overseas person for any such issue, transfer or other taxes or duties or other requisite payments as Emulex Bidco may be required to pay.

12.	GENERAL

12.1	(a)

Settlement of the consideration to which any Shareholder, Depositary Interest Holder or Optionholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Emulex Bidco may otherwise be, or claim to be, entitled as against such Shareholder, Depositary Interest Holder or Optionholder provided that any taxes required to be withheld under applicable law shall be deducted from payment to Optionholders. All cash payments to Shareholders (other than payments made by means of CREST) will be made by cheque drawn on a branch of a UK clearing bank. Payments to Depositary Interest Holders will be made by means of CREST.

(b)

Settlement of the consideration to which any Shareholder, Depositary Interest Holder or Optionholder is entitled will be effected not later than seven days after the date on which the Offer becomes or is declared unconditional in all respects or within seven days of the date of receipt of a valid and complete acceptance, whichever is the later.

12.2

If all of the Conditions are either satisfied or, to the extent permitted, waived and sufficient Shares are acquired, whether pursuant to acceptances of the Offer or otherwise, and the compulsory acquisition provisions of the Takeovers Code (New Zealand) are duly satisfied, Emulex Bidco intends to apply the provisions of the Takeovers Code (New Zealand) to acquire compulsorily any outstanding Shares and Options to which the Offer relates. In these circumstances any outstanding Options will only be acquired under the compulsory acquisition process if they have not expired. The Options will expire on the date falling 10 days after the date that the Offer goes unconditional, which may (under the Takeovers Code (New Zealand)) occur after the Closing Date.

12.3

Emulex Bidco intends, after the Offer becomes or is declared unconditional, to procure that Endace applies to the London Stock Exchange for the admission of Endace’s Shares to trading on AIM to be cancelled. Not less than 20 business days’ notice of cancellation will be given, commencing either on the date Emulex Bidco acquires or agrees to acquire 75 per cent. of the voting rights attaching to the issued ordinary share capital of Endace or on the first date of the issue of compulsory acquisition notices under the Takeovers Code (New Zealand).

12.4

The Offer is made in respect of all Shares (including, for the avoidance of doubt, Shares represented by Depositary Interests) and Options unconditionally allotted or issued and fully paid on the date of the Offer (excluding any treasury shares except to the extent those cease to be held as treasury shares before such date as Emulex Bidco may determine) and any further Shares and Options unconditionally allotted or issued and fully paid (including pursuant to the exercise of options under the Endace Share Option Scheme) prior to the date on which the Offer closes. For the avoidance of doubt, this document is not intended to and does not constitute or form part of any offer by Emulex Bidco to purchase or otherwise acquire any Depositary Interests in respect of the Shares.

12.5

Shares and Options will be acquired by Emulex Bidco pursuant to the Offer fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at the Notice Date, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the Notice Date.

12.6

The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance for Shares constitute part of the terms of the Offer. Words and expressions defined in this document shall have the same meanings when used in each Form of Acceptance, unless the context otherwise requires. The provisions of Parts A and B of this Part 2 shall be deemed to be incorporated in and form part of the Form of Acceptance for Shares.

12.7

References in paragraph 11 of Part A of this Part 2 to a Shareholder will include references to the person or persons executing a Form of Acceptance for Shares and, in the event of more than one person executing a Form of Acceptance for Shares, such paragraphs will apply to them jointly and severally.

12.8

Any omission or failure to despatch this document, the applicable Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

12.9

Subject to the Takeovers Code (New Zealand), Emulex Bidco reserves the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificate(s), option certificate(s) and/or other relevant document(s) of title or the relevant TTE instruction or if received by or on behalf of either of them at any place or places or in a manner or form determined by them otherwise than as set out in this document or the Form of Acceptance.

12.10

No acknowledgement of receipt of any Form of Acceptance, instruction or transfer by means of CREST, communication, notice, share certificate(s) and/or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Shareholders, Depositary Interest Holders or Optionholders (or their designated agent(s)) or as otherwise directed will be delivered by or sent to or from such Shareholders, Depositary Interest Holders or Optionholders (or their designated agent(s)) at their risk.

12.11

All powers of appointments of agents and authorities conferred by or referred to in this Part 2 or in the Form of Acceptance are given by way of security for the performance of the obligations of the Shareholder or Optionholder concerned and are irrevocable.

12.12

The Offer is being made by means of this document and (in respect of Shares in certificated form) the accompanying Form of Acceptance. The Offer extends to persons to whom the Offer is made or should be made but to whom this document, the Form of Acceptance or any related document may not have been despatched. Forms of Acceptance for Shares are available from the Receiving Agent, at the address referred to in paragraph 14.1.2 of Part 1 of this document. Copies of this document may be collected from the Receiving Agent, at such address.

12.13	The Offer and each Form of Acceptance, Electronic Acceptance and all acceptances in respect thereof and any contract arising therefrom shall be governed by and construed in accordance with the laws of

New Zealand. Execution by or on behalf of a Shareholder of a Form of Acceptance, or the making of an Electronic Acceptance by a Depositary Interest Holder, or on behalf of a Shareholder or Optionholder, constitutes his/her or its irrevocable submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the non-exclusive jurisdiction of the Courts of New Zealand and his/her agreement that nothing shall limit the right of Emulex Bidco to bring any action, suit or proceeding arising out of or in connection with the Offer, the Form of Acceptance or the Electronic Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

12.14

All references in this Part 2 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

12.15	Any references in this Part 2 to the return or despatch of documents by post shall extend to the return or despatch by such other method as the Takeovers Panel (New Zealand) may approve.

12.16

Neither Emulex Bidco, nor any other member of Emulex Group nor any agent or director of any member of Emulex Group, nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer or otherwise in connection therewith.

12.17

In relation to any Electronic Acceptance, Emulex Bidco reserves the right to make such alterations additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST, or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Takeovers Code (New Zealand) or are otherwise made with the consent of the Takeovers Panel (New Zealand).

12.18	For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

13.	FURTHER INFORMATION AND MISCELLANEOUS

13.1	Further information relating to this Offer, as required by Schedule 1 to the Takeovers Code (New Zealand), is set out in Part 3 of this Offer and forms part of this Offer Document.

13.2

If there is an inconsistency between the terms and conditions of this Offer and the provisions of the Takeovers Act 1993 or the Takeovers Code (New Zealand), the provisions of the Takeovers Act 1993 or the Takeovers Code (New Zealand) (as the case may be) will prevail.

Part B: Form of Acceptance for Shares in Certificated Form

For the purposes of Part B of this Part 2 and the Form of Acceptance for Shares, the phrase “Shares in certificated form comprised in the acceptance” shall mean the number of Shares inserted in Box 1 of the Form of Acceptance for Shares or, if no number is inserted (or a number greater than the relevant Shareholder’s holding of Shares in certificated form), the greater of:

(i)

the relevant Shareholder’s entire holding of Shares in certificated form as disclosed by details of the register of members made available to the Receiving Agent prior to the time the relevant Form of Acceptance for Shares is processed by them;

(ii)

the relevant Shareholder’s entire holding of Shares in certificated form as disclosed by details of the register of members made available to the Receiving Agent prior to the latest time for receipt of Form(s) of Acceptance for Shares which can be taken into account in determining whether the Offer is unconditional; and

(iii)	the number of Shares in certificated form in respect of which share certificates or documents of title or an indemnity in lieu thereof satisfactory to Emulex Bidco is received.

Without prejudice to the terms of the Form of Acceptance and the provisions of Part A of this Part 2, each Shareholder by whom, or on whose behalf, a Form of Acceptance for Shares is executed and lodged with the Receiving Agent, irrevocably undertakes, represents, warrants and agrees to and with Emulex Bidco and the Receiving Agent (so as to bind him, his personal or legal representatives, heirs, successors and assigns) to the following effect that:

1.1	the execution of the Form of Acceptance whether or not any Boxes are completed and whether or not the Form of Acceptance is validly executed as a deed shall constitute:

(a)	an acceptance of the Offer in respect of the number of Shares in certificated form inserted or deemed to be inserted in Box 1 of the relevant Form of Acceptance; and

(b)

an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Emulex Bidco to obtain the full benefit of Part B of this Part 2 and/or to perfect any of the authorities expressed to be given under this document and the relevant Form of Acceptance and otherwise in connection with his acceptance of the Offer;

in each case on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that each such acceptance and undertaking shall be irrevocable. If no Boxes are completed, or the total number of Shares inserted in Box 1 is greater than the number of Shares in certificated form comprised in the acceptance or the acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the Offer in respect of the total number of Shares in certificated form registered in the Shareholder’s name;

1.2

in relation to Shares in certificated form, the execution of the Form of Acceptance for Shares and its delivery to the Receiving Agent constitutes (subject to the Offer becoming unconditional) the irrevocable and separate appointment of each of Emulex Bidco and any directors of, or any person authorised by, any of them, as his agent and/or attorney with an irrevocable instruction and authorisation to such agent and/or attorney to:

(a)

complete and execute all or any form(s) of transfer, renunciation and/or other documents at the discretion of such agent and/or attorney in relation to the Shares comprised in the acceptance in favour of Emulex Bidco or such other persons as Emulex Bidco or its agents may direct;

(b)

deliver any form(s) of transfer, renunciation and/or other document(s) at the discretion of such agent and/or attorney together with any share certificate or other document(s) of title for registration relating to such Shares within six months of the Offer becoming unconditional in all respects; and

(c)

execute all such documents and do all such acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with the acceptance of the Offer and to vest in Emulex Bidco (or its nominees) the full legal title and beneficial ownership of the Shares in certificated form comprised in the acceptance;

1.3

in relation to Shares in certificated form, the execution of the Form of Acceptance and its delivery to the Receiving Agent in the case of Shares in certified form constitutes (subject to the Offer becoming unconditional in accordance with its terms) an irrevocable instruction and authorisation to Endace or its agents to procure the registration of the transfer of the Shares in certificated form comprised in the acceptance and the delivery of the share certificate(s) and other document(s) of title in respect of the Shares to Emulex Bidco or as it may direct;

1.4

the execution of the Form of Acceptance for Shares constitutes the giving of authority to each of Emulex Bidco and the Receiving Agent and their respective director(s), partners and agents within the terms set out in Part A and this Part B of this Part 2;

1.5

subject to the Offer becoming or being declared unconditional (or if the Offer would become unconditional or lapse on the outcome of the resolution in question) or if the Takeovers Panel (New Zealand) otherwise gives its consent in respect of Shares in respect of which the Offer has been accepted or deemed to be accepted, and pending registration in the name of Emulex Bidco or as it may direct:

(a)

Emulex Bidco or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Endace) attaching to the Shares;

(b)	the execution of a Form of Acceptance for Shares by a Shareholder shall constitute with regard to such Shares in certificated form comprised in the acceptance:

(i)

an authority to Endace or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Endace to Emulex Bidco at its registered office;

(ii)

an irrevocable authority to each of Emulex Bidco and the Receiving Agent and any directors of, or any person authorised by, any of them, to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Shares held by him in certificated form held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Emulex Bidco to attend general and separate class meetings of Endace and attending any such meeting and exercising the votes attaching to the Shares comprised or deemed to be comprised in such acceptance on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(iii)

the agreement of such Shareholder not to exercise any such rights without the consent of Emulex Bidco and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Endace;

1.6

he/she will deliver to the Receiving Agent, or procure the delivery to the Receiving Agent, of his certificate(s) or other document(s) of title in respect of those Shares in certificated form comprised in the acceptance and not validly withdrawn by him or an indemnity acceptable to Emulex Bidco, as soon as possible, and in any event within three months of the Offer becoming unconditional in all respects;

1.7	he/she will ratify each and every act or thing which may be lawfully done or effected by Emulex Bidco or the Receiving Agent or any of their respective directors or agents, or by Endace or its agents, as the case may be, in the exercise of any of the powers and/or authorities under this document and to indemnify each such person against any losses arising therefrom other than losses arising as a result of the negligence or wilful default of such person;

1.8

if any provision of Part A or this Part B of this Part 2 shall be unenforceable or invalid or shall not operate so as to afford Emulex Bidco or the Receiving Agent or any of their respective directors, agents or persons authorised by them, or Endace or any of its agents, the benefit of the authority expressed to be given therein, he/she will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to those persons to secure the full benefit of Part A or this Part B of this Part 2;

1.9

that he/she is the sole legal and beneficial owner of the Shares held in certificated form in respect of which the Offer is accepted or deemed to be accepted or he/she is the legal owner of such Shares and he/she has the necessary capacity and authority to execute the Form of Acceptance;

1.10

he/she is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at the Notice Date, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date;

1.11	the terms and conditions of the Offer shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

1.12	the Form of Acceptance shall be deemed to be delivered on the date of its execution and shall take effect as a deed on such date;

1.13

the ejusdem generis principle of construction shall not apply to the terms and conditions of the Offer and/or the Form of Acceptance. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

1.14	the execution of the Form of Acceptance constitutes his agreement to the terms of paragraph 12.13 of Part A of this Part 2.

A reference in this Part B of this Part 2 to a Shareholder includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part B of this Part 2 will apply to them jointly and to each of them.

Part C: Electronic Acceptance

For the purpose of this Part C of this Part 2, the phrase “Depositary Interests comprised in the acceptance” shall mean the number of Depositary Interests which are transferred by the relevant Depositary Interest Holder by Electronic Acceptance to an escrow account by means of a TTE instruction.

Without prejudice to the provisions of Part A of this Part 2, each Depositary Interest Holder by whom, or on whose behalf, an Electronic Acceptance is made, irrevocably undertakes, represents, warrants and agrees to and with Emulex Bidco and the Receiving Agent (so as to bind him, his personal or legal representatives, heirs, successors and assigns) to the following effect that:

1.1	the Electronic Acceptance shall constitute:

(a)

an instruction by the Depositary Interest Holder to the Depositary to accept the Offer in respect of the number of Shares represented by the number of Depositary Interests to which the TTE instruction relates; and

(b)

an undertaking to execute any documents, or procure the execution of any documents, take any further action and give any further assurances which may be required to enable Emulex Bidco to obtain the full benefit of this Part C of this Part 2 and/or to perfect any of the authorities expressed to be given under this document and otherwise in connection with the acceptance of the Offer on their behalf by the Depositary;

in each case on and subject to the terms and conditions set out or referred to in this document and that each such acceptance, election and undertaking shall be irrevocable;

1.2

the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in accordance with its terms, the irrevocable and separate appointment of Emulex Bidco and any directors of, or any person authorised by, any of them as his agent and/or attorney with an irrevocable instruction to such agent and/or attorney to execute all such documents and do all such acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer on behalf of the Depositary Interest Holder in respect of the Shares represented by their Depositary Interests and to vest in Emulex Bidco (or its nominees) the full legal title and beneficial ownership of the Shares represented by their Depositary Interests which the Depositary Interest Holder instructs the Depositary to accept and to vest in Emulex Bidco the legal title to the underlying Shares to which they relate;

1.3	the Electronic Acceptance constitutes the irrevocable appointment of the Escrow Agent as the accepting Depositary Interest Holder’s attorney with an irrevocable instruction and authorisation:

(a)	(i)	to transfer to an escrow account by means of CREST all or any of the Depositary Interests to which such Electronic Acceptance relates; and
(ii)

subject to the Offer becoming unconditional in accordance with its terms and the Depositary Interest Holder not having validly withdrawn its instruction to the Depositary to accept the Offer on its behalf in respect of the Shares represented by its Depositary Interests to transfer to the Emulex Bidco (or to such other person or persons as Emulex Bidco or its agents may direct) all or any of the Shares represented by such Depositary Interests: and

(b)

if the Offer does not become unconditional to give instructions to Euroclear immediately after the Offer lapses (or within such longer period as the Takeovers Panel (New Zealand) may permit, not exceeding 14 calendar days of the Offer lapsing) for the Depositary to give TFE instructions to Euroclear to transfer all such Depositary Interests to the original balance of the accepting Depositary Interest Holder;

1.4	the Electronic Acceptance constitutes (subject to the Offer becoming unconditional in accordance with its terms) an irrevocable instruction and authorisation:

(a)

to Endace or its agents to procure the transfer to Emulex Bidco, or as it may direct, all or any of the Shares represented by Depositary Interests referred to in this Part C of this Part 2 pursuant to the Offer;

(b)

to Emulex Bidco or the Receiving Agent or their respective agents to procure the making of a CREST payment obligation in favour of the Depositary Interest Holder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such Depositary Interest Holder is entitled as a consequence of the Offer provided that Emulex Bidco may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque (despatched by post) at the risk of the Depositary Interest Holder;

1.5

the Electronic Acceptance constitutes the giving of authority to each of Emulex Bidco and the Receiving Agent and their respective director(s), partners and agents within the terms set out in Part A and this Part C of this Part 2;

1.6

subject to the Offer becoming unconditional (or if the Offer would become unconditional or lapse on the outcome of the resolution in question or if the Takeovers Panel (New Zealand) otherwise gives its consent) in respect of Shares represented by Depositary Interests in respect of which the Offer has been accepted or deemed to be accepted, and pending registration in the name of Emulex Bidco or as it may direct:

(a)

Emulex Bidco or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Endace) attaching to the relevant Shares represented by Depositary Interests;

(b)

an Electronic Acceptance by a Depositary Interest Holder shall constitute with regard to such Shares represented by Depositary Interests comprised in the instruction by the Depositary Interest Holder to the Depositary to accept the Offer on their behalf:

(i)

an authority to Endace or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Endace (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Depositary Interests into certificated Shares) to Emulex Bidco at its registered office;

(ii)

an irrevocable authority to each of Emulex Bidco and the Receiving Agent and any directors of, or any person authorised by, any of them to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Shares represented by the Depositary Interests held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by Emulex Bidco to attend general and separate class meetings of Endace and attending any such meeting and exercising the votes attaching to the Shares represented by the Depositary Interests comprised or deemed to be comprised in the acceptance on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(iii)

the agreement of such Depositary Interest Holder not to exercise any such rights without the consent of Emulex Bidco and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Endace;

1.7

if, for any reason, any Depositary Interests in respect of which a TTE instruction has been effected are converted to Shares in certificated form (other than by the Depositary in accordance with the instruction constituted by the Electronic Acceptance), he/she will (without prejudice to paragraph 1.6 of this Part C of this Part 2) immediately deliver, or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Depositary Interests that are so converted to the Receiving Agent at the address specified in paragraph 14.1.2 of Part 1 of this document or to Emulex Bidco at its registered office or as Emulex Bidco or its agents may direct; and he/she shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Part B of this Part 2 in relation to such Shares which are in certificated form without prejudice to the application of this Part C of this Part 2 so far as Emulex Bidco deems appropriate;

1.8

the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements as referred to in paragraph 1.4 of this Part C of this Part 2 will, to the extent of the obligation so created, discharge in full any obligation of Emulex Bidco to pay to him the cash consideration to which he/she is entitled as a consequence of the acceptance of the Offer by the Depositary on their behalf;

1.9

he/she will do all such acts and things as shall, in the opinion of Emulex Bidco be necessary or expedient to vest in Emulex Bidco or its nominee(s) the Shares represented by the Depositary Interests comprised or deemed to be comprised in the Electronic Acceptance and to enable the Receiving Agent to perform its function as Escrow Agent for the purposes of the Offer;

1.10

he/she will ratify each and every act or thing which may lawfully be done or effected by Emulex Bidco or the Receiving Agent or any of their respective directors or agents or by Endace or its agents, as the case may be, in the exercise of any of the powers and/or authorities under this document and to indemnify each such person against any losses arising therefrom other than losses arising as a result of the negligence or wilful default of such person;

1.11

if any provision of Part A or this Part C of this Part 2 shall be unenforceable or invalid or shall not operate so as to afford Emulex Bidco or the Receiving Agent or any of their respective directors, agents or persons authorised by them, or Endace or any of its agents, the benefit of the authority expressed to be given therein, he/she will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable such persons to secure the full benefit of Part A or this Part C of this Part 2;

1.12

that he/she is the sole legal and beneficial owner of the Depositary Interests representing Shares in respect of which the Depositary Interest Holder instructs the Depositary to accept the Offer on their behalf or he/she is the legal owner of such Depositary Interests representing such Shares and he/she has the necessary capacity and authority to effect an Electronic Acceptance;

1.13

he/she is irrevocably and unconditionally entitled to instruct the Depositary to sell and transfer the beneficial ownership of the Shares represented by the Depositary Interests comprised or deemed to be comprised in such instruction on their behalf and that such Shares represented by Depositary Interests are sold fully paid with full title guarantee and free from all liens, charges, equities, encumbrances, options, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights attaching or accruing to them as at the Notice Date, or subsequently attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after that date;

1.14

the ejusdem generis principle of construction shall not apply to the terms and conditions of the Offer. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

1.15	the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 12.13 of Part A of this Part 2;

1.16

by virtue of Regulation 43 of the Regulations the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the CREST member instructing the Depositary to accept the Offer in the terms of all the powers and authorities expressed to be given in Part A, (where applicable by virtue of paragraph 1.7 above) Part B and this Part C of this Part 2 to Emulex Bidco, the Receiving Agent, or any of their respective directors or agents or Endace or its agents.

A reference in this Part C of this Part 2 to a Depositary Interest Holder includes a reference to the person or persons making an Electronic Acceptance and in the event of more than one person making an Electronic Acceptance the provisions of this Part C of this Part 2 will apply to them jointly and to each of them.

Part D: Options

An Optionholder may accept this Offer in respect of all or some of the Options held. To accept this Offer, an Optionholder need only:

(i)	complete the Form of Acceptance for Options enclosed with this document; and

(ii)

return the completed Form of Acceptance for Options, together with any option certificate(s) and/or other document(s) of title, as soon as possible, but in any event so as to be received by Bell Gully no later than the Closing Date.

An Optionholder may also fax or email a completed Form of Acceptance for Options to David Flacks at Bell Gully, on +649 9168801 or david.flacks@bellgully.com.

Emulex Bidco may, in its sole discretion, treat any Form of Acceptance for Options as valid, notwithstanding that it does not comply with the instructions in this Offer, and may, in its sole discretion, rectify any errors in, or omissions from, any Form of Acceptance for Options, including inserting or completing details of the Options held by the Acceptor and filling in any blanks.

In determining the number of Options which an Acceptor has accepted, and if no number of Options is inserted (or a number greater than the relevant Optionholder’s holding of Options) on the Form of Acceptance for Options, the acceptance shall be deemed to apply to the greater of:

(i)

the relevant Optionholder’s entire holding of Options as disclosed by details of the Options register made available to Bell Gully prior to the time the relevant Form of Acceptance for Options is processed by them;

(ii)

the relevant Optionholder’s entire holding of Options as disclosed by details of the register of optionholders made available to Bell Gully prior to the latest time for receipt of Form(s) of Acceptance for Options; and

(iii)	the number of Options in respect of which option certificates or documents of title or an indemnity in lieu thereof satisfactory to Emulex Bidco is received.

An Optionholder may elect to receive payment for Options in British pounds, New Zealand dollars, Australian dollars or US dollars. To do so, an Optionholder should tick the relevant box of the Form of Acceptance for Options. If you elect to be paid in New Zealand dollars, Australian dollars or US dollars the consideration payable to you will be converted from British pounds to New Zealand dollars, Australian dollars or US dollars (as the case may be) at the spot rate for buying the selected currency with British pounds. The relevant spot rate will be the prevailing rate of exchange, as quoted by HSBC New Zealand at 10.00 a.m. (New Zealand time) on the date two business days before the date of payment.

An Optionholder who accepts the Offer for their Options will be paid via Endace (as agent for Emulex Bidco) through usual payroll processes for Optionholders that are existing employees and otherwise by cheque or electronic transfer to a nominated bank account. Optionholders will be paid in the currency selected on the Form of Acceptance for Options, net of taxes required to be withheld under applicable law. If no currency is selected, Optionholders will be paid in the currency in which they are paid as an employee of Endace and otherwise in British pounds. If an Optionholder elects to be paid in a currency which is different from the currency in which they are paid as an employee, the amount payable will be converted from British pounds to the currency in which they are paid as an employee (if it is not British pounds) at the spot rate described in the above paragraph, and then converted again to the selected currency at the applicable spot rate applied by the employee’s bank at the time of payment.

PART 3

INFORMATION REQUIRED BY SCHEDULE 1 OF THE

NEW ZEALAND TAKEOVERS CODE

The information required by Schedule 1 to the Takeovers Code (New Zealand), and not stated elsewhere in this Offer, is set out below. Where any information required by Schedule 1 is not applicable, no statement is made regarding that information. The following matters are stated as at the date of this Offer.

1.	Date

This Offer is dated 21 December 2012.

2.	Offeror and its Directors

2.1	The name and address of the offeror is:

El Dorado Research Ventures Limited (“Emulex Bidco”)

c/- Quigg Partners

7th Floor, Bayleys Building

36 Brandon Street

Wellington

New Zealand

2.2	The directors of the offeror as at the date of the Offer are:

(a)	James Michael McCluney

(b)	Michael James Rockenbach

(c)	Randall Glenn Wick

3.	Target Company

The target company is Endace Limited (“Endace”).

4.	Advice Statement

Please read the IMPORTANT note set out at the top of the front page of this Offer.

5.	Offer Terms

All the terms and conditions of this Offer are contained or referred to in Part 2 of this Offer Document.

6.	Ownership of Equity Securities of Endace

6.1	The table in the Appendix to this Part 3 below sets out the number, designation and percentage of equity securities of any class of Endace as at the date of the Offer held or controlled by:

(a)	Emulex Bidco;

(b)	Any related company of Emulex Bidco;

(c)	Any person acting jointly or in concert with Emulex Bidco;

(d)	Any director of any of the persons described in paragraphs (a) to (c); and

(e)	Any other persons holding or controlling more than 5 per cent. of the class, to the knowledge of Emulex Bidco.

6.2

Except as set out in the Appendix below no person referred to in 6.1(a)-(e) to the best of Emulex Bidco’s knowledge and belief (having made due enquiry) holds or controls any equity securities of Endace.

7.	Trading in Endace

To the best of Emulex Bidco’s information, knowledge and belief, having made due enquiry, none of the persons specified in paragraph 6.1 (a)-(e) above, has acquired or disposed of any equity securities in Endace during the 6-month period before the date of this Offer.

8.	Agreements to Accept Offer

8.1	Emulex Bidco has received irrevocable undertakings to accept the Offer from the following Shareholders:

(a)	Ian David Greenwood Graham and Mary Agnes Lehar-Graham (see the Appendix of this Part 3 below for their shareholding details);

(b)	Hargreave Hale Limited (on behalf of Marlborough Fund Managers) (see the Appendix to this Part 3 below for their shareholding details); and

(c)	Herald Investment Trust plc in respect of 660,000 Shares, representing 4.34 per cent. of all Shares.

The above Shareholders (“Specified Shareholders”) irrevocably, but conditionally, agreed to accept this Offer in respect of their entire holding of Shares.

Emulex Bidco has also received an irrevocable, but conditional, undertaking to accept the Offer from Michael Desmond Riley, Chief Executive Officer of Endace in respect of 593,953 Options. The undertaking is the same format as that applicable to the Specified Shareholders in respect of Shares and as described in paragraph 8.2 below excluding the condition in paragraph 8.2(e).

8.2	The material terms of the irrevocable undertakings are:

(a)	Emulex Bidco, subject to paragraph (b) below, agreeing to make a takeover offer substantially on the terms as outlined in this Offer, by 21 December 2012;

(b)	the Specified Shareholders agree from the date of signing the applicable irrevocable undertaking not to dispose or deal in their Shares otherwise than as contemplated in the irrevocable undertakings;

(c)	the Specified Shareholders agree to accept the Offer once made;

(d)

the obligation to accept the Offer for the Specified Shareholders identified at paragraph 8.1(a) and Michael Riley was conditional on the Offer Price being not below the bottom of the valuation range of the Independent Adviser in their report forming part of the Endace target company statement and this condition has now been satisfied; and

(e)

the obligation to accept the Offer for the Specified Shareholders identified at paragraphs 8.1(b) and (c) is conditional on there being no superior offer (in particular, an offer for all the Shares with an offer price at least 10 per cent. greater than the Offer Price) commenced prior to such persons accepting the Offer.

8.3

Emulex Bidco has received separate letters from Mark Rowan and John Scott, both of whom are directors of Endace, which confirm they will use all reasonable efforts to accept or procure the acceptance of the Offer for 323,459 Shares and 131,110 Shares respectively, subject to:

(a)	the condition in 8.2(d) above;

(b)	the Offer being completed before 31 March 2013; and

(c)	no other bona fide offer being received in excess of the Offer Price.

8.4

Emulex Bidco has also received a non-binding letter of intent from Majedie Asset Management Limited, indicating that its current intention is to accept the Offer in respect of 645,478 Shares, representing 4.24 per cent. of all Shares held under discretionary management on behalf of clients.

8.5	Other than as disclosed above, no person has agreed conditionally or unconditionally to accept this Offer as at the date of this Offer.

9.	Arrangements to Pay Consideration

9.1

Emulex Bidco confirms that resources will be available to it sufficient to meet the consideration to be provided on full acceptance of this Offer and to pay any debts incurred in connection with this Offer (including the debts arising under Rule 49 of the Takeovers Code (New Zealand)).

9.2

If the consideration is not sent within the period specified in this Offer to any person whose securities are taken up under this Offer, the person may withdraw acceptance of the Offer by notice in writing to Emulex Bidco but only after the expiration of seven days’ written notice to Emulex Bidco of the person’s intention to do so. However, the right to withdraw acceptance of the Offer does not apply if the person receives the consideration during such seven day notice period.

10.	Arrangements Between Emulex Bidco and Endace

10.1

As at the date of this Offer, no agreement or arrangement (whether legally enforceable or not) has been made, or is proposed to be made, between Emulex Bidco or any of its associates and Endace or any related company of Endace, in connection with, in anticipation of, or in response to, this Offer, other than:

(a)

a Mutual Confidentiality and Exclusivity Agreement dated on or about 17 September 2012 (and amended 5 November 2012) (“NDA”), pursuant to which Endace agreed to disclose information for the purposes of Emulex evaluating the proposal to purchase the Shares and Emulex agreed to not disclose any such information, and which contained various exclusivity commitments; and

(b)	a Letter Agreement as described in paragraphs 10.3-10.8 below

10.2	The exclusivity commitments in the NDA have expired.

10.3

Emulex, Endace and the Independent Endace Directors have entered into a Letter Agreement whereby in consideration for Emulex sending the Notice of Takeover, Endace has agreed not to solicit or initiate an alternative proposal, subject to the Endace Directors being able to comply with legal and fiduciary obligations, including responding to an alternative proposal and engaging with a person making a bona fide alternative proposal.

10.4

The Independent Endace Directors confirmed that they are supportive of the Offer and now that the Offer Price has been confirmed as being within or above the valuation range of the Independent Adviser, they have recommended to Shareholders that they accept the Offer.

10.5

In the event that a cash offer at a price greater than the Offer Price is made, the Independent Endace Directors have granted Emulex the right to match the higher offer before ceasing to recommend the Offer to Shareholders.

10.6

In the event that a cash offer at a price greater than the Offer Price is made during the Offer Period or within three months after the Closing Date, and that offer is declared unconditional, or if there is a material breach of the terms of the Letter Agreement, Endace has agreed to reimburse Emulex for reasonable costs and expenses incurred by Emulex in connection with this Offer. Any such amount payable may be set off against monies payable by Emulex under Rule 49(2) of the Takeovers Code (New Zealand), and the amount to be reimbursed by Endace, after the setting off, is agreed to be US$1,000,000.

10.7

Emulex is obliged under the Letter Agreement to use all reasonable endeavours to procure the satisfaction of conditions relating to consent under the Overseas Investment Act and from the Ministry of Business Innovation and Employment (New Zealand) in respect of certain financial grants. Applications for both consents have been made by Emulex Bidco.

10.8

Pursuant to the Letter Agreement, each of the Independent Endace Directors has agreed to resign from Endace and its related companies within three business days of the consideration under the Offer having been first sent to Shareholders.

11.	Arrangements Between Emulex Bidco and Directors and Officers of Endace

As at the date of this Offer, no agreement, other than as summarised at paragraph 8 above and in the Letter Agreement as summarised in paragraph 10 above, has been made (whether legally enforceable or not), or is proposed to be made, between Emulex Bidco or any of its associates, and any of the directors or senior officers of Endace or of any related company of Endace (including any payments or other benefits proposed to be made or given by way of compensation for loss of office) in connection with, in anticipation of, or in response to, this Offer.

12.	Financial Assistance

No financial assistance (directly or indirectly) has been provided by Endace, or any related company of Endace, for the purpose of, or in connection with, this Offer. It is possible, however, that following the closing of this Offer, financial assistance could be provided in connection with a refinancing of indebtedness incurred by Emulex Bidco in connection with the Offer, but there has been no discussion of that with the Endace board of directors and no decision has been made by any person on behalf of Endace that any such financial assistance could or will be provided.

13.	[Intentionally blank]

14.	Likelihood of Changes in Endace

14.1

If Emulex Bidco becomes entitled to invoke the compulsory acquisition provisions of the Takeovers Code (New Zealand), it intends to compulsorily acquire any outstanding Shares and Options and again if Emulex Bidco becomes entitled it will apply for de-listing of Endace from AIM. In these circumstances any outstanding Options will only be acquired under the compulsory acquisition process if they have not expired. The Options will expire on the date falling 10 days after the date that the Offer goes unconditional, which may (under the Takeovers Code (New Zealand)) occur after the Closing Date.

14.2

If Emulex Bidco does not receive sufficient acceptances under this Offer to enable it to invoke the compulsory acquisition provisions of the Takeovers Code (New Zealand), but nevertheless declares this Offer unconditional, Emulex Bidco will seek appropriate board representation on the Endace board and will participate in decisions relating to Endace and its future.

14.3	Emulex Bidco values the technical expertise and capabilities of Endace, its management and its employees. Accordingly, Emulex Bidco’s intention is:

(a)	to retain and enhance the existing Endace brand and businesses in New Zealand;

(b)	to support and enhance the direction of Endace’s existing business strategy;

(c)	to retain Endace’s office in New Zealand;

(d)	to support the employment policies of Endace and to exert its best efforts to retain its key personnel consistent with business needs;

(e)

to retain in New Zealand the existing Endace research and development activities, including the promotion of Endace in New Zealand as an International Centre of Excellence for ongoing research and development into Intelligent Network Monitoring and Recording; and

(f)	to retain and respect the organisational culture, history and achievements of Endace.

15.	Pre-emption Clauses in Endace’s Constitution

15.1	As of the date of this Offer Document, there is no restriction on the right to transfer any equity securities to which this Offer relates that:

(a)	is contained in the constitution of Endace; and

(b)	has the effect of requiring the holders of those securities to offer the securities for purchase to members of Endace or to any other person before transferring those securities.

16.	Escalation Clauses

16.1	There is no agreement or arrangement (whether legally enforceable or not) to which Emulex Bidco or any of its related entities are parties, under which:

(a)

any existing holder of equity securities in Endace will or may receive in relation to, or as a consequence of, this Offer any additional consideration or other benefit over and above the consideration set out in this Offer; or

(b)	any prior holder of equity securities in Endace will or may receive any consideration or other benefit as a consequence of this Offer.

17.	Classes of Security

The consideration and terms offered for the Shares and the Options have been calculated to be fair and reasonable in compliance with Rule 8(4) of the Takeovers Code (New Zealand) on the basis of the consideration being offered for the Shares, the terms of the Options and the various option pricing. Taylor Duignan Barry has been appointed as an independent adviser for the purposes of verifying that, in its opinion, the consideration and the terms offered for each class of securities are fair and reasonable in relation to the other classes of securities.

A copy of the Taylor Duignan Barry’s full report is contained in Endace’s target company statement accompanying this Offer. This Offer should be read in conjunction with that report and with the report obtained by Endace from the Independent Adviser on the merits of the Offer.

18.	[Intentionally blank]

19.	Certificate

To the best of our knowledge and belief, after making proper enquiry, the information contained in this Offer Document is, in all material respects, true and correct and not misleading, whether by omission of any information or otherwise, and includes all the information required to be disclosed by Emulex Bidco under the Takeovers Code (New Zealand).

James Michael McCluney	Michael James Rockenbach
Chief Executive Officer	Executive Vice President & Chief Financial Officer
Emulex Corporation and Director, Emulex Bidco,	Emulex Corporation and Director, Emulex Bidco,
and fulfilling the role of Chief Executive Officer,	and fulfilling the role of Chief Financial Officer,
Emulex Bidco	Emulex Bidco

Randall Glenn Wick
Senior Vice President & General Counsel
Emulex Corporation and Director, Emulex Bidco

APPENDIX TO PART 3

Persons Holding Equity Securities of Endace (paragraph 6.1)

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options
BlackRock Investment Management (UK) Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	2,261,133	14.86%
Ian David Greenwood Graham and Mary Agnes Lehar-Graham	Holder or controller of more than 5% of Endace Shares (jointly)	Endace Shares	1,133,705	7.45%
Elliott International L.P., Liverpool Limited Partnership	Holder or controller of more than 5% of Endace Shares	Endace Shares	1,468,500	9.65%
Richardson Trustee Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	994,739	6.54%
Selwyn Lyall Pellett, Denise Suzanne Wallwork and Frances Deborah Valintine	Holder or controller of more than 5% of Endace Shares (jointly)	Endace Shares	896,982	5.89%
Hargreave Hale Limited (on behalf of Marlborough Fund Managers)	Holder or controller of more than 5% of Endace Shares	Endace Shares	815,250	5.36%
Michael Desmond Riley	Holder or controller of more than 5% of one or more classes of Options	Endace Shares	2	0.00%
		Option Class 3	95,000	71.61%
		Option Class 4	55,000	100%
		Option Class 10	443,953	100%
		Total Options	593,953	33.19%
Stuart Wilson	Holder or controller of more than 5% of one or more classes of Options	Endace Shares	10,000	0.07%
		Option Class 3	25,000	18.84%
		Option Class 5	83,107	100%
		Option Class 20	40,000	60.15%
		Total Options	148,107	8.28%
Neil Livingston	Holder or controller of more than 5% of one or more classes of Options	Option Class 15	100,000	82.99%
		Total Options	100,000	5.59%
Chris Komatas	Holder or controller of more than 5% of one or more classes of Options	Option Class 18	50,000	100%
		Option Class 21	50,000	40.72%
		Total Options	100,000	5.59%
Michael Kelley	Holder or controller of more than 5% of one or more classes of Options	Option Class 9	30,000	40.82%
		Option Class 12	20,000	14.13%
		Total Options	50,000	2.79%
Kate Parsons	Holder or controller of more than 5% of one or more classes of Options	Option Class 13	5,000	29.41%
		Option Class 19	5,000	71.43%
		Option Class 23	90,000	100%
		Total Options	100,000	5.59%

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options
Jeremy Stringer	Holder or controller of more than 5% of Option Class 1	Option Class 1	516	100%
		Option Class 20	3,000	4.51%
		Option Class 21	2,000	1.63%
		Total Options	5,516	0.31%
Neil Hopkins	Holder or controller of more than 5% of Option Class 2	Endace Shares	1	0.00%
		Option Class 2	168,852	100%
		Total Options	168,852	9.43%
David Earl	Holder or controller of more than 5% of Option Class 3	Endace Shares	30,069	0.20%
		Option Class 3	10,000	7.54%
		Option Class 21	5,000	4.07%
		Total Options	15,000	0.84%
Gary Woods	Holder or controller of more than 5% of Option Class 6	Option Class 6	6,500	100%
		Total Options	6,500	0.36%
Amie Stariha	Holder or controller of more than 5% of Option Class 7	Option Class 7	5,000	26.32%
		Total Options	5,000	0.28%
Edward Statham	Holder or controller of more than 5% of Option Class 7	Option Class 7	1,000	5.26%
		Total Options	1,000	0.06%
Glen Carpenter	Holder or controller of more than 5% of Option Class 7	Option Class 7	6,000	31.58%
		Option Class 21	1,600	1.30%
		Total Options	7,600	0.42%
Ian Dredge	Holder or controller of more than 5% of Option Class 7	Option Class 7	5,000	26.32%
		Total Options	5,000	0.28%
Kent Gordon	Holder or controller of more than 5% of Option Class 7	Option Class 7	1,000	5.26%
		Total Options	1,000	0.06%
Jeff Brown	Holder or controller of more than 5% of Option Class 8	Option Class 8	37,500	78.13%
		Total Options	37,500	2.10%
Max Allen	Holder or controller of more than 5% of Option Class 8	Option Class 8	3,000	6.25%
		Total Options	3,000	0.17%
Babak Jafari	Holder or controller of more than 5% of Option Class 9	Option Class 9	4,000	5.44%
		Total Options	4,000	0.22%
Gary Gruber	Holder or controller of more than 5% of Option Class 9	Option Class 9	10,000	13.61%
		Total Options	10,000	0.56%
James Barrett	Holder or controller of more than 5% of Option Class 9	Option Class 9	5,000	6.80%
		Total Options	5,000	0.28%
John Attala	Holder or controller of more than 5% of Option Class 9	Option Class 9	10,000	13.61%
		Total Options	10,000	0.56%
John Russell	Holder or controller of more than 5% of each of Option Class 9 and Option Class 13	Option Class 9	7,000	9.52%
		Option Class 13	8,000	47.06%
		Total Options	15,000	0.84%
Neil Templeman	Holder or controller of more than 5% of Option Class 9	Option Class 9	4,000	5.44%
		Total Options	4,000	0.22%
Ching-Hua Yang	Holder or controller of more than 5% of Option Class 11	Option Class 11	1,000	11.76%
		Total Options	1,000	0.06%

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options
Steve Baechle	Holder or controller of more than 5% of Option Class 11	Option Class 11	5,625	84.91%
		Total Options	5,625	0.31%
Jason Moore	Holder or controller of more than 5% for each of Option Class 12 and Option Class 21	Option Class 12	85,000	60.07%
		Option Class 21	10,000	8.14%
		Total Options	95,000	5.31%
Tim Nichols	Holder or controller of more than 5% for each of Option Class 12 and Option Class 15	Option Class 12	30,000	21.20%
		Option Class 15	20,000	16.60%
		Total Options	50,000	2.79%
Marjonel Montejo	Holder or controller of more than 5% of Option Class 13	Option Class 13	1,000	5.88%
		Total Options	1,000	0.06%
Andrew Summers	Holder or controller of more than 5% of Option Class 14	Option Class 14	4,000	72.73%
		Total Options	4,000	0.22%
Justin Wang	Holder or controller of more than 5% of Option Class 14	Option Class 14	500	9.09%
		Total Options	500	0.03%
Kevin Slade	Holder or controller of more than 5% of Option Class 14	Option Class 14	500	9.09%
		Total Options	500	0.03%
Suparna Mukherji	Holder or controller of more than 5% of Option Class 14	Option Class 14	500	9.09%
		Total Options	500	0.03%
Christopher Tomlinson	Holder or controller of more than 5% of Option Class 16	Option Class 16	5,000	16.67%
		Total Options	5,000	0.28%
Jeffrey Paine	Holder or controller of more than 5% of Option Class 16	Option Class 16	25,000	83.33%
		Total Options	25,000	1.40%
Tom Jones	Holder or controller of more than 5% of Option Class 17	Option Class 17	1,250	45.45%
		Total Options	1,250	0.07%
Tom Leahy	Holder or controller of more than 5% of Option Class 17	Option Class 17	1,500	54.55%
		Option Class 21	3,500	2.85%
		Total Options	5,000	0.28%
Julie Davis	Holder or controller of more than 5% of Option Class 19	Option Class 19	2,000	28.57%
		Total Options	2,000	0.11%
Barry Shaw	Holder or controller of more than 5% of Option Class 20	Endace Shares	770	0.00%
		Option Class 20	4,000	6.02%
		Option Class 21	2,000	1.63%
		Total Options	6,000	0.34%
Phil Dean	Holder or controller of more than 5% of Option Class 20	Option Class 20	15,000	22.56%
		Option Class 21	1,200	0.98%
		Total Options	16,200	0.91%
Sander Lommertzen	Holder or controller of more than 5% of Option Class 21	Option Class 21	10,000	8.14%
		Total Options	10,000	0.56%
Martha Wu	Holder or controller of more than 5% of Option Class 22	Option Class 22	5,000	5.88%
		Total Options	5,000	0.28%
Robert Atherton	Holder or controller of more than 5% of Option Class 22	Option Class 22	40,000	47.06%
		Total Options	40,000	2.23%

Name	Designation	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options
Sri Ganeshan Gundralingam	Holder or controller of more than 5% of Option Class 22	Option Class 22	40,000	47.06%
		Total Options	40,000	2.23%
Andrew Weisman	Holder or controller of more than 5% of Option Class 24	Option Class 24	2,000	23.53%
		Total Options	2,000	0.11%
Boanerges Bruno	Holder or controller of more than 5% of Option Class 24	Option Class 24	5,000	58.82%
		Total Options	5,000	0.28%
Chris Bone	Holder or controller of more than 5% of Option Class 24	Option Class 24	1,500	17.65%
		Total Options	1,500	0.08%
Andrew Harsant	Holder or controller of more than 5% of Option Class 25	Option Class 25	5,000	100%
		Total Options	5,000	0.28%

PART 4

DEFINITIONS AND INTERPRETATION

Definitions: The following definitions apply to parts 1, 2, 3 and 4 of this document, unless the context requires otherwise:

Acceptor	a Shareholder or Optionholder that accepts the Offer

AIM	the AIM market of the London Stock Exchange

Bell Gully	the law firm Bell Gully, of Auckland and Wellington, New Zealand

business day	any day not being a public holiday, Saturday or Sunday, on which banks are normally open for business in the City of London

Capita Registrars	a trading name of Capita Registrars Limited

certificated or in certificated form	in relation to a share or other security, title to which is recorded in the relevant register of the share or other security as being held in certificated form (that is, not in CREST)

Closing Date	1.00 p.m. London time on 29 January 2013 (which is 2.00 a.m. New Zealand time the next day) (unless extended in accordance with the Takeovers Code (New Zealand))

Closing Price	the closing middle market quotation of a Share as derived from the Daily Official List published by the London Stock Exchange

Companies Act 1993	the New Zealand Companies Act 1993 (as amended)

Conditions	the conditions to the Offer set out in paragraphs 5 and 6 of Part A of Part 2 of this document

CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

CREST Manual	the manual issued by Euroclear from time to time

CREST member	a person who has been admitted by Euroclear as a system-member (as defined in the Regulations)

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

CREST payment	has the meaning given to it in the CREST Manual

CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor

CREST sponsored member	a CREST member admitted to CREST as a sponsored member

Daily Official List	the AIM Appendix of the Daily Official List of the London Stock Exchange

dealing day	any day on which the London Stock Exchange is open for business in the trading of securities admitted to AIM

Depositary	Capita IRG Trustees Limited

Depositary Interests	the dematerialised depositary interests in CREST issued or to be issued by the Depositary in respect of Shares

Depositary Interest Acceptor	a Depositary Interest Holder that instructs the Depositary to accept the Offer on its behalf in respect of the Shares represented by the Depositary Interests held by the Depositary Interest Holder

Depositary Interest Holders	a registered holder of Depositary Interests from time to time

Effective Date	30 September 2012

Electronic Acceptance

the input and settlement of a TTE Instruction in respect of Depositary Interests which constitutes or is deemed to constitute an instruction to the Depositary to accept the Offer in respect of the Shares which are represented by such Depositary Interests on the terms set out in this document

ESA Instruction	an escrow account adjustment input (AESN) transaction type “ESA” (as described in the CREST Manual)

Escrow Agent	Capita Registrars Limited (in its capacity as Escrow Agent) as described in the CREST Manual

Emulex	Emulex Corporation, a company incorporated in Delaware, US, and listed on the New York Stock Exchange (NYSE:ELX) under number 2105716

Emulex Bidco	El Dorado Research Ventures Limited, a company incorporated in New Zealand with registered number 4116578

Emulex Board	the board of directors of Emulex

Emulex Directors	the directors of Emulex and each a “Emulex Director”

Emulex Group	Emulex and its subsidiaries from time to time

Endace or the Company	Endace Limited, a company incorporated in New Zealand with registered number 1517030

Endace Directors	Ian Graham, John Scott, Mark Rowan, Simon Wilson, Mark Giles, Clayton Wakefield, Mike Riley

Endace Group	Endace and any of its subsidiaries and joint venture entities

Endace Share Option Scheme	The Endace Limited Employee Share Scheme No. 1, as set out in New Zealand-registered prospectuses dated 11 October 2005, 10 December 2007, and 11 October 2010

Euroclear	Euroclear UK & Ireland Limited, a private limited company registered in England and Wales under number 0287873

Form of Acceptance	the form of acceptance and authority relating to the Offer in respect of Shares or Options, as the case may be

Form of Acceptance for Options	the form of acceptance and authority relating to the Offer to acquire the Options which is to be sent to each Optionholder

Form of Acceptance for Shares	the form of acceptance and authority relating to the Offer to acquire the Shares which accompanies this document

FSA	The UK Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000 (as amended from time to time)

Gb	Gigabit

ID	the identification code or number attached to any member account in CREST

Independent Adviser	Grant Samuel and Associates Limited

Independent Board of Endace or Independent Board	the independent board of directors of Endace comprising the Independent Endace Directors

Independent Endace Directors	Mark Giles, Mark Rowan, John Scott, Clayton Wakefield and Simon Wilson

ISIN	International Securities Identification Number

ISP	Internet Service Provider

Letter Agreement	the letter agreement between Endace, the Independent Endace Directors and Emulex dated 6 December 2012

London Stock Exchange	London Stock Exchange plc

Notice Date	6 December 2012 (New Zealand time)

Offer

the recommended cash offer, to acquire (i) at the Offer Price, all of the Shares; and (ii) at the Offer Price less the relevant exercise price, all of the Options, made by Emulex Bidco on the terms and conditions set out in this document and the applicable Form of Acceptance and including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Offer Period	the period beginning on and including 21 December 2012 (London time) and ending on the Closing Date

Offer Price	500 pence per Share

Optionholder	a registered holder of Options from time to time

Options	the options granted under or pursuant to the Endace Share Option Scheme

Optionholder Letter	the separate letter to Optionholders, which will be sent to them together with the Offer Document and Forms of Acceptance

Overseas Investment Act 2005	the Overseas Investment Act 2005 (New Zealand)

Overseas Investment Regulations 2005	the Overseas Investment Regulations 2005 (New Zealand)

Overseas Depositary Interest Holders

Depositary Interest Holders who are resident in, or nationals or citizens of, jurisdictions outside the UK and New Zealand or who are nominees of, or custodians, or trustees for Depositary Interest Holders who are citizens, residents or nationals of countries other than the UK and New Zealand

Overseas Shareholders

Shareholders who are resident in, or nationals or citizens of, jurisdictions outside the UK and New Zealand or who are nominees of, or custodians, or trustees for Shareholders who are citizens, residents or nationals of countries other than the UK and New Zealand

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

Receiving Agent	Capita Registrars Limited, the receiving agent in relation to the Offer

Regulations	the Uncertificated Securities Regulations 2001 (S12001 No. 3755), as amended from time to time

Regulatory Information Service	any information service authorised from time to time by the FSA (UK) for the purpose of disseminating regulatory announcements

Shareholder	a registered holder of Shares from time to time,

Shares

the ordinary shares in Endace and any further such shares which are unconditionally allotted or issued in each case prior to the time at which the Offer ceases to be open for acceptance, including shares unconditionally allotted or issued pursuant to the exercise of options under the Endace Share Option Scheme or otherwise and, for the avoidance of doubt, shall include Shares represented by Depositary Interests

Takeover Notice	the takeover notice given pursuant to Rule 41 of the Takeovers Code (New Zealand) dated 6 December 2012 (New Zealand time) in relation to this Offer

Takeovers Code (New Zealand)	the New Zealand Takeovers Code Approval Order 2000

Takeovers Panel (New Zealand)	the New Zealand Takeovers Panel as established pursuant to the New Zealand Takeovers Act 1993

TFE Instruction	a Transfer from Escrow instruction (as described in the CREST Manual)

TTE Instruction

a Transfer to Escrow instruction (as described in the CREST Manual) in relation to Depositary Interests meeting the requirements set out in paragraph 14.2 of the letter contained in Part 1 of this document

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US

the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all areas subject to its jurisdiction or any political sub-division thereof

Interpretation: In parts 1, 2, 3 and this part 4 of this document:

•

any reference to the Takeovers Code (New Zealand) means the takeovers code approved in the Takeovers Code Approval Order 2000 (SR 2000/210) as amended by any applicable exemption granted by the Takeovers Panel (New Zealand) under the Takeovers Act 1993;

•	except if expressly defined in this Offer document, or where the context requires otherwise, terms defined in the Takeovers Code (New Zealand) have the same meaning in this Offer document;

•	headings are for convenience only and do not affect the interpretation of this Offer document or any Form of Acceptance or Electronic Acceptance;

•	all references to “pounds”, “£”, “p”, “pence” or “penny” are to the lawful currency of the United Kingdom;

•	references to US$ are to United States currency;

•	references to NZ$ are to New Zealand currency;

•	the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender;

•

all references to legislation are to New Zealand legislation, unless the contrary is indicated, and any reference to any provision of any legislation includes any amendment, modification, for-enactment or extension thereof; and

•	references to time are to London time (unless otherwise stated).

PART 5

TARGET COMPANY STATEMENT

in relation to a takeover offer by El Dorado Research Ventures Limited, an indirect wholly-owned subsidiary of Emulex Corporation

Date 21 December 2012

Contents

Letter from Chairman of Independent Board		55

Target Company Statement (Takeovers Code disclosures)		58

Appendix 1:	Independent Adviser’s Report	80

Appendix 2:	Class Report	124

Appendix 3:	Endace’s half-yearly report for the six months ended 30 September 2012	140

Letter from Chairman of Independent Board

Dear Shareholder and Optionholder

On 6 December 2012, Endace Limited received a Takeover Notice from a subsidiary of Emulex Corporation, a US company listed on the New York Stock Exchange, in which Emulex states its intention to make a cash offer for the entire issued (and to be issued) share capital of this company at GBP 5.00 per share. We have now received a formal offer from Emulex and that offer is being sent to all shareholders and optionholders, together with a Target Company Statement in response to Emulex’s offer. This letter forms part of that Statement.

The Target Company Statement includes certain statutory disclosures required by the New Zealand Takeovers Code and an Independent Adviser’s Report, prepared by Grant Samuel. You should read that Report and the Target Company Statement carefully before reaching a decision whether to accept the offer.

Key features of the offer

•	A price of GBP 5.00 cash per share, representing (together with the price payable for options) approximately GBP 80.7 million, or NZ$157 million, for the entire company.

•

A minimum acceptance condition of 90%, meaning that Emulex must receive acceptances of 90% or more from Endace’s shareholders for the takeover to proceed (this condition can be waived at the discretion of Emulex).

•	A cash price for each option calculated as GBP 5.00 less the relevant exercise price payable by the optionholder to convert that option to a share.

•	The offer is conditional on consent from the Overseas Investment Office.

The full terms and conditions of the offer are contained in Emulex’s Offer Document which accompanies the Target Company Statement. You should read that document in its entirety and if you have any questions you should seek the assistance of a lawyer or financial adviser.

Background to the offer

Endace is a New Zealand company whose network data capture technology grew out of a research project in the 1990s at University of Waikato, Hamilton directed by Dr Ian Graham, at that time Dean of the School of Computing and Mathematical Sciences. Once it became apparent that the resulting DAG (“Data Acquisition and Generation”) cards had a commercial application, Endace Technology Limited was founded in 2001 and sales developed rapidly. By June 2005 the need for external capital was met by successfully floating Endace Limited on the AIM section of the London Stock Exchange at a price of GBP 1.62 per share; at that point some 65% of Endace’s equity was taken up by London-based shareholders.

The past seven-and-a-half years as a public company have seen some remarkable achievements for Endace. We have built a top-tier and loyal client base, to whom our sales have grown approximately tenfold, we have established offices in the US, Europe and Australia, we have increased our headcount approximately fourfold and our total number of employees now stands at 188. The core of our platform and appliance solutions today remains the ability to capture and then analyse data on networks at high speeds with zero packet loss. In 2005, we offered DAG cards which achieved this at significantly less than 1Gb/second. Today our solutions perform the same task at up to 100Gb/second, a feat unmatched by any of our competitors. As one who has been involved in Endace since the AIM float, I am enormously proud of the company’s progress.

Nonetheless, it has become clear to your Board that the further development of Endace as an independent company will be subject to many challenges, not least in the United States, by far the largest current and prospective market for our offerings. In recent years we have been investing heavily in the development of our own sales and support channels and the task is by no means complete. For this reason we decided some time ago to consider whether the future of the company might be better served as part of a larger technology organisation, with its own distribution and improved access to markets which we have found difficult to penetrate. As a relatively small independent technology company competing in a large and growing market, joining forces with Emulex makes excellent sense.

Founders and major shareholder support

The three founders of Endace – Dr Ian Graham, Selwyn Pellett and Neil Richardson – are supportive of the offer; Ian Graham and his family interests have committed to accept the offer immediately.

The Board’s other directors who are shareholders – myself, Mark Rowan and Mike Riley – have stated that we will accept the offer.

Endace’s institutional shareholders in London and elsewhere have indicated strong support for the offer and a number have already entered into irrevocable agreements to accept the offer.

The Board’s recommendations and the Independent Directors’ intentions – ACCEPT

Ian Graham is today Chairman of Endace and remains a substantial shareholder in the company. By virtue of this shareholding, he is deemed non-independent and in order to consider the Emulex offer we constituted an independent Sub-Committee of which I am the Chair and whose membership comprises all five of the independent directors. This Sub-Committee is charged with advising the full Board on the merits of the Emulex offer.

Subject to there being no higher offer for us to consider, it is the unanimous recommendation of the Board of Endace – which has been advised in this by the independent Sub-Committee – that the offer from Emulex should be accepted by all shareholders and optionholders, as indeed all the Directors who have personal share or option holdings in the company are doing in connection with these holdings.

Assessment of the offer

In reaching this conclusion, we have considered the following main aspects of the offer:

1.	The offer price

Emulex have offered GBP 5.00 per share, representing a 65% premium to the closing price immediately before Emulex announced its intention to make the offer. By almost every valuation metric, this is a good offer and is 15% above the top end of the range calculated by the independent advisers, Grant Samuel.

2.	The consideration

Emulex will purchase Endace’s shares and options for cash.

3.	Emulex as a future owner of Endace

Your Board believes that Emulex will be an excellent owner of Endace. They have taken a great deal of trouble to understand and validate our technology, to work out how they will harness it in the future and to create a road map for their own product offerings in which Endace plays a major role. Furthermore, with its existing distribution channels in the US and elsewhere, Emulex is better placed to develop sales of Endace products than we are as a relatively small independent and non-US entity.

4.	Prospects for Endace’s employees

Emulex plans to maintain Endace’s brand, and have made it clear that they place great value on Endace’s employees around the world. In particular, Emulex have made commitments to maintain and grow Endace’s R&D operations in New Zealand, and support Endace’s strategy to create an International Centre of Excellence for Intelligent Network Monitoring and Recording in New Zealand.

5.	Support from shareholders

The Emulex offer has already attracted indications of support from our shareholders, several of whom have entered into commitments to accept the offer.

6.	Recent shareholder changes

Your attention is drawn to the fact that Elliott International, L.P., Liverpool Limited Partnership (“Elliott”) has recently acquired a 9.65 per cent. stake in Endace. Elliot and its affiliates collectively are also the largest shareholder in Emulex Corporation.

The Offer closes on 29 January 2013, but you are encouraged to submit your acceptance promptly upon receipt of the offer document which accompanies this Target Company Statement. Initial indications from shareholders indicate strong support for the offer from Emulex and I invite all shareholders and optionholders to signify their acceptance at their earliest convenience.

Yours faithfully

John Scott

Target Company Statement (Takeovers Code disclosures)

1.	Date

This target company statement (Target Company Statement) is dated 21 December 2012.

2.	Offer

2.1	This Target Company Statement relates to a full takeover offer (the Offer) by Emulex to purchase all of:

(a)	the ordinary shares (Endace Shares) in Endace for a purchase price of GBP 5.00 per Endace Share, payable in cash;

(b)

the options to acquire Endace Shares (Endace Options) issued to employees or directors of Endace or any of its subsidiaries pursuant to the Endace Share Scheme for a purchase price payable in cash. The purchase price payable for an Endace Option is GBP 5.00 less the relevant exercise price payable by the Optionholder to convert that Endace Option to an Endace Share pursuant to the terms of that Endace Option.[1]

2.2	The terms of the Offer are set out in the offer document dated 21 December 2012 (the Offer Document), which accompanies this Target Company Statement.

3.	Target company

The name of the target company is Endace Limited.

4.	Directors of Endace

The names of the directors of Endace are:

(a)	Dr. Ian David Greenwood Graham;

(b)	Mr. John Philip Henry Schomberg Scott;

(c)	Mr. Mark Terrence Giles;

(d)	Mr. Michael Desmond Riley;

(e)	Mr. Mark Derrick Ranulph Rowan;

(f)	Mr. Clayton Gordon Wakefield; and

(g)	Mr. Simon Baxter Wilson.

[1]

If the exercise price payable by an Optionholder to convert an Endace Option to an Endace Share pursuant to the terms of that Endace Option is equal to, or greater than, £5.00, the purchase price payable for that Endace Option is zero.

5.	Ownership of equity securities of Endace

5.1

Schedule 1 to this Target Company Statement sets out the number and the percentage of equity securities of any class of Endace held or controlled by each director or senior officer [2] of Endace (a Director or Senior Officer, respectively) or their associates. Except as set out in Schedule 1 to this Target Company Statement, no other Director or Senior Officer or their associates holds or controls equity securities of any class of Endace.

5.2	Schedule 2 to this Target Company Statement sets out the number and the percentage of equity securities of any class of Endace held or controlled by any other person holding or controlling 5% or more of the class, to the knowledge of Endace. Except as set out in Schedule 2 to this Target Company Statement, to the knowledge of Endace, no other person holds or controls 5% or more equity securities of any class of Endace.

5.3	Schedule 3 to this Target Company Statement sets out the number of equity securities of Endace that have, during the two-year period ending on the date of this Target Company Statement, been issued to the Directors, Senior Officers or their associates, together with the price at which any such equity securities were issued.

5.4

No Director, Senior Officer or his or her associates has, during the two-year period ending on the date of this Target Company Statement, obtained a beneficial interest under any employee share scheme or other remuneration arrangement.[3]

6.	Trading in Endace equity securities

6.1	Details of the acquisition or disposition of equity securities of Endace during the six-month period ending on 19 December 2012 (being the latest practicable date before the date of this Target Company Statement) by Directors, Senior Officers or their associates and any person holding or controlling 5% or more of equity securities of any class of Endace are set out in Schedule 4.

6.2	Except as set out in Schedule 4, no Director, Senior Officer or associate of a Director or Senior Officer or, to the knowledge of Endace, any person holding or controlling 5% or more of equity securities of any class of Endace has acquired or disposed of equity securities of Endace during the six-month period ending on 19 December 2012 (being the latest practicable date before the date of this Target Company Statement).

7.	Acceptance of Offer

7.1

The Directors and Senior Officers listed in the table below have advised that they (or their associates) intend to accept the Offer in respect of the number of equity securities of Endace listed in that table.[4]

[2]

The Senior Officers for the purposes of this Target Company Statement are: Michael Riley (Chief Executive Officer), Stuart Wilson (Chief Technology Officer), Spencer Greene (Senior VP Product Management and Marketing), Neil Livingston (Chief Product Officer), Chris Komatas (VP Operations), Michael Kelley (VP Global Services) and Kate Parsons (Chief Financial Officer).

[3]

Directors and Senior Officers are not regarded in this Target Company Statement as obtaining such a beneficial interest as a result of holding Endace Options. Rather, Endace Options held by Directors and Senior Officers are included in Schedule 1 to this Target Company Statement and Schedule 3 to this Target Company Statement.

[4]	None of Mark Giles, Clayton Wakefield and Simon Wilson, holds any equity securities of Endace.

Name	Description	Class of equity security	Number of equity securities
Ian Graham[5]	Director	Endace Shares	1,133,705
John Scott	Director	Endace Shares	131,110
Michael Riley	Director and Senior Officer (Chief Executive Officer)	Endace Shares	2[6]
		Option Class 3	95,000
		Option Class 4	55,000
		Option Class 10	443,953
Mark Rowan	Director	Endace Shares	323,459[7]
Stuart Wilson	Senior Officer (Chief Technology Officer)	Endace Shares	10,000
		Option Class 3	25,000
		Option Class 5	83,107
		Option Class 20	40,000
Neil Livingston	Senior Officer (Chief Product Officer)	Option Class 15	100,000
Chris Komatas	Senior Officer (VP Operations)	Option Class 18	50,000
		Option Class 21	50,000
Michael Kelley	Senior Officer (VP Global Services)	Option Class 9	30,000
		Option Class 12	20,000
Kate Parsons	Chief Financial Officer	Option Class 13	5,000
		Option Class 19	5,000
		Option Class 23	90,000

7.2	Each of Dr. Ian Graham and Mr. Michael Riley has entered into an agreement with Emulex in relation to his intention to accept the Offer, which agreements are described in paragraphs 13.2 and 13.3 below.

7.3	Each of Mr. John Scott and Mr. Mark Rowan has provided certain confirmations to Emulex in relation to his intention to accept the Offer, which confirmations are described in paragraph 13.4 below.

8.	Ownership of equity securities of Emulex Corporation

None of Endace, any Director, any Senior Officer or any of their associates holds or controls any equity securities of Emulex Corporation.

9.	Trading in equity securities of Emulex Corporation

None of Endace, any Director, any Senior Officer or any of their associates has acquired or disposed of any equity securities of Emulex Corporation during the six-month period before 19 December 2012 (being the latest practicable date before the date of this Target Company Statement).

[5]	Held jointly with Mary Agnes Lehar-Graham.

[6]	One of the two Endace Shares is held by Jenny Riley, an associate of Michael Riley.

[7]	50,000 of the Endace Shares are held by Katharine Rowan, an associate of Mark Rowan.

10.	Arrangements between Emulex and Endace

10.1	Except as set out in paragraphs 10.2 to 10.4 below, no agreement or arrangement (whether legally enforceable or not) has been made, or is proposed to be made, between Emulex or any associate of Emulex and Endace or any related company of Endace, in connection with, in anticipation of, or in response to, the Offer.

Emulex intentions for Endace

10.2	Emulex has advised Endace of its intentions to ensure business continuity for Endace. The following outlines Emulex’s intentions (as outlined by Emulex in the Offer Document):

(a)	to retain and enhance the existing Endace brand and businesses in New Zealand;

(b)	to support and enhance the direction of Endace’s existing business strategy;

(c)	to retain Endace’s office in New Zealand;

(d)	to support the employment policies of Endace and to exert its best efforts to retain its key personnel consistent with business needs;

(e)	to retain in New Zealand the existing Endace research and development activities, including the promotion of Endace in New Zealand as an International Centre of Excellence for ongoing research and development into Intelligent Network Monitoring and Recording; and

(f)	to retain and respect the organisational culture, history and achievements of Endace.

Mutual Confidentiality and Exclusivity Agreement

10.3	Emulex Corporation and Endace entered into a Mutual Confidentiality and Exclusivity Agreement dated 17 September 2012, as amended by the Addendum to that agreement dated 5 November 2012, under which:

(a)	Endace agreed to disclose information for the purposes of Emulex Corporation evaluating the proposal to purchase the Endace Shares; and

(b)	Emulex Corporation agreed not to disclose any such information,

and which contained various exclusivity commitments. These exclusivity commitments have expired.

Letter Agreement

10.4	Emulex Corporation, Endace and the Independent Board entered into a Letter Agreement dated 6 December 2012 under which:

(a)	in consideration for Emulex sending the Takeover Notice, Endace agrees not to solicit or initiate an alternative proposal, subject to the Directors being able to comply with legal and fiduciary obligations, including responding to an alternative proposal and engaging with a person making a bona fide alternative proposal;

(b)	the Independent Board confirms that:

(i)	it is supportive of the Offer; and

(ii)	subject to the Offer Price being within or above the valuation range of the Independent Adviser’s Report, they shall recommend to the Shareholders that they accept the Offer;

(c)	in the event that a Competing Offer is made, the Independent Board has granted Emulex the right to “match” the higher offer before ceasing to recommend the Offer to shareholders;

(d)	in the event that:

(i)	a Competing Offer is made:

(A)	during the Offer Period; or

(B)	within three months of closure of the Offer Period,

and the Competing Offer is declared unconditional; or

(ii)	there is a material breach of the Letter Agreement,

Endace agrees to reimburse Emulex Corporation for its reasonable costs and expenses incurred by Emulex Corporation in connection with the Offer. Any such amount payable may be set off against monies payable by Emulex to Endace under Rule 49(2) of the Takeovers Code, and the amount to be reimbursed by Endace, after the setting off, is agreed to be U.S.$1,000,000;

(e)	Emulex Corporation is obliged to use all reasonable endeavours to procure the satisfaction of conditions relating to consent under the Overseas Investment Act 2005 and from the New Zealand Science and Innovation Group of the Ministry of Business Innovation and Employment in respect of certain financial grants; and

(f)	each member of the Independent Board agrees to resign from Endace and its related companies within three business days of the consideration under the Offer having been first sent to Shareholders.

11.	Relationship between Emulex, and directors and officers of Endace

11.1	Except for the agreement summarised in paragraph 10.4 above, no agreement or arrangement (whether legally enforceable or not) has been made, or is proposed to be made, between Emulex or any associates of Emulex, and any Director, Senior Officer or any director or senior officer of any related company of Endace (including any payment or other benefit proposed to be made or given by way of compensation for loss of office, or as to their remaining in or retiring from office) in connection with, in anticipation of, or in response to, the Offer.

11.2	No Director or Senior Officer is also a director or senior officer of Emulex or any related company of Emulex.

12.	Agreement between Endace, and directors and officers of Endace

12.1	Except as set out in paragraphs 12.2 and 12.3 below, no agreement or arrangement (whether legally enforceable or not) has been made, or is proposed to be made, between Endace or any related company of Endace, and any Director, Senior Officer or their associates or any director or senior officer of any related company of Endace, under which a payment or other benefit may be made or given by way of compensation for loss of office, or as to their remaining in or retiring from office in connection with, in anticipation of, or in response to, the Offer.

Appointment Letter as Non-Executive Director

12.2	Endace and Mr. Simon Wilson entered into an Appointment Letter as Non-Executive Director of Endace dated 14 June 2012 under which Mr. Wilson is entitled to a termination payment on a change of control of Endace occurring during the period in which he remains a Director equal to 50% of his annual fee rate, which rate is currently US$60,000.

Company Sale Incentive Letter

12.3	Endace and Mr. Spencer Green entered into a Company Sale Incentive Letter dated 3 May 2012 under which if there is a successful sale of Endace in its entirety, Mr. Green is entitled to a sale incentive calculated as the Offer Price less GBP 4.45, multiplied by 100,000 (which equals GBP 55,000).

13.	Interests of directors and officers of Endace in contracts of Emulex or related company

13.1	Except as set out in paragraphs 13.2 to 13.4 below, no Director, Senior Officer or any of their associates has an interest in any contract to which Emulex, or any related company of Emulex, is a party.

Dr. Ian Graham Lock-Up Agreement

13.2	Emulex, and Dr. Ian Graham and Mrs. Mary Agnes Lehar-Graham (together, the Grahams) entered into a Lock-Up Agreement dated 6 December 2012 under which:

(a)	Emulex, subject to paragraph 13.2(b) below, agrees to make the Offer, by 21 December 2012;

(b)	the Grahams agree not to dispose or deal in their Endace Shares otherwise than as contemplated in the Lock-Up Agreement;

(c)	the Grahams agree to accept the Offer once made; and

(d)	the obligation to accept the Offer is conditional on the Offer Price being not below the bottom of the valuation range of the Independent Adviser’s Report.

Mr. Michael Riley Lock-Up Agreement

13.3	Emulex and Mr. Michael Riley entered into a Lock-Up Agreement dated 6 December 2012 under which:

(a)	Emulex, subject to paragraph 13.3(b) below, agrees to make the Offer, by 21 December 2012;

(b)	Mr. Riley agrees not to dispose or deal in his Endace Options otherwise than as contemplated in the Lock-Up Agreement;

(c)	Mr. Riley agrees to accept the Offer once made; and

(d)	the obligation to accept the Offer is conditional on the Offer Price being not below the bottom of the valuation range of the Independent Adviser’s Report.

Letters from Mr. John Scott and Mr. Mark Rowan

13.4	Each of Mr. John Scott and Mr. Mark Rowan has confirmed by letter to the board of Emulex that he will use all reasonable efforts to accept or procure acceptance of the Offer for 131,110 Endace Shares and 323,459 Endace Shares, respectively, subject to:

(a)	the Offer Price being not below the bottom of the valuation range of the Independent Adviser’s Report;

(b)	the Offer being completed before 31 March 2013; and

(c)	no other bona fide offer being received in excess of the Offer Price.

13A.	Interests of Endace’s substantial security holders in material contracts of Emulex or related company

13A.1	Except as set out in paragraph 13A.2 below, no person who, to the knowledge of the Directors or the Senior Officers, holds or controls 5% or more of any class of equity securities of Endace has an interest in any material contract to which Emulex, or any related company of Emulex, is a party.

Hargreave Hale Institutional Irrevocable Undertaking Deed

13A.2	Hargreave Hale Limited (on behalf of Marlborough Fund Managers) (Hargreave Hale) provided to Emulex an Institutional Irrevocable Undertaking Deed dated 5 December 2012 under which:

(a)	Hargreave Hale agrees not to dispose or deal in its Endace Shares otherwise than as contemplated in the Institutional Irrevocable Undertaking Deed;

(b)	Hargreave Hale agrees to accept the Offer once made; and

(c)	the obligation to accept the Offer is conditional on Emulex making the Offer by 21 December 2012 and there being no superior offer (in particular, an offer for all the Endace Shares with an offer price at least 10% greater than the Offer).

14.	Additional information

In the opinion of the Directors, no additional information, within the knowledge of Endace, is required to make the information in the Offer Document correct or not misleading.

15.	Recommendation

Independent Board

15.1	The board of Directors has appointed a committee of directors (the Independent Board) to attend to all matters associated with the Offer. That committee comprises Mr. John Scott, Mr. Mark Giles, Mr. Mark Rowan, Mr. Clayton Wakefield and Mr. Simon Wilson.

15.2	Dr. Ian Graham, as the holder or controller, together with his associates, of 1,133,705 Endace Shares, has a potential conflict of interest in respect of the Offer and therefore is not a member of the committee.

15.3	Mr. Michael Riley, being the Chief Executive Officer of Endace, also has a potential conflict of interest in respect of the Offer, and therefore is not a member of the committee.

15.4	Subject to there being no higher offer for the board of Directors to consider, it is the unanimous recommendation of the board of Directors, which has been advised in this by the Independent Board, that the Offer should be accepted by all Shareholders and Optionholders. In reaching this conclusion, the board of Directors has considered the following main aspects of the Offer:

The Offer Price

(a)	Emulex has offered GBP 5.00 per Endace Share, representing a 65% premium to the closing price immediately before Emulex announced its intention to make the Offer. By almost every valuation metric, this is a good offer and is 15% above the top end of the range calculated by the independent advisers, Grant Samuel.

The consideration

(b)	Emulex will purchase the Endace Shares for cash.

Emulex as a future owner of Endace

(c)	The board of Directors believes that Emulex will be an excellent owner of Endace. Emulex has taken a great deal of trouble to understand and validate Endace’s technology, to work out how Emulex will harness it in the future and to create a road map for Emulex’s own product offerings in which Endace plays a major role. Furthermore, with Emulex’s existing distribution channels in the United States and elsewhere, Emulex is better placed to develop sales of Endace products than Endace is as a relatively small independent and non-United States entity.

Prospects for Endace’s employees

(d)	Emulex plans to maintain Endace’s brand, and has made it clear that Emulex places immense value on Endace’s employees around the world. In particular, Emulex has made commitments to maintain and grow Endace’s research and development operations in New Zealand, and support Endace’s strategy to create an International Centre of Excellence for Intelligent Network Monitoring and Recording in New Zealand.

Support from shareholders

(e)	The Offer has already attracted indications of support from Shareholders, several of whom have entered into commitments to accept the Offer.

16.	Actions of Endace

16.1	Except for the arrangements summarised in paragraphs 10 and 12, there are no material agreements or arrangements (whether legally enforceable or not) of Endace or its related companies entered into as a consequence of, in response to, or in connection with, the Offer.

No negotiations underway

16.2	There are no negotiations underway as a consequence of, in response to, or in connection with, the Offer that relate to, or could result in:

(a)	an extraordinary transaction, such as a merger, amalgamation or reorganisation, involving Endace or any of its related companies;

(b)	the acquisition or disposition of material assets by Endace or any of its related companies;

(c)	an acquisition of equity securities by, or of, Endace or any related company of Endace; or

(d)	any material change in the equity securities on issue, or policy relating to distributions, of Endace.

17.	Equity securities of Endace

Endace Shares

17.1	There are currently 15,220,068 Endace Shares on issue. These are fully paid. Subject to certain conditions in Endace’s constitution, each Share confers on the holder the right to:

(a)	an equal share in the distribution of surplus assets of Endace on a per Endace Share basis;

(b)	participate in certain further issues of equity securities by Endace;

(c)	an equal share in dividends authorised by the board of Directors on a per Endace Share basis; and

(d)	cast one vote on a show of hands (in respect of all Endace Shares held by the relevant Shareholder), or one vote on a poll (for each Endace Share held), at a meeting of the Shareholders on any resolution, including any resolution to:

(i)	appoint or remove a director or auditor;

(ii)	alter Endace’s constitution;

(iii)	approve a major transaction;

(iv)	approve an amalgamation of Endace under section 221 of the Companies Act 1993; and

(v)	put Endace into liquidation.

Endace Options

17.2	There are currently 1,789,769 Endace Options on issue. The options confer no rights in respect of capital, distributions or voting, other than the right to acquire Endace Shares which, if acquired, will have the rights attaching to Endace Shares referred to in paragraph 17.1 above. The material terms of the Endace Options are set out in Schedule 5.

18.	Financial information

18.1	Each person to whom the Offer is made is entitled to obtain from Endace a copy of Endace’s most recent annual report (being the annual report for the year ended 31 March 2012) by making a written request to:

The Company Secretary

Endace Limited

Level 2, Building A

The Millennium Building

Phase 2

600 Great South Road

Ellerslie

Auckland 1051

New Zealand

18.2	A copy of the annual report is also available on Endace’s website at www.endace.com.

18.3	A copy of Endace’s most recent half-yearly report since the annual report referred to in paragraph 18.1 above, (being the half-yearly report for the six months ended 30 September 2012), is appended to this Target Company Statement as Appendix 3.

18.4	No interim report has been issued by Endace since the issue of the half-yearly report referred to in paragraph 18.3 above.

18.5	Other than as set out in Endace’s most recent half-yearly report, there have been no material changes in the financial or trading position, or prospects, of Endace since its 31 March 2012 annual report.

18.6	Other than as set out elsewhere in this Target Company Statement, or as contained in the Independent Adviser’s Report or the Class Report:

(a)	there have been no known material changes in the financial or trading position, or prospects, of Endace since the 31 March 2012 annual report; and

(b)	there is no other information about the assets, liabilities, profitability and financial affairs of Endace that could reasonably be expected to be material to the making of a decision by Shareholders or Optionholders to accept or reject the Offer.

19.	Independent advice on merits of Offer

Grant Samuel is the independent adviser who has provided a report under Rule 21 of the Takeovers Code (the Independent Adviser’s Report). A copy of the Independent Adviser’s Report is appended to this Target Company Statement as Appendix 1.

19A.	Different classes of securities

19A.1	The Takeovers Code requires Emulex to obtain a report from an independent adviser to certify that the consideration and terms offered for the Endace Options are fair and reasonable in comparison with the consideration and terms offered for Endace Shares and as between classes of Endace Options.

19A.2	Emulex has obtained an independent adviser’s report under Rule 22 of the Takeovers Code from Taylor Duignan Barry Limited (the Class Report). A copy of the Class Report is appended to this Target Company Statement as Appendix 2.

20.	Asset valuations

No information provided in this Target Company Statement refers to a valuation of any asset of Endace.

21.	Prospective financial information

21.1	The Independent Adviser’s Report contains prospective financial information in relation to Endace. The principal assumptions on which the prospective financial information is based are set out in the Independent Adviser’s Report.

21.2	Other than the prospective financial information referred to in paragraph 21.1 above, this Target Company Statement does not refer to any other prospective financial information about Endace.

22.	Sales of unquoted equity securities under Offer

22.1	The Endace Options are not quoted on AIM.

22.2	No Endace Options have been disposed of during the 12 month period ending on 19 December 2012 (being the latest practicable date before the date of this Target Company Statement) other than the forfeiture of 126,000 Endace Options following the relevant Optionholders leaving the employment of the Endace group. No consideration was paid in respect of these Endace Options.

23.	Market prices for quoted equity securities under Offer

23.1	The Endace Shares are quoted on AIM.

23.2	The closing price on AIM of Endace Shares on:

(a)	19 December 2012, being the latest practicable working day before the date on which this Target Company Statement was sent by Endace, was GBP 4.80; and

(b)	5 December 2012, being the last day on which AIM was open for business before the Notice Date, was GBP 3.025.

23.3	The highest and lowest closing market prices of Endace Shares on AIM (and the relevant dates) during the six months before the Notice Date, were as follows:

(a)	the highest closing market price was GBP 3.80 (on 11 June 2012); and

(b)	the lowest closing market price was GBP 2.775 (on each of 5 October 2012 and 8 October 2012).

23.4	During the six month period before the Notice Date, Endace did not issue any equity securities, make any changes to any equity securities on issue or make any distributions that could have affected the market prices of Endace Shares referred to in paragraphs 23.2 and 23.3 above.

23.5	There is no other information about the market price of the equity securities of Endace that would reasonably be expected to be material to the making of a decision by holders of such equity securities to accept or reject the Offer.

24.	Other information

24.1	The following information is considered by Endace to be information that could reasonably be expected to be material to the making of a decision by the holders of equity securities of Endace as to whether to accept or reject the Offer, and the timing of the giving of any acceptance:

(a)	the terms of the Offer state that, once given, acceptances may not be withdrawn by acceptors unless Emulex fails to pay acceptors in accordance with the Takeovers Code;

(b)	if Emulex increases the price of the Offer, Emulex must provide the increased price to all holders of equity securities of Endace whose equity securities are acquired under the Offer, whether or not the holder accepted the Offer before or after the price was increased; and

(c)	the board of Directors has, on 27 November 2012, exercised its discretion under the Scheme Rules to alter the period during which an Optionholder may exercise some or all of its Endace Options where a Takeover or Business sale is proposed to occur. In particular, the board of Directors has resolved that, if a Takeover or Business sale occurs:

(i)	all Standard Endace Options become exercisable (to the extent not already exercisable); and

(ii)

the final cut-off date for the exercise of all Endace Options (i.e., both Accelerated Endace Options and Standard Endace Options) is the date falling 10 days after the Takeover or Business sale occurs[8], failing which unexercised Endace Options will expire and automatically be cancelled.

25.	Approval of this Target Company Statement

25.1	The contents of this Target Company Statement have been approved by the Independent Board, which has been delegated with authority by the board of Directors to do so.

25.2	As disclosed in paragraph 15, the other Directors (Dr. Ian Graham and Mr. Michael Riley) are not members of the Independent Board because each of them has a potential conflict of interest in respect of the Offer. As a result, they have not formally approved this Target Company Statement.

[8]	In the context of the Offer, a Takeover occurs on the date on which the Offer becomes unconditional.

26.	Interpretation

26.1	In this Target Company Statement:

Accelerated Endace Options has the meaning given to it in Schedule 5;

AIM means the AIM market in London operated by London Stock Exchange plc;

Business sale means substantially all of Endace’s business is purchased by a third party (or a group of associated third parties) not associated with persons who are shareholders prior to the purchase;

Class Report has the meaning given to it in paragraph 19A.2 of this Target Company Statement;

Competing Offer means a cash offer at a price greater than the Offer Price;

Directors means the directors of Endace;

Endace means Endace Limited, a company incorporated in New Zealand with company number 1517930 and having its registered office at Level 2, Building A, The Millennium Building, Phase 2, 600 Great South Road, Ellerslie, Auckland 1051, New Zealand;

Endace Share Scheme means the Endace Limited Employee Share Scheme No. 1 established on 23 December 2004, as amended from time to time;

Emulex means El Dorado Research Ventures Limited, a company incorporated in New Zealand with company number 4116578 and having its registered office at Level 7, 36 Brandon Street, Wellington 6011, New Zealand;

Emulex Corporation means Emulex Corporation, a company incorporated in the State of Delaware and having its principal executive offices at 3333 Susan Street, Costa Mesa, California, United States;

GBP means pounds sterling;

Independent Adviser’s Report has the meaning given to it in paragraph 19 of this Target Company Statement;

Independent Board has the meaning given to it in paragraph 15 of this Target Company Statement;

Notice Date means 6 December 2012, being the date on which Endace received the Takeover Notice;

Offer means the full takeover offer by Emulex to purchase all of:

(a)	the Endace Shares for a purchase price of GBP 5.00 per Endace Share, payable in cash; and

(b)

the Endace Options for a purchase price payable in cash (with the purchase price payable for an Endace Option being GBP 5.00 less the relevant exercise price payable by the Optionholder to convert that Endace Option to an Endace Share pursuant to the terms of that Endace Option9);

Offer Document means the offer document dated 21 December 2012, being Parts 1 to 4 of the document accompanying this Target Company Statement;

Offer Period means the offer period (as defined in the Takeovers Code) of the Offer;

Offer Price means the offer price of GBP 5.00 per Endace Share pursuant to the Offer;

Option Class means a class of Endace Options, each as described in Schedule 5;

Optionholders means the holders of Endace Options that are the subject of the Offer by Emulex;

Scheme Rules has the meaning given to it in Schedule 5;

Shareholders means the holders of Endace Shares that are the subject of the Offer by Emulex;

Standard Endace Options has the meaning given to it in Schedule 5;

Takeover means 50% or more of Endace’s voting shares are purchased by a third party (or a group of associated third parties) not associated with persons who are shareholders prior to the purchase;

Takeovers Act means the New Zealand Takeovers Act 1993;

Takeovers Code means the New Zealand Takeovers Code approved by the Takeovers Code Approval Order 2000 (as amended);

Takeover Notice means the notice given by Emulex to Endace pursuant to rule 41 of the Takeovers Code; and

US$ means United States dollars.

26.2	Words and expressions defined in the Takeovers Act or the Takeovers Code and not otherwise defined in this Target Company Statement have the same meaning when used in this Target Company Statement.

27.	Certificate

To the best of our knowledge and belief, after making proper enquiry, the information contained in or accompanying this statement is, in all material respects, true and correct and not misleading, whether by omission of any information or otherwise, and includes all the information required to be disclosed by Endace under the Takeovers Code.

SIGNATURES

John Scott	Clayton Wakefield
Director	Director

Michael Riley	Kate Parsons
Chief Executive Officer	Chief Financial Officer

[9]

If the exercise price payable by an Optionholder to convert an Endace Option to an Endace Share pursuant to the terms of that Endace Option is equal to, or greater than, GBP 5.00, the purchase price payable for that Endace Option is zero.

Schedule 1: Equity securities of any class of Endace held or controlled by Directors and Senior Officers (paragraph 5.1)10

Name	Description	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[11]
Ian Graham[12]	Director	Endace Shares	1,133,705	7.45%
John Scott	Director	Endace Shares	131,110	0.86%
Michael Riley	Director and Senior Officer (Chief Executive Officer)	Endace Shares	2[13]	0.00%
		Option Class 3	95,000	71.61%
		Option Class 4	55,000	100%
		Option Class 10	443,953	100%
		Total Options	593,953	33.19%
Mark Rowan	Director	Endace Shares	323,459[14]	2.13%
Stuart Wilson	Senior Officer (Chief Technology Officer)	Endace Shares	10,000	0.07%
		Option Class 3	25,000	18.84%
		Option Class 5	83,107	100%
		Option Class 20	40,000	60.15%
		Total Options	148,107	8.28%
Neil Livingston	Senior Officer (Chief Product Officer)	Option Class 15	100,000	82.99%
		Total Options	100,000	5.59%
Chris Komatas	Senior Officer (VP Operations)	Option Class 18	50,000	100%
		Option Class 21	50,000	40.72%
		Total Options	100,000	5.59%
Michael Kelley	Senior Officer (VP Global Services)	Option Class 9	30,000	40.82%
		Option Class 12	20,000	14.13%
		Total Options	50,000	2.79%
Kate Parsons	Senior Officer (Chief Financial Officer)	Option Class 13	5,000	29.41%
		Option Class 19	5,000	71.43%
		Option Class 23	90,000	100%
		Total Options	100,000	5.59%

[10]	This information is taken from responses to questionnaires circulated to Directors and Senior Officers by Endace.

[11]	Rounded to two decimal places where necessary.

[12]	Held jointly with Mary Agnes Lehar-Graham.

[13]	One of the two Endace Shares is held by Jenny Riley, an associate of Michael Riley.

[14]	50,000 of the Endace Shares are held by Katharine Rowan, an associate of Mark Rowan.

Schedule 2: Persons (other than Directors and Senior Officers) holding or controlling more than 5% of equity securities of any class of Endace (paragraph 5.2)15 16

Name	Description	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[17]
BlackRock Investment Management (UK) Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	2,261,133	14.86%
Elliott International L.P., Liverpool Limited Partnership[18]	Holder or controller of more than 5% of Endace Shares	Endace Shares	1,468,500	9.65%
Richardson Trustee Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	994,739	6.54%
Selwyn Lyall Pellett, Denise Suzanne Wallwork and Frances Valintine	Holder or controller of more than 5% of Endace Shares	Endace Shares	896,982	5.89%
Hargreave Hale Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	815,250[19]	5.36%
Jeremy Stringer	Holder or controller of more than 5% of Option Class 1	Option Class 1	516[20]	100%
		Option Class 20	3,000	4.51%
		Option Class 21	2,000	1.63%
		Total Options	5,516	0.31%
Neil Hopkins	Holder or controller of more than 5% of Option Class 2	Endace Shares	1	0.00%
		Option Class 2	168,852	100%
		Total Options	168,852	9.43%
David Earl	Holder or controller of more than 5% of Option Class 3	Endace Shares	30,069	0.20%
		Option Class 3	10,000	7.54%
		Option Class 21	5,000	4.07%
		Total Options	15,000	0.84%
Gary Woods	Holder or controller of more than 5% of Option Class 6	Option Class 6	6,500	100%
		Total Options	6,500	0.36%
Amie Stariha	Holder or controller of more than 5% of Option Class 7	Option Class 7	5,000	26.32%
		Total Options	5,000	0.28%

[15]

The information relating to BlackRock Investment Management (UK) Limited, Richardson Trustee Limited, Selwyn Lyall Pellett, Denise Suzanne Wallwork and Frances Valintine, and Hargreave Hale Limited was provided by or on behalf of the named persons in response to questionnaires circulated by Endace after receipt of the Takeover Notice.

[16]

The information relating to holders or controllers of more than 5% of an Option Class is taken from responses to questionnaires circulated by Endace to persons believed by Endace, to the best of its knowledge, to be such holders or controllers.

[17]	Rounded to two decimal places where necessary.

[18]	This information is taken from form TR-1: Notification of Major Interest in Shares provided by Elliott Capital Advisors, L.P. to Endace on 19 December 2012.

[19]

805,000 Endace Shares are held by Hargreave Hale Limited for and on behalf of Marlborough Fund Managers. The remaining 10,250 Endace Shares are held by Hargreave Hale Limited for and on behalf of discretionary account holders.

[20]	Jeremy Stringer’s options in Option Class 1 convert into 1,548 shares.

Name	Description	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[17]
Edward Statham	Holder or controller of more than 5% of Option Class 7	Option Class 7	1,000	5.26%
		Total Options	1,000	0.06%
Glen Carpenter	Holder or controller of more than 5% of Option Class 7	Option Class 7	6,000	31.58%
		Option Class 21	1,600	1.30%
		Total Options	7,600	0.42%
Ian Dredge	Holder or controller of more than 5% of Option Class 7	Option Class 7	5,000	26.32%
		Total Options	5,000	0.28%
Kent Gordon	Holder or controller of more than 5% of Option Class 7	Option Class 7	1,000	5.26%
		Total Options	1,000	0.06%
Jeff Brown	Holder or controller of more than 5% of Option Class 8	Option Class 8	37,500	78.13%
		Total Options	37,500	2.10%
Max Allen	Holder or controller of more than 5% of Option Class 8	Option Class 8	3,000	6.25%
		Total Options	3,000	0.17%
Babak Jafari	Holder or controller of more than 5% of Option Class 9	Option Class 9	4,000	5.44%
		Total Options	4,000	0.22%
Gary Gruber	Holder or controller of more than 5% of Option Class 9	Option Class 9	10,000	13.61%
		Total Options	10,000	0.56%
James Barrett	Holder or controller of more than 5% of Option Class 9	Option Class 9	5,000	6.80%
		Total Options	5,000	0.28%
John Attala	Holder or controller of more than 5% of Option Class 9	Option Class 9	10,000	13.61%
		Total Options	10,000	0.56%
John Russell	Holder or controller of more than 5% of each of Option Class 9 and Option Class 13	Option Class 9	7,000	9.52%
		Option Class 13	8,000	47.06%
		Total Options	15,000	0.84%
Neil Templeman	Holder or controller of more than 5% of Option Class 9	Option Class 9	4,000	5.44%
		Total Options	4,000	0.22%
Ching-Hua Yang	Holder or controller of more than 5% of Option Class 11	Option Class 11	1,000	15.09%
		Total Options	1,000	0.06%
Steve Baechle	Holder or controller of more than 5% of Option Class 11	Option Class 11	5,625	84.91%
		Total Options	5,625	0.31%
Jason Moore	Holder or controller of more than 5% of each of Option Class 12 and Option Class 21	Option Class 12	85,000	60.07%
		Option Class 21	10,000	8.14%
		Total Options	95,000	5.31%
Tim Nichols	Holder or controller of more than 5% of each of Option Class 12 and Option Class 15	Option Class 12	30,000	21.20%
		Option Class 15	20,000	16.60%
		Total Options	50,000	2.79%
Marjonel Montejo	Holder or controller of more than 5% of Option Class 13	Option Class 13	1,000	5.88%
		Total Options	1,000	0.06%
Andrew Summers	Holder or controller of more than 5% of Option Class 14	Option Class 14	4,000	72.73%
		Total Options	4,000	0.22%

Name	Description	Class of equity security or total Options	Number of equity securities held or controlled	Percentage of class or total number of Options[17]
Justin Wang	Holder or controller of more than 5% of Option Class 14	Option Class 14	500	9.09%
		Total Options	500	0.03%
Kevin Slade	Holder or controller of more than 5% of Option Class 14	Option Class 14	500	9.09%
		Total Options	500	0.03%
Suparna Mukherji	Holder or controller of more than 5% of Option Class 14	Option Class 14	500	9.09%
		Total Options	500	0.03%
Christopher Tomlinson	Holder or controller of more than 5% of Option Class 16	Option Class 16	5,000	16.67%
		Total Options	5,000	0.28%
Jeffrey Paine	Holder or controller of more than 5% of Option Class 16	Option Class 16	25,000	83.33%
		Total Options	25,000	1.40%
Tom Jones	Holder or controller of more than 5% of Option Class 17	Option Class 17	1,250	45.45%
		Total Options	1,250	0.07%
Tom Leahy	Holder or controller of more than 5% of Option Class 17	Option Class 17	1,500	54.55%
		Option Class 21	3,500	2.85%
		Total Options	5,000	0.28%
Julie Davis	Holder or controller of more than 5% of Option Class 19	Option Class 19	2,000	28.57%
		Total Options	2,000	0.11%
Barry Shaw	Holder or controller of more than 5% of Option Class 20	Endace Shares	770	0.00%
		Option Class 20	4,000	6.02%
		Option Class 21	2,000	1.63%
		Total Options	6,000	0.34%
Phil Dean	Holder or controller of more than 5% of Option Class 20	Option Class 20	15,000	22.56%
		Option Class 21	1,200	0.98%
		Total Options	16,200	0.91%
Sander Lommertzen	Holder or controller of more than 5% of Option Class 21	Option Class 21	10,000	8.14%
		Total Options	10,000	0.56%
Martha Wu	Holder or controller of more than 5% of Option Class 22	Option Class 22	5,000	5.88%
		Total Options	5,000	0.28%
Robert Atherton	Holder or controller of more than 5% of Option Class 22	Option Class 22	40,000	47.06%
		Total Options	40,000	2.23%
Sri Ganeshan Sundralingam	Holder or controller of more than 5% of Option Class 22	Option Class 22	40,000	47.06%
		Total Options	40,000	2.23%
Andrew Weisman	Holder or controller of more than 5% of Option Class 24	Option Class 24	2,000	23.53%
		Total Options	2,000	0.11%
Boanerges Bruno	Holder or controller of more than 5% of Option Class 24	Option Class 24	5,000	58.82%
		Total Options	5,000	0.28%
Chris Bone	Holder or controller of more than 5% of Option Class 24	Option Class 24	1,500	17.65%
		Option Class 21	1,500	1.22%
		Total Options	3,000	0.17%
Andrew Harsant	Holder or controller of more than 5% of Option Class 25	Option Class 25	5,000	100%
		Total Options	5,000	0.28%

Schedule 3: Issues of equity securities of Endace to Directors or Senior Officers during the previous two years (paragraph 5.3)20

Name	Description	Class of equity security	Number of equity securities issued	Issue price per equity security	Date of issue
John Scott	Director	Endace Shares issued upon exercise of 21,605 options[21]	21,605	GBP 1.62	10 June 2011
Mark Rowan	Director	Endace Shares issued upon exercise of 61,729 options[22]	61,729	GBP 1.62	6 June 2011
Michael Kelley	Senior Officer	Endace Options Class 12	20,000	Not applicable	12 August 2010
		Endace Options Class 9	30,000	Not applicable	9 November 2010
Kate Parsons	Senior Officer	Endace Options Class 13	5,000	Not applicable	10 February 2011
		Endace Options Class 23	90,000	Not applicable	22 August 2011

[20]	This information is taken from responses to questionnaires circulated to Directors and Senior Officers by Endace.

[21]

These options were issued on 22 May 2006 pursuant to a matching share option scheme entered into by Endace and John Scott. Under this scheme, John Scott subscribed 21,605 shares at GBP 1.62 (being the price at which Endace’s initial placement of shares was made) (the Placing Price) and became entitled to options over 21,065 shares, vesting over three years with an exercise price equal to the Placing Price.

[22]

These options were issued on 22 May 2006 pursuant to a matching share option scheme entered into by Endace and Mark Rowan. Under this scheme, Mark Rowan subscribed 61,729 shares at the Placing Price and became entitled to options over 61,729 shares, vesting over three years with an exercise price equal to the Placing Price.

Schedule 4: Trading in equity securities of Endace during the previous six months (paragraph 6)

Part A: Acquisitions or disposals of equity securities of Endace during the previous six months by Directors and Senior Officers23

None

Part B: Acquisitions or disposals of equity securities of Endace during the previous six months by persons (other than Directors and Senior Officers) holding or controlling 5% or more of equity securities of any class of Endace24

Name	Description	Class of equity security	Acquisition or disposal	Number of equity securities	Date	Consideration per equity security
Hargreave Hale Limited	Holder or controller of more than 5% of Endace Shares	Endace Shares	Disposal	19,000	Not disclosed	GBP 3.075
Elliott International L.P., Liverpool Limited Partnership	Holder or controller of more than 5% of Endace Shares	Endace Shares	Acquisition	1,468,500	17 December 2012	GBP 4.75

[23]	This information is taken from responses to questionnaires circulated to Directors and Senior Officers by Endace.

[24]

This information is taken from responses to questionnaires circulated by Endace to persons believed by Endace, to the best of its knowledge, to hold or control 5% or more of equity securities of any class of Endace, information publicly-available on the Endace section of AIM’s website and form TR-1: Notification of Major Interest in Shares provided by Elliott Capital Advisors, L.P. to Endace on 19 December 2012.

Schedule 5: Material terms of Endace Options (paragraph 17.2)

The terms on which Endace Options are granted are set out in the rules of the Endace Share Scheme, as most recently amended by an Endace board resolution of 15 September 2010 (the Scheme Rules). There are two sections to the Scheme Rules: the “Accelerated Section”, pursuant to which Endace Options are granted to certain directors or senior management of Endace (or any of its subsidiaries) (Accelerated Endace Options) and the “Standard Section”, pursuant to which Endace Options are granted to certain employees of Endace (or any of its subsidiaries) (Standard Endace Options). The principal difference under the Scheme Rules between Accelerated Endace Options and Standard Endace Options is that:

(a)	if a Takeover, Business sale or other equivalent transaction occurs, Accelerated Endace Options become exercisable (to the extent not already exercisable); and

(b)	if a Takeover, Business sale or other equivalent transaction occurs, Standard Endace Options that have not become exercisable remain so.

All Endace Options issued prior to 20 September 2007 were Accelerated Endace Options.

Notwithstanding this principal difference, the board of Directors has, on 27 November 2012, exercised its discretion under the Scheme Rules to alter the period during which an Optionholder may exercise some or all of its Endace Options where a Takeover or Business sale is proposed to occur. In particular, the board of Directors has resolved that, if a Takeover or Business sale occurs:

(a)	all Standard Endace Options become exercisable (to the extent not already exercisable); and

(b)

the final cut-off date for the exercise of all Endace Options (i.e., both Accelerated Endace Options and Standard Endace Options) is the date falling 10 days after the Takeover or Business sale occurs[25], failing which unexercised Endace Options will expire and automatically be cancelled.

As at 19 December 2012 (being the latest practicable date before the date of this Target Company Statement), the following Endace Options are on issue:

Option Class	Number of Endace Shares over which Endace Options remain outstanding	Exercise price per Endace Share
1	1,548	GBP 0.0012
2	168,852	GBP 1.045
3	132,666	GBP 1.195
4	55,000	GBP 1.41
5	83,107	GBP 1.685
6	6,500	GBP 1.895
7	19,000	GBP 1.93
8	48,000	GBP 1.95
9	73,500	GBP 1.99
10	443,953	GBP 2.00
11	6,625	GBP 2.02
12	141,500	GBP 2.20

[25]	In the context of the Offer, a Takeover occurs on the date on which the Offer becomes unconditional.

Option Class	Number of Endace Shares over which Endace Options remain outstanding	Exercise price per Endace Share
13	17,000	GBP 2.52
14	5,500	GBP 2.53
15	120,500	GBP 2.58
16	30,000	GBP 3.34
17	2,750	GBP 3.44
18	50,000	GBP 3.54
19	7,000	GBP 3.72
20	66,500	GBP 4.27
21	122,800	GBP 4.29
22	85,000	GBP 4.37
23	90,000	GBP 4.60
24	8,500	GBP 5.34
25	5,000	GBP 5.50
Total	1,790,801

The following material terms are common to both Accelerated Endace Options and Standard Endace Options (except as described in paragraph 8 below).

1.

Each Endace Option confers the right to acquire one Endace Share[26] (subject to adjustments considered by the board of Directors to be equitable on the occurrence of a reconstruction of Endace’s share capital).

2.	Each Endace Share allotted on the exercise of an Endace Option ranks equally in all respects with all other Endace Shares on issue and will be freely transferable.

3.	Endace Options do not participate in dividends, issues of equity capital, capital having an element of equity, securities convertible into equity capital or similar instruments.

4.	Endace Options carry no voting rights.

5.	Endace Options cannot be transferred unless specifically approved in writing by the board of Directors. In this context, the board of Directors has, on 27 November 2012, resolved that the transfer of Endace Options by the relevant Optionholder to Emulex pursuant to the Offer is approved.

6.	The exercise price for each Endace Option is based on a three month trailing average share price of Endace, prior to the grant date.[27]

7.	For each Endace Option issued:

(a)	prior to 11 October 2010, if the relevant Optionholder decides to exercise Endace Options, that Optionholder must exercise all of the Endace Options that are exercisable at that time; and

(b)	on or after 11 October 2010, if the relevant Optionholder decides to exercise Endace Options, that Optionholder must exercise all of the Endace Options within a tranche that are exercisable at that time. If an Optionholder holds Endace Options from different tranches and those tranches of Endace Options are exercisable, that Optionholder can elect to exercise all the Endace Options within one tranche or all the Endace Options within each of the tranches. An Optionholder cannot exercise some (and not all) of the Endace Options within a tranche.

[26]	However, each Endace Option forming Option Class 1 confers the right to acquire three Endace Shares.

[27]	However, each Endace Option forming Option Class 1 has an exercise price of 0.12 pence.

8.

If an Optionholder ceases to be employed for whatever reason by Endace of any subsidiary of Endace then any Endace Options that have not become exercisable prior to the date on which that Optionholder ceases to be employed will automatically be cancelled. Endace Options that have become exercisable prior to the date on which that Optionholder ceases to be employed[28] must be exercised within 90 days (in the case of Accelerated Endace Options) and 30 days (in the case of Standard Endace Options) of the date of cessation of employment, after which date the Endace Options are cancelled.

[28]	Other than any Endace Option forming Option Classes 1 to 6, or 10.

Appendix 1: Independent Adviser’s Report

Endace Limited

Independent Advisers Report on the Takeover

Offer by Emulex Corporation

December 2012

Grant Samuel confirms that it:

¡         has no conflict of interest that could affect its ability to provide an unbiased report; and

¡         has no direct or indirect pecuniary or other interest in the proposed transaction considered in this report, including any success or contingency fee or remuneration, other than to receive the cash fee for providing this report.

Grant Samuel has satisfied the Takeovers Panel, on the basis of the material provided to the Panel, that it is independent under the Takeovers Code for the purposes of preparing this report.

LEVEL 31, VERO CENTRE, 48 SHORTLAND STREET, PO BOX 4306, AUCKLAND 1140

T: +64 9 912 7777    F: +64 9 912 7788

WWW.GRANTSAMUEL.CO.NZ

Table of Contents

Glossary		3

1.	Terms of the Emulex Offer	4

1.1	Background	4
1.2	Details of the Emulex Offer	4
1.3	Requirements of the Takeovers Code	5

2.	Scope of the Report	7

2.1	Purpose of the Report	7
2.2	Basis of Evaluation	7
2.3	Approach to Valuation	7

3.	Overview of the Network Monitoring Industry	9

3.1	Background	9
3.2	Markets	9

4.	Profile of Endace	10

4.1	Background	10
4.2	Products	11
4.3	Customers	11
4.4	Competition	12
4.5	Grants	13
4.6	Manufacturing	13
4.7	Financial Performance	13
4.8	Financial Position	16
4.9	Cash Flows	17
4.10	Capital Structure and Ownership	18
4.11	Share Price Performance	19

5.	Profile of Emulex	21

5.1	Background	21
5.2	Operations	21
5.3	Financial Profile	21

6.	Valuation of Endace	22

6.1	Summary	22
6.2	Preferred Methodology	23
6.3	Multiple Analysis	24

7.	Merits of the Emulex Offer Full Takeover	27

7.1	The Value of the Emulex Offer	27
7.2	Rationale for the Offer / Timing and circumstances surrounding the Offer	27
7.3	Factors affecting the outcome of the Offer	28
7.4	Potential Outcomes of the Emulex Offer	29
7.5	An investment in Endace	30
7.6	Acceptance or Rejection of the Emulex Offer	31

Appendix A – Recent Transaction Evidence		32

Appendix B – Comparable Listed Companies		35

Appendix C – Valuation Methodology Descriptions		37

Appendix D – Interpretation of Multiples		39

Appendix E – Qualifications, Declarations and Consents		41

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INDEPENDENT ADVISERS REPORT

Glossary

Term	Definition

Emulex	Emulex Corporation

Endace	Endace Limited

EBIT	Earnings before interest and tax

EBITDA	Earnings before interest, tax, depreciation and amortisation

FY	The financial year ended

Offer	the Emulex Offer

Packet	Data Packet is a basic unit of communication over a digital network

DAG Card	Data Acquisition and Generation Card

AIM	London Stock Exchange’s Alternative Investment Market

R&D	Research & Development

VWAP	Volume weighted average share price

83
	ENDACE	3
INDEPENDENT ADVISERS REPORT

1.	Terms of the Emulex Offer

1.1	Background

On 6 December 2012 El Dorado Research Ventures Limited, a wholly-owned subsidiary of Emulex Corporation (Emulex), a United States company listed on the New York Stock Exchange, announced that it would make a full offer under the Takeovers Code for all of the equity securities in Endace Limited (Endace) at a price of £5 per share and for the options £5 less the conversion price payable per option (the Emulex Offer). The Emulex Offer will be made to Endace shareholders and optionholders on 21 December 2012 and remains open for acceptance until 29 January 2013, unless extended.

Endace was founded in New Zealand in 2001 and today it operates out of offices in New Zealand, USA, Australia and the United Kingdom. Endace listed on the Alternative Investment Market (AIM) of the London Stock Exchange in June 2005. The rules governing the AIM market deem that the main country of operation is determined by where the largest proportion of the asset base for that particular company is located. As the largest proportion of Endace’s assets are based in New Zealand, Endace’s main country of operation for the purposes of the AIM Rules is deemed to be New Zealand. In the context of the New Zealand market, Endace is defined as a Code Company by the rules and regulations of the New Zealand Takeovers Code. Code Companies are those entities that have 50 shareholders or more. As at 30 November 2012, Endace had approximately 200 shareholders.

1.2	Details of the Emulex Offer

The Emulex Offer is for all of the Ordinary Shares in Endace and all the options on issue. The consideration offered for each Ordinary Share is £5 in cash (the Offer Price). The consideration for each option is the Offer Price of £5 less the exercise price payable by the holder to convert the option to a share pursuant to the terms of issue for the relevant option.

The Emulex Offer is conditional upon a range of conditions including:

¡	acceptances received for the Emulex Offer meet or exceed 90% of the issued shares in Endace;

¡	Emulex obtaining all consents required under the Overseas Investment Act 2005 and Overseas Investment Regulations 2005 for the acquisition of Endace;

¡	no dividends, bonuses or other payments of distributions including share buy backs have been or will be declared, paid or made;

¡	no further shares, convertible securities, other securities of any nature (including options, rights or interests in any ordinary shares) have been issued or agreed to be issued by Endace;

¡	Endace must not undertake or commit to any capital expenditure or divestment over NZ$0.5 million unless approved by Emulex;

¡	there is no alteration to the constitutional documents of Endace or to any trust deed under which any securities have been issued;

¡	no liquidator, receiver, or statutory manager is appointed in respect of the Endace;

¡

there not having occurred any events or circumstances which when aggregated with all other events, changes of circumstances that have occurred, mean that the overall impact is or could reasonably be expected to be material to Endace;

¡

there not being any challenge to the validity or unencumbered ownership of any of the software, copyright, trademarks or other intellectual property purportedly owned by Endace and material to the conduct of the business except as fully and fairly disclosed in writing to Emulex prior to the notice date;

¡	consent received from Altera Corporation on terms that are reasonable in respect of their software licence agreement with Endace in relation to the change of control of Endace;

¡	receipt of:

–

consents to assignment and waiver of applicable claw-back terms being obtained from the Ministry of Business Innovation and Employment (MBIE) concerning both: (a) the Technology Development Grant issued by Ministry of Science and Innovation on 9 February 2011 for a three year term commencing 1

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	ENDACE	4
INDEPENDENT ADVISERS REPORT

October 2010 and ending 30 September 2013 and (b) the Technology for Business Growth Grant, issued by the Foundation for Research, Science, and Technology initially for a 20 month term from 22 June 2010 ending 21 February 2012, but extended by variation letter to 21 February 2013, made to Endace; and

–

confirmation from the MBIE that Endace, when owned by Emulex, remains eligible to receive additional grants from the Government of New Zealand after the closing date of the Emulex Offer in amounts and on terms similar to those received by Endace prior to the closing date of the Emulex Offer;

¡	a certificate by the Chief Financial Officer or Chief Executive Officer of Endace is provided to Emulex that confirms that as at 31 December 2012:

–	the Endace Group taken as a whole had no Debt (hereinafter defined);

–	the Endace Group taken as a whole had net cash of at least $US3.5 million in its bank account; and

as at the Closing Date:

–	the Endace Group taken as a whole had no Debt (hereinafter defined); and

–	there had been no material variations to the contingent liabilities of the Endace Group from those as at 31 October 2012 as disclosed to the Offeror.

Other than the conditions relating to the Overseas Investment office approval, any conditions of the Emulex Offer may be waived by Emulex at its discretion. As would be expected, most of the conditions are included to protect Emulex against any substantial change in the form and operations of Endace or the markets it operates in while the Offer is open for acceptance.

Certain shareholders of Endace have entered into lock-up agreements to sell their shares into the Emulex offer when it is made. The shareholders that have entered into lock-up agreements (separately) are Mr Ian Graham, Marlborough Special Situations Fund and Herald Investment Trust Plc, collectively holding 17.08% of the fully diluted share capital of Endace.

1.3	Requirements of the Takeovers Code

The Takeovers Code came into effect on 1 July 2001, replacing the New Zealand Stock Exchange Listing Rules and the Companies Amendment Act 1993 requirements governing the conduct of company takeover activity in New Zealand. The Takeovers Code seeks to ensure that all shareholders are treated equally and, on the basis of proper disclosure, are able to make informed decisions on shareholding transactions that may impact on their own holdings.

Endace is a Code Company for the purposes of the Takeovers Code. Rule 6 of the Takeovers Code, the fundamental rule, states that a person (along with its associates) who holds or controls:

(a)

no voting rights, or less than 20% of the voting rights, in a code company may not become the holder or controller of an increased percentage of the voting rights in the code company unless, after that event, that person and that person’s associates hold or control in total not more than 20% of the voting rights in the code company;

(b)	20% or more of the voting rights in a code company may not become the holder or controller of an increased percentage of the voting rights in the code company.

Rule 7 of the Takeovers Code sets out the exceptions to the fundamental rule. Rule 7 states that a person may become the holder or controller of an increased percentage of the voting rights in a code company under the following circumstances:

(a)	by an acquisition under a full offer;

(b)	by an acquisition under a partial offer;

(c)

by an acquisition by the person of voting securities in the Code Company or in any other body corporate from one or more other persons if the acquisition has been approved by an ordinary resolution of the Code Company in accordance with the code;

(d)

by an allotment to the person of voting securities in the Code Company or in any other body corporate if the allotment has been approved by an ordinary resolution of the Code Company in accordance with the code;

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(e)	if: (i) the person holds or controls more than 50%, but less than 90%, of the voting rights in the Code Company; and

(ii) the resulting percentage held by the person does not exceed by more than 5 the lowest percentage of the total voting rights in the Code Company held or controlled by the person in the 12-month period ending on, and inclusive of, the date of the increase;

(f)	if the person already holds or controls 90% or more of the voting rights in the Code Company.

The Takeovers Code specifies the responsibilities and obligations for both Emulex as bidder and Endace as a target. Endace’s response to the Emulex Offer, known as a Target Company Statement, must contain the information prescribed in the Second Schedule of the Takeovers Code, and is to include or be accompanied by an Independent Adviser’s Report (or summary thereof).

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2.	Scope of the Report

2.1	Purpose of the Report

The Directors of Endace have engaged Grant Samuel & Associates Limited (Grant Samuel) to prepare an Independent Adviser’s Report to comply with the Takeovers Code in respect of the Emulex Offer. Grant Samuel is independent of Endace and Emulex and has no involvement with, or interest in, the outcome of the Emulex Offer.

Rule 21 of the Takeovers Code requires the Independent Adviser to report on the merits of an offer. The term “merits” has no definition either in the Takeovers Code itself or in any statute dealing with securities or commercial law in New Zealand. While the Takeovers Code does not prescribe a meaning of the term “merit”, it suggests that “merits” include both positives and negatives in respect of a transaction.

A copy of this report will accompany the Target Company Statement to be sent to all Endace shareholders. This report is for the benefit of the shareholders and optionholders of Endace. The report should not be used for any purpose other than as an expression of Grant Samuel’s opinion as to the merits of the Emulex Offer. This report should be read in conjunction with the Qualifications, Declarations and Consents outlined at Appendix E.

2.2	Basis of Evaluation

Grant Samuel has evaluated the Emulex Offer by reviewing the following factors:

¡	the estimated value range of Endace and the price of the Emulex Offer when compared to that estimated value range;

¡	the likelihood of an alternative offer and alternative transactions that could realise fair value;

¡	the likely market price and liquidity of Endace shares in the absence of the Emulex Offer;

¡	any advantages or disadvantages for Endace shareholders of accepting or rejecting the Emulex Offer;

¡	the current trading conditions for Endace;

¡	the timing and circumstances surrounding the Emulex Offer;

¡	the attractions of Endace’s business; and

¡	the risks of Endace’s business.

2.3	Approach to Valuation

Grant Samuel has estimated the value range of Endace with reference to its full underlying value. In Grant Samuel’s opinion the price to be paid under a full takeover should reflect the full underlying value of the company. The support for this opinion is two fold:

¡

the Takeovers Code’s compulsory acquisition provisions apply when the threshold of 90% of voting rights has been reached. In this instance, the Takeovers Code seeks to avoid issues of premiums or discounts for minority holdings by providing that a class of shares is to be valued as a whole with each share then being valued on a pro rata basis. In other words, a minority shareholder is to receive its share of the full underlying value. Grant Samuel believes that the appropriate test for fairness under a full or partial takeover offer where the offeror will gain control is the full underlying value, prorated across all shares. The rationale for this opinion is that it would be inconsistent for one group of minority shareholders, those selling under compulsory acquisition, to receive a different price under the same offer from those who accepted the offer earlier; and

¡

under the Takeovers Code the acquisition of more than 20% of voting rights in a “code” company can only be made under an offer to all shareholders unless the shareholders otherwise give approval. As a result, a controlling shareholding (generally accepted to be no less than 40% of the voting rights) cannot be transferred without the acquirer making an offer on the same terms and conditions to all shareholders (unless shareholders consent). Prior to the introduction of the Takeovers Code some market commentators held the view that where a major shareholder had a controlling shareholding, any control premium attached only to that shareholding. One of the core foundations of the Takeovers Code is that all shareholders be treated equally. In this context, any control premium is now available to all shareholders under a takeover offer (in a scenario where an offeror will gain control), regardless of the size of their shareholding or the size of the offeror’s shareholding at the time the offer is made.

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Accordingly, Grant Samuel is of the opinion that not only because shares acquired under a compulsory acquisition scenario will receive a price equivalent to full underlying value, but because the control premium is now available to all shareholders, the share price under either a full or partial takeover offer where the offeror will gain control should be within or exceed the prorated full underlying valuation range of the company.

Endace has been valued at fair market value, which is defined as the estimated price that could be realised in an open market over a reasonable period of time assuming that potential buyers have full information.

Grant Samuel’s opinion is to be considered as a whole. Selecting portions of the analyses or factors considered by it, without considering all the factors and analyses together, could create a misleading view of the process underlying the opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary. For the avoidance of doubt, appendices A to E form part of this report.

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3.	Overview of the Network Monitoring Industry

3.1	Background

The first networking products evolved in the early 1980s, closely following the introduction of the personal computer. Organisations initially adopted data networks to connect a limited number of users within close proximity, allowing users to share simple, common services, such as file servers and printers. These networks were called local area networks (LANs). The introduction of network applications, such as email, produced the need to connect users into enterprise wide networks. Outside enterprises, users began connecting over wide area networks (WANs).

The Internet progressively matured from an academic research project into a global network of public and private networks interconnected using Internet Protocol (IP). IP traffic continues to grow, driven by increasing numbers of new users, connected devices and internet transactions. The result of the widespread use of IP is a continually growing network that carries a large and increasing amount of data traffic. As the use of data and networks grows, and becomes more mobile and remote, there is an increasing need for governments, businesses and telecommunications companies to monitor, manage, and record the information being transmitted to, from or within their organisations. The emergence of cloud computing, data mobility, progressively increasing data speeds and cyber crime has made the role of data tracking more technical and complicated. To service this market, an industry dedicated to network security and monitoring has evolved. The spectrum of network monitoring products spans hardware, software and policies adopted by a network administrator to prevent, monitor and record unauthorised access, misuse, modification or denial of a computer network and associated network resources. The broad categories of network security products are summarised in the table below:

Network Monitoring - Products
Product Type	Description

Security Access	Authentication of the user and what and when that user can access on the network

Firewalls	Enforces access policies but not expected to identify potentially harmful data content

Anti-Virus Software	Used to help detect and inhibit the action of worms and Viruses

Network Security	Products such as those made by Endace for recording, capturing and analysing data flow

3.2	Markets

The key markets for the network monitoring industry include:

¡	Network Management

Network management products allow users to measure traffic load, traffic mix, packet loss and delay issues. This type of information allows ISP’s, telecommunication companies and businesses to identify faults or delay issues, improve service quality and employ or develop their networks more efficiently. The time taken to identify network issues can be expensive and unproductive.

¡	Network Security

Network security products include intrusion detection systems, firewalls, authentication systems and virus detection and filtering. Products that have the ability to analyse and record information can perform ‘needle in haystack’ searched for corrupt, illegal or critical information. Other products monitor the entire security suite and look for intrusions or system weaknesses.

¡	Compliance Applications

Compliance continues to be a significant issue for many corporations, with investment going into systems to ensure they meet prescribed standards. The consequences of non-compliance include both financial fines and reputational damage.

¡	Cyber Security Monitoring

The supply of high end network monitoring equipment to a range of Government Intelligence Agencies.

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4.	Profile of Endace

4.1	Background

The Endace Group was formed in 2001 following the successful commercialisation of a research project on high speed network measurements that had commenced in 1996 at the University of Waikato School of Computing and Mathematical Sciences.

Endace’s original network security product was the Data Acquisition and Generation (DAG) card, which provided the ability to capture 100% of network packets being carried through high-speed networks. The first DAG cards date back to 1996 when Professors Ian Graham and John Cleary of the University of Waikato School of Computing and Mathematical Sciences began research in simulating and measuring data on high speed networks. At the time, conventional measurement equipment was considered too expensive and the research team had to create their own network measurement equipment by reprogramming a network interface card. This was the first experimental DAG card. The research team continued to refine the DAG technology and commercial production followed.

Endace continued to expand as awareness of the product range increased. By 2005, while still headquarted in New Zealand, the company had sales of US$6.5 million, but needed cash to keep funding research and development (R&D) and the sustained growth of the business, including the need to invest in and set up a direct sales force. It was also apparent that a number of shareholders (including the University of Waikato) wished to realise a proportion of their investment in Endace. The management and Board of Endace sought to identify a listing solution that would meet all these objectives, a task that culminated in the listing of Endace on the London Stock Exchange’s AIM in June 2005.

Before selecting the AIM, Endace evaluated listing prospects in the US, Singapore, Australia, and New Zealand. Endace’s Directors considered that the AIM would yield a better value proposition for Endace shareholders than comparative international markets (noting that Endace was at that time too small for the NASDAQ). The decision to list on AIM was not without controversy, as certain market commentators, including the head of NZX, questioned why a relatively small New Zealand technology company would wish to list on an overseas market. The AIM market is flexible, recognised as having less regulation and no requirements for minimum capitalisation or number of shares issued. More than 3000 international companies have joined the AIM since its launch in 1995. A resulting criticism of AIM is that because of the absence of such rigour, many companies listed in AIM fail, resulting in investor losses.

Lack of liquidity is a frustration for many companies listed on the AIM, including Endace. Some of the key investors in the AIM market are funds managers that specialise in small-capitalisation stocks. Endace management observe that with only approximately 200 shareholders and very few share trades per month, the Endace share price can be very volatile.

Since listing, Endace has grown at a modest pace, while the increase in the demand for networks and supporting network products has been extreme. Endace now has sales of approximately US$40 million per annum and it competes in a market dominated by substantially larger US businesses. It is portrayed by some competitors and potential partners (the network infrastructure suppliers) as not having the requisite critical mass. This market dynamic ensures that Endace must partner with smaller network businesses despite having what is regarded by many as a technologically superior product.

In early 2012, Endace appointed an investment bank to undertake a strategic review of the business. The timing of the review was perhaps inopportune, as British Government budget cuts squeezed Endace’s revenue stream and prompted the company to lower its profit guidance for the year to 31 March 2012. The existence of the strategic review was public knowledge, and a range of selected prospective investors or acquirors were approached during the process. Endace was not necessarily seeking a sale of the company, but rather the identification of a partner to facilitate the Endace technology being presented to a wider market, or the same market with more credibility. Emulex was aware of Endace prior to the strategic review, but in any event participated in the process.

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4.2	Products

The market for DAG Cards is largely limited to technologically sophisticated customers. To make DAG technology more accessible to a wider market, Endace added both hardware and software to create a plug-in system. The customer base for the Endace system now includes any entity that is running a high speed data network and has identified a need for data security, analysis or storage. A summary of the Endace product range today is set out below:

Endace – Product Range
Product	Description

Endace DAG Cards	Initial Endace product still regarded as best- in- class network interface controllers.

Endace ODE	Ultra high performance open platform for hosting third party applications.

Endace Systems	Fully managed, multi-application capable Network Monitoring and Recording systems.

With the new spectrum of products, Endance is progressively evolving from being a specialised technology company to being a vendor of network security systems. Endace Vision, launched in 2012, enables the user to index, search, retrieve and display data packets from across an array of Endace probes. Endace Extreme is the most recent product in the system range, and provides the customer with the capability to capture all packets on a 100 Gbps link and deliver them to multiple 10 Gbps probe interfaces for recording and analysis. The evolution of the product range into systems allows Endace to not only charge higher selling prices per unit, but critically to introduce and benefit from a network support charge which is an added value service that can be sold to customers. The split of Endace sales by product is summarised in the table below:

Endace – sales by product (%)
Product	Year ended 31 March 2012	6 months ended 30 Sept 2012

Systems	47%	44%

Cards	28%	32%

Support	17%	19%

Accessories Support	8%	5%

Total	100%	100%

4.3	Customers

The Endace customer base comprises four main groupings or end markets:

¡	telecommunications;

¡	enterprise;

¡	government; and

¡	other.

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The progressive shift into systems and plug-and-play hardware and platforms has been successful in enabling Endace to expand its customer base. Traditionally reliant on the government security entities as key customers, Endace has moved strongly into the enterprise market. During the 6 months to 30 September 2012, the sales split by end user was as follows:

Endace – sales split by end user type (%)
Type of customer	Year end 31 March 2012	6 months ended 30 Sept 2012

Government	17%	42%

Enterprise	49%	31%

Telecommunications	23%	25%

Other (Reseller/OEM)	11%	2%
Total	100%	100%

The US market accounts for approximately 60% of sales, with Europe/Middle East accounting for 30%, and the remaining 10% from Asia/Pacific. In early 2012, the Endace marketing function was relocated to Sunnyvale in California, close to the main US customer base.

4.4	Competition

Endace competes with a range of other network security companies. These include:

Endace – Competitors
Company	Location	Annual Revenue	Description

Netscout	Massachusetts, USA	US$315m

Netscout was founded in 1984. The company is a provider of network performance management solutions, including the sniffer and nGenius packet flow recorder products, which compete directly with Endace. The company is listed on the NASDAQ and has a market capitalisation of approximately US$1 billion, on sales of approximately US$315 million, and EBIT of approximately US$80 million.

Riverbed Technology	San Francisco, California, USA	US$730m

Riverbed Tecnnology was founded in 2002. It specialises in improving network performance and networked applications. The flagship product is the Steelhead Appliance, which is a WAN specific product. The company is listed on the NASDAQ and has a market capitalisation of approximately US$2.6 billion, on sales of approximately US$730 million, and adjusted EBITDA of approximately US$200 million.

Niksun	New Jersey, USA	n/a

Niksun is a privately owned company that was founded in 1997, that delivers real time, forensics based network security and performance solutions. The flagship brand is the NetDetector line of products. In 2010 Niksun acquired competitor Sandstorm Enterprises.

Network Instruments	Minnesota, USA	n/a

Network Instruments is a privately owned company that was founded in 1994, and develops software and hardware solutions for analysing and managing network performance. The flagship product of Network Instruments is the Observer range.

Solera Networks	Utah, USA	n/a	Solera Networks was founded in 2004 and is a privately owned company that develops network deep packet capture and stream to storage technology that captures and stores all data.

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4.5	Grants

Endace benefits from two types of grant provided by the Ministry of Business Innovation and Employment department of New Zealand. Endace’s total grant funding recieved in the year to 31 March 2012 was US$2.4 million and is forecast to be a similar amount in the year to 31 March 2013.

Technology Development Grant

The Technology Development Grant is a direct reimbursement of eligible or qualifying R&D costs. Through this grant, Endace receives reimbursement for approximately 20% of its eligible R&D expenditure. The Technology Development Grant contributions, when received, are treated as revenue for accounting purposes by Endace.

Technology for Business Growth Grant

The Technology for Business Growth grants are project based (awarded project by project for qualifying projects), based on the credentials of the individual project. Grant income (from the Technology for Business grant) for costs that are on the profit and loss are treated as other income, in the same way as the Technology Development Grant. However, Grant Income relating to eligible costs which have been capitalised are taken to the balance sheet and credited against the value of the capitalised asset. This treatment reduces the value of the amortisation expense when the project is released.

4.6	Manufacturing

All manufacturing of Endace products is done under contract by third parties. The DAG cards are manufactured by GPC in New Zealand, and the systems are manufactured by NEI in Massachusets, USA. Endace currently manufactures and sells approximately 3,000 DAG cards per annum and 500 systems per annum.

4.7	Financial Performance

The financial performance of Endace for the years ended 31 March 2008 to 31 March 2012, together with the forecast for the year ending 31 March 2013, are shown in the table below:

Endace – Financial Performance (US$ 000’s)
Year ended 31 March	2008	2009	2010	2011	2012	2013F

Revenue	24,211	30,384	31,017	38,367	41,150	46,000

Cost of sales	(7,077)	(8,784)	(11,177)	(12,838)	(11,078)	(11,693)

Gross margin (as reported)	17,134	21,600	19,840	25,529	30,072	34,307

Selling and administration	(9,043)	(12,091)	(13,076)	(16,252)	(19,420)	(24,265)

Research and development	(4,232)	(5,006)	(5,955)	(6,510)	(9,330)	(10,039)

Technology development grants	531	272	70	511	1,638	2,557

Operating Earnings	4,390	4,775	879	3,278	2,960	2,560

Capitalised development costs	1,571	2,147	2,502	3,276	4,440	4,135

EBITDA	5,961	6,922	3,381	6,554	7,400	6,695

Depreciation & amortisation	(1,454)	(2,177)	(3,674)	(4,108)	(5,233)	(5,753)

EBIT	4,507	4,745	(293)	2,446	2,167	942

Net interest	(11)	(11)	(74)	(18)	24	-

Profit before Tax	4,496	4,734	(367)	2,428	2,191	-

Tax	(1,059)	(1,985)	491	(270)	(418)	-

Net Profit after Tax	3,437	2,749	124	2,158	1,773	-

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The tables below show depreciation and amortisation and the movements in Capitalised Development Costs:

Depreciation and Amortisation	2008	2009	2010	2011	2012	2013F

Capitalised development costs amortised	246	574	1,521	1,931	2,473	2,926

R&D depreciation	858	1,008	1,337	1,310	1,632	1,546

S&A depreciation & amortisation	350	595	816	867	1,128	1,281

Total Depreciation & Amortisation	1,454	2,177	3,674	4,108	5,233	5,753

Capitalised Development Costs

Transfer from P&L	1,571	2,147	2,502	3,276	4,440	4,135

Less Government Grant				(246)	(695)	(670)

R&D costs capitalised	1,571	2,147	2,502	3,030	3,745	3,465

Opening balance	262	1,587	3,160	4,141	5,234	6,222

R&D costs capitalised	1,571	2,147	2,502	3,030	3,745	3,465

Amortisation	(246)	(574)	(1,521)	(1,931)	(2,473)	(2,926)

Disposals	-	-	-	(6)	(284)	-

Balance at end of year	1,587	3,160	4,141	5,234	6,222	6,761

The following points should be taken into consideration when reviewing the table above:

¡

Investment in R&D for the 6 months to 30 September 2012 was 24.6% of revenue, and tends to track at between 20-25% of revenue in each 12 month financial period. The investment in R&D is critical to sustaining existing engineering and for new product development projects. Endace benefits from R&D funding it receives from New Zealand Government grant initiatives from the MBIE. The two current Grants provide for the reimbursement of up to NZ$10.6m of eligible R&D expenditure over a three year period ending September 2013. The first grant is a Technology for Business Growth Grant and reimburses 50% of the business costs associated with a series of major product developments and has enabled Endace to accelerate a number of significant projects. The second grant is a Technology Development Grant that funds 20% of eligible R&D expenses incurred not covered by the first grant. The two grants combined have contributed US$1.0m of Other Income and US$1.5m of cash benefit in the 6 months to September 2012. Both grant contracts contain “recovery of funds clauses” which provide the MBIE with the power to request the repayment of some or all of the funding should the company enter into an arrangement which “materially reduces the benefit to New Zealand anticipated by the original proposals”. If Emulex is successful in acquiring Endace, the MBIE would be reasonably expected to review whether the grant funding to Endace should be repaid or ceased going forward. The MBIE may be satisfied that the change of ownership has little bearing on the provision of the grants, especially if the physical R&D function for Endace is maintained in New Zealand;

¡	Endace has produced strong and rising gross margins over time. The highest margin products continue to be for DAG Cards, reflecting the limited costs associated with maintaining that product;

¡

Endace’s push to develop strong relationships with channel partners is working. In the 6 months to 30 September 2012, revenues generated via Endace’s channel partners represented approximately 41% of invoiced sales, up from 27% for the same period in 2011;

¡

System sales combined with recognised support income for the 6 months to 30 September 2012 represented 63% of total revenue (2011: 59%). This increase reflects the successful growth of the systems business and the ability to secure renewals of existing support contracts;

¡

In recent months, Endace has progressed to the commercial release of the EndaceAccess 100Gbps monitoring platform. This is an industry first and demonstrates the technological leadership for which Endace is renowned and is an important addition to the product portfolio;

¡	The transfer of the marketing function to Sunnyvale, California was undertaken in 2012;

¡

Endace reports in US$, being the major sales currency. However the bulk of the cost base of Endace is incurred in NZ$, as the R&D function and Head Office is located in New Zealand. The transfer of the marketing function to

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California has reduced the size of the NZ$ cost base. Any strengthening of the US$ results in a decrease in the US$ equivalent of NZ$ incurred costs. Endace’s hedging policy is centred on providing cover for Endace’s NZ$ cost base;

¡

The forecast for the year to 31 March 2013 is comprised of actual results for the first 6 months together with revised forecasts for the second six months based on expected operating expenditure including updated headcount plans currently being implemented;

¡

Despite an improved gross margin percentage on higher forecast sales, overall earnings for 2013 are expected to decline from the previous year due to increased selling and administration expenses primarily as a consequence of the establishment of the California marketing office, and an increase in the R&D expenses;

¡	Expenditure on R&D has remained relatively flat over the last six years at around 20% of sales revenue; and

¡	Unamortised R&D expenditure has increased from US$1.6 million in 2008 to a forecast of US$6.8 million in 2013.

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4.8	Financial Position

The financial position of Endace as at 31 March 2012 and 30 September 2012 is outlined in the table below:

Endace – Financial Position (US$ 000’s)
As at	31 March 2012	30 Sept 2012

Cash & cash equivalents	5,441	4,339

Trade and other receivables	11,869	12,989

Inventories & other	4,093	3,246

Current Assets	21,403	20,574

Property, plant and equipment	6,105	5,856

Intangibles	13,878	13,633

Deferred tax	1,551	1,777

Non-current assets	21,534	21,266

Total assets	42,937	41,840

Trade and other payables	(6,393)	(6,261)

Deferred income	(4,577)	(3,621)

Income tax payable	(106)	-

Current liabilities	(11,076)	(9,882)

Deferred tax liabilities and deferred income	(562)	(598)

Non-current liabilities	(562)	(598)

Total liabilities	(11,638)	(10,480)

Net assets	31,299	31,360

The following points are relevant when considering the above table:

¡	Endace retains positive cash balances and no debt; and

¡	Intangibles comprise goodwill on acquisition of subsidiary company Applied Watch Technology LLC in 2007 and unamortised R&D expenditure.

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4.9	Cash Flows

The cash flows for Endace for the years ended 31 March 2010, 2011 and 2012 are shown in the table below:

Endace – Cash Flows (NZ$ millions)
Period	Year to 31 March 2010	Year to 31 March 2011	Year to 31 March 2012
Profit after tax	124	2,158	1,773

Depreciation and amortisation	3,674	4,133	5,233

Net share option compensation charge	746	436	270

Other non cash	(1,713)	326	(238)

Changes in working capital	2,099	2,733	(901)

Cash from operations	4,930	9,786	6,137

Less investment in fixed assets	(2,164)	(2,218)	(3,543)

Purchases of software and IP	(319)	(116)	(427)

Capitalised product development (net of grants)	(2,502)	(3,053)	(3,556)

Proceeds from exercise of share options	13	113	596

Net cash flow	(42)	(4,512)	(793)

In reviewing the above table the following should be considered:

¡	The Grant income is substantial and important to the cash flow of Endace; and

¡	Operating cashflow (profit plus depreciation and amortisation less expenditure on fixed assets and capitalised product development) has been negative in two of the last three financial years.

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4.10	Capital Structure and Ownership

As of 20 November 2012 Endace had 15,220,068 shares on issue held by approximately 200 shareholders. The Company’s top 20 shareholders are shown in the table below:

Endace – Top 20 Shareholders[1] as at 20 November 2012
Shareholder	Shares (000s)%

BlackRock Investment Mgt (UK)	2,261	14.9%

Ian David Greenwood Graham and Mary Agnes Lehar-Graham	1,134	7.4%

Sophrosyne Capital	1,089	7.2%

Richardson Trustee Limited	995	6.5%

Selwyn Pellett, Denise Suzanne Wallwork and Frances Valintine	897	5.9%

Marlborough Special Situations Fund	685	4.5%

Herald Investment Management	660	4.3%

Majedie Asset Management	645	4.2%

Legal & General Investment Mgt	569	3.7%

Threadneedle Asset Mgt	510	3.4%

M&G Investments	509	3.3%

Compass HTV	380	2.5%

Ignis Managed Funds	342	2.2%

Mr M Rowan and Mrs KJ Rowan	323	2.1%

Electricity Supply Pension Scheme	279	1.8%

Crest Clearing Account	266	1.7%

Aviva Investors Managed Funds	260	1.7%

Framlington UK Smaller Companies	215	1.4%

SVM Asset Management	206	1.4%

AXA Framlington Monthly Income Fund	185	1.2%

Top 20 Shareholders	12,410	81.5%

Other Shareholders	2,810	18.5%

Total	15,220	100.0%

Option holders	1,793

Total securities on issue	17,013

Institutional holders primarily control Endace’s shareholding with the top ten institutions holding approximately 58%. The company holds no shares in treasury.

As at 22 November 2012 Endace had 1,793,426 share options on issue. The share options have been granted to employees at the discretion of Directors. The options confer no rights in respect of capital, distribution or voting, other than the right to acquire Endace shares. There are 25 classes of option on issue, each with varying expiry dates and exercise prices. The vesting of the options is conditional on the option holder being employed at the date of vesting for each class of option. There are approximately 100 current and former Endace employees that hold options from one or more option classes. A summary of the option classes on issue as at 22 November 2012 is set out below:

1 The Shareholders are defined as the beneficial owners of the share as per the register.

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Endace Options
Option Class	Number of Endace Shares over with Endace Options remaining outstanding	Exercise Price per Endace Share	Notional Proceeds (£000’s)

1	1,548	£0.012	0

2	168,852	£1.045	176

3	132,666	£1.195	159

4	55,000	£1.41	78

5	83,107	£1.685	140

6	6,500	£1.895	12

7	19,000	£1.93	37

8	48,750	£1.95	95

9	73,500	£1.99	146

10	443,953	£2.00	888

11	8,500	£2.02	17

12	141,500	£2.20	311

13	17,000	£2.52	43

14	5,500	£2.53	14

15	120,500	£2.58	311

16	30,000	£3.34	100

17	2,750	£3.44	9

18	50,000	£3.54	177

19	7,000	£3.72	26

20	66,500	£4.27	284

21	122,800	£4.29	527

22	85,000	£4.37	371

23	90,000	£4.60	414

24	8,500	£5.34	45 out of the money

25	5,000	£5.50	28 out of the money

Total	1,793,426		£4,336

Under the terms of the Endace Share Scheme pursuant to which the options are granted, if a takeover of 50% or more of Endace’s voting shares or if substantially all of the business is sold, then all the options listed above become exercisable. The final cut-off date for the exercise of the Endace options is 10 days after the takeover or business sale occurs, failing which unexercised Endace Options will expire and automatically be cancelled. If a takeover or business sale is not successful, the Endace options remain in place on their existing terms and conditions. In the context of the Emulex Offer, if the offer is successful then the options will become exercisable. In that circumstance the price paid by Emulex for the Options is the Offer Price of £5 less the conversion price payable by the Option holder to convert the option to an Endace share, as the “time value” of the options has been effectively removed.

4.11	Share Price Performance

The following table provides the volume of Endace shares traded, the price ranges and the volume weighted average prices over the past 12 months:

Endace – Share Trading Summary
Time period	Low (£)	High (£)	VWAP (£)	Volume (000s)

1 months	2.85	3.03	3.00	29

3 months	2.78	3.20	2.98	118

6 months	2.78	3.90	3.18	1,204

12 months	2.78	6.05	4.27	2,314

Endace’s share price has been volatile over the last two years, influenced to a significant extent by a low level of liquidity. The monthly volume of shares traded peaked in July 2012 at 0.9 million shares, of which 0.8 million was traded on a single day. The volume of shares traded in July 2012 represented approximately 6% of the shares available. The volume of shares traded as a percentage of the number of shares available over this period is approximately 1.7% a month, which is significantly lower than the level of liquidity of the parable companies listed on the NASDAQ which have averaged 30% over the last twelve months.

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Over the last two years the share price has ranged from a high of £6.20 in November 2011 to a low of £2.78 in October 2012.

Endace – Share price performance over the last two years

Endace – Share price performance relative to the S&P 500 Technology Index

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5.	Profile of Emulex

5.1	Background

Emulex is publicly listed on the New York Stock Exchange and has a market capitalisation of almost US$600 million. The company was founded in 1979 and is now regarded as the leader in converged networking solutions, supplying Original Equipment Manufacturers (OEMs) with componentry for servers, networks and data centre storage devices. Emulex employs in excess of 1,000 staff worldwide.

The converged networking solutions industry is highly competitive and subject to rapid and frequent technological developments, evolving industry standards and changing customer requirements. As a result, Emulex invests significantly in research and development activities with state-of-the-art research and development centres in seven locations across India and the US. Emulex’s research and development expenditure for the year ended 30 June 2012 were in excess of US$163 million.

5.2	Operations

Emulex’s product portfolio includes fibre channel host bus adapters, 10Gb ethernet network interface cards, ethernet-based converged network adapters, controllers, embedded bridges and switches, integrated baseboard management controllers and connectivity management solutions. Emulex’s network connectivity products provide server input/output (I/O) and target storage array connectivity to create networks for enterprise and cloud data centres. Emulex provides a range of I/O management software as well as device installation and management software solutions.

Emulex’s OEM customers include Cisco, Dell, EMC, Fujitsu, Hitachi, Hitachi Data Systems, HP, Huawei, IBM, NEC, NetApp and Oracle. Its products are also sold through various distribution channels, such as value added resellers, systems integrators, industrial distributors, and direct market resellers.

5.3	Financial Profile

A brief financial profile of Emulex is outlined below:

Emulex Financial Profile (US$ millions)
Year end 30 June	2010	2011	2012

Revenue	399.2	452.5	501.8

Gross profit	246.7	252.1	255.8

Gross margin (%)	62%	56%	51%

EBITDA	27.0	(37.5)	8.5

EBIT	6.1	(58.6)	(9.6)

Net operating profit after tax	23.6	(83.6)	(11.1)

Operating cash flow	62.0	29.9	79.0

Net cash flow	(45.3)	(117.7)	69.9

Total assets	689.5	702.8	713.0

Total liabilities	98.3	114.1	137.9

Net assets	591.2	588.7	575.1

Source: Capital IQ and Emulex Financial Reports

The net operating losses for the 2011 and 2012 financial years were in part the result of US$59 million and US$10 million of unusual items respectively including costs associated with the acquisition of ServerEngines and litigation settlements, damages and sunset period royalties payable to Broadcom Corporation.

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6.	Valuation of Endace

6.1	Summary

Grant Samuel’s valuation of the equity in Endace is US$105.9m – US$118.1m, equivalent to £3.90-£4.34 per share as summarised below:

Endace – Valuation Summary
US$ million except where otherwise stated	Low	High

Enterprise value	94.0	106.2

Add Cash	5.0	5.0

Notional Cash from options	6.9	6.9

Equity value	105.9	118.1

Fully diluted shares on issue (million) including in the money options	17.0	17.0

Value per share (US$)	6.23	6.95

Value per share (GBP) @ GBP/US$ 1.60	3.90	4.34

This valuation range is an overall judgement having regard to market evidence, current equity market multiples and economic conditions and certain specific attributes of Endace. The valuation represents the estimated full underlying value of Endace assuming 100% of the company was available to be acquired and includes a premium for control. The value exceeds the price at which, based on current market conditions, Grant Samuel would expect Endace shares to trade on the AIM in the absence of a takeover offer or proposal similar in nature to the Emulex Offer.

Grant Samuel makes the following comments in respect of the valuation above:

Earnings

Grant Samuel has reviewed the FY2013 forecast and discussed the assumptions underpinning it with management. The FY2013 forecast represents a significant reduction in earnings from the results for the year ended 31 March 2012, reflecting in part:

¡	Endace has traded below budget for the 7 months to 31 October 2012;

¡

the assumptions supporting the revenue and cost forecasts for the remaining five months of the financial year ending 31 March 2013 are considered robust, although it must be recognised that revenues are lumpy and accordingly the actual results for the year could vary materially from the forecasts;

¡	current forward orders for DAG cards and systems only provide a limited guidance of forecast earnings;

¡

Endaces’ operating earnings have been declining despite an increased gross margin percentage, due in part to increased expenditure on research and development, which has yet to translate into a meaningful increase in earnings; and

¡

Earnings are forecast to increase over the next three financial years as sales of higher margin Endace systems increase from 34% of revenue to more than half of revenue in FY2015. The forecast increase in sales of Endace systems and support services is expected to restore Endace to satisfactory levels of profitability.

Number of shares on issue

Endace has 1,793,426 options on ordinary shares on issue. The options have been issued in 25 separate classes, each with differing exercise prices, resulting periods and exercise periods that need to be met before an exercise can occur. However, if the Emulex Offer is successful the Board of Endace has the right to accelerate the exercise date of all the options on issue and require the options to be exercised, regardless of the required share price hurdle or time to vesting or exercise.

As most of the exercise price thresholds are below the Emulex Offer price of £5 per share, most of the options are “in the money”. Emulex is required by the Takeovers Code to commission an independent report to compare the consideration and terms offered for the different classes of options and to opine as to the fairness and reasonableness of the consideration and terms as between the different classes. The Independent Report writer concluded that as the difference between its assessment of the value of the options and the offer price for the

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options was nil, the offer was deemed fair and reasonable as between the different tranches of options. As the offer for the share options is based off the price of the Emulex offer of £5 per ordinary share, the Independent Reporter also concluded that the offer for the options in comparison with the offer for the ordinary shares is fair and reasonable.

The Directors of Endace have exercised its discretion under the option scheme rules to make all options exercisable if the Emulex takeover offer is successful. Accordingly, Grant Samuel has increased the number of shares on issue for valuation purposes by 1,793,426, and applied the notional proceeds from the exercise of those options to cash. The notional proceeds from the exercise of all options is £4.34 million, or US$6.94 million.

Net cash for valuation purposes

The net cash for valuation purposes as at 30 November 2012 was US$5 million. The cash proceeds from the notional exercise of the options have been treated separately.

6.2	Preferred Methodology

Overview

Grant Samuel’s valuation of Endace has been estimated on the basis of fair market value as a going concern, defined as the estimated price that could be realised in an open market over a reasonable period of time assuming that potential buyers have full information. The valuation of Endace is appropriate for the acquisition of the company as a whole and accordingly incorporates a premium for control. The value is in excess of the level at which, under current market conditions, shares in Endace could be expected to trade on the share market. Shares in a listed company normally trade at a discount of 15% - 25% to the underlying value of the company as a whole, but the extent of the discount (if any) depends on the specific circumstances of each company.

The most reliable evidence as to the value of a business is the price at which the business or a comparable business has been bought and sold in an arm’s length transaction. In the absence of direct market evidence of value, estimates of value are made using methodologies that infer value from other available evidence. There are four primary valuation methodologies commonly used for valuing businesses:

¡	capitalisation of earnings or cash flows;

¡	discounting of projected cash flows;

¡	industry rules of thumb; and

¡	estimation of the aggregate proceeds from an orderly realisation of assets.

Each of these valuation methodologies has application in different circumstances. The primary criterion for determining which methodology is appropriate is the actual practice adopted by purchasers of the type of business involved. A detailed description of each of these methodologies is outlined at Appendix C.

Preferred Approach

Grant Samuel’s valuation of Endace represents an overall judgement having considered the value outcomes of the business using different valuation methodologies including capitalisation of earnings and multiples of revenue, after taking into consideration market evidence. Investors in technology companies often utilise an implied multiple of revenue as a valuation benchmark.

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6.3	Multiple Analysis

Implied Multiples

Grant Samuel estimates the value of Endace on an ungeared basis to be in the range of US$94.0 – US$106.2 million. This range implies the following multiples:

Endace - Implied Multiples
	Valuation Range
	Low	High

Revenue multiple – year ended 31 March 2012 (historic)	2.3	2.6

Revenue multiple – year ended 31 March 2013 (forecast)	2.0	2.3

Multiple of EBITDA – year ended 31 March 2012 (historic)	12.7	14.3

Multiple of EBITDA – year ended 31 March 2013 (forecast normalised) [2]	14.9	16.8

Multiple of EBITDA – year ended 31 March 2012 (historic adjusted) [3]	31.7	35.7

Multiple of EBITDA – year ended 31 March 2013 (forecast normalised adjusted) [3]	43.6	49.2

The multiples of revenue are consistent with the multiples implied by the share prices of comparable companies and recent transactions in the sector. The majority of comparable companies tend to expense research and development in the year it is incurred. The adjusted EBITDA multiples for Endace reflect this accounting treatment and are above those of comparable companies and transactions. An explanation regarding interpreting the above multiples is included at Appendix D.

2 Normalised for receipt of research and development tax rebate relating to a prior period.

3 Assumes that research and development is written off in the year it is incurred.

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Transactions in the IT Monitoring and Security Industry

The valuation of Endace has been considered having regard to the earnings multiples implied by the price at which broadly comparable companies and businesses have changed hands. A selection of relevant transactions over the last five years is set out below:

Recent Transaction Evidence
Date	Target	Acquirer	Implied Enterprise Value (millions)	Revenue Multiple[4]		EBITDA Multiple[5]
				Historical	Forecast	Historical	Forecast
Pending	Opnet	Riverbed	US$900	5.0	4.4	26.6	19.0
Nov-12	ONPATH	NetScout	US$$40	3.6	na	na	na
Aug-12	BreakingPoint	Ixia	US$$160	4.4	3.4	na	na
Jun-12	Anure	Ixia	US$145	3.6	2.4	21.6	na
Apr-12	LogLogic	TIBCO	US$130	3.3	na	na	na
Apr-12	MU Dynamics	Spirent	US$40	2.8	2.2	na	na
Mar-12	SonicWALL	Dell	US$1,250	4.8	na	na	na
Feb-12	Blue Coat Systems	Thoma Bravo & others	US$897	2.0	1.7	10.9	11.7
Dec-11	InfoVista	Thoma Bravo	US$54	1.2	1.2	9.1	7.4
Jul-11	DynaTrace	Compuware	US$231	8.9	5.8	na	na
Oct-10	ArcSight	Hewlett-Packard	US$1,503	7.7	6.4	59.4	32.9
Oct-10	Nimsoft	CA	US$353	6.5	na	na	na
Jul-10	SonicWALL	Thoma Bravo	US$507	2.4	2.2	16.6	11.0
Nov-09	Gomez	Compuware	US$295	6.3	na	na	na
Nov-09	NetQoS	CA	US$200	3.6	na	na	na
Nov-08	Secure Computing	McAfee	US$500	2.0	1.9	na	13.4
Jun-08	Packeteer, Inc.	Blue Coat Systems	US$194	1.3	1.2	na	14.5
Nov-07	Network General	NetScout Systems	US$206	1.5	na	na	na
Apr-07	SafeNet	Vector Capital	US$550	1.9	na	33.5	13.0
Minimum				1.2	1.2	9.1	7.4
Maximum				8.9	6.4	59.4	32.9
Median				3.6	2.2	21.6	13.2
Median (exc Outliers)				2.6	2.1	13.8	12.4
Average				3.8	3.0	25.4	15.4

Source:    Media reports, company announcements, annual reports and presentations.

Brief descriptions of the transactions included above are provided in Appendix A. Each transaction has its own unique set of circumstances. As such it is often very difficult to identify trends or draw any meaningful conclusions.

4 Represents implied enterprise value divided by Revenue.

5 Normalised for receipt of Technology Grant relating to a prior period.

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Share Market Evidence

The valuation of Endace has been considered in the context of the share market ratings of selected listed Australasian and international companies with operations in IT Monitoring and Security. While none of these companies is precisely comparable to Endace, the share market data provides some framework within which to assess the valuation of Endace.

Share Market Ratings of Selected Listed Companies[6]
Company	Market Capitalisation (US$ millions)	Revenue Multiple[7] (times)		EBITDA Multiple[8] (times)
		Historic	Forecast	Historic	Forecast

Endace (pre-offer price)	73.2	1.7	1.5	9.3	10.9
Endace (Emulex offer price)	121.3	2.8	2.5	15.8	18.5

Compuware	1,993.8	2.0	2.0	9.3	9.5
Fortinet	3,195.6	5.7	4.7	19.5	18.0
F5 Networks	7,405.4	4.5	4.0	11.3	9.7
Ixia	1,102.0	3.7	2.8	15.3	11.1
NetScout Systems	1,050.0	2.8	2.5	10.5	8.9
Riverbed Technology	2,754.7	2.9	2.5	9.8	8.1
Sourcefire	1,481.3	7.8	5.9	44.1	29.5

Minimum		2.0	2.0	9.3	8.1
Maximum		7.8	5.9	44.1	29.5
Median (exc outliers)		2.9	2.5	10.5	9.5
Average (exc outliers)		3.2	2.7	11.2	9.5
S&P 500 Information Technology Sector Index		2.2

Source:  Grant Samuel analysis9

A description of each of the companies above is set out in Appendix B. When observing the table above the following points should be noted:

¡

the multiples are based on closing share prices as at 30 November 2012. The share prices, and therefore the multiples, do not include a premium for control. Shares in a listed company normally trade at a discount to the underlying value of the company as a whole;

¡	the companies selected have varying financial year ends. The data presented above is the most recent annual historical result plus the subsequent forecast year;

¡	the multiples for Endace above have been calculated on a undiluted basis;

¡	Netscout and Riverbed are considered by Endace’s management as direct competitors; and

¡

there are considerable differences between the operations and scale of the comparable companies when compared with Endace. In addition, care needs to be exercised when comparing multiples of New Zealand companies with internationally listed companies. Differences in regulatory environments, share market and broader economic conditions, taxation systems and accounting standards hinder comparisons.

[6]

The companies selected have a variety of year ends. The financial information presented in the Historic column corresponds to the most recent actual annual result. The forecast column corresponds to the forecast for the subsequent year.

[7]	Represents gross capitalisation (that is, the sum of the market capitalisation adjusted for minorities, plus borrowings less cash as at the latest balance date) divided by Revenue.

[8]	Represents gross capitalisation divided by EBITDA.

[9]

Grant Samuel analysis based on company announcements and, in the absence of company published financial forecasts, brokers’ reports. Where company financial forecasts are not available, the median of the financial forecasts prepared by a range of brokers has generally been used to derive relevant forecast value parameters. The source, date and number of broker reports utilised for each company depends on analyst coverage, availability and recent corporate activity.

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7.	Merits of the Emulex Offer Full Takeover

7.1	The Value of the Emulex Offer

The value of the Emulex offer can be assessed with reference to a number of factors:

¡

Grant Samuel’s assessment of the value of Endace. In Grant Samuel’s opinion the full underlying value of Endace shares is in the range of £3.90 – £4.34 per share as set out in Section 6. The full underlying value is the price a person or entity would be expected to pay to acquire the company as a whole and, accordingly, includes a premium for control. The Offer price is £5 per share. The offer price is above valuation range assessed by Grant Samuel

¡

the premium implied by the Emulex Offer. Emulex Offer represent a premium of approximately 65.6% relative to the closing price of £3.02 per share on 4 December 2012 being the trading day prior to the announcement of the Emulex Offer and a premium of 69.55% over the volume weighted average share price (VWAP) over the 30 trading days prior to the announcement. Over the longer term the Emulex Offer represents a 57.2% premium to the 6-month VWAP and 17.1% premium to the 12-month VWAP.

Comparison of the Emulex Offer Price with the Valuation Range and the Pre-Offer Endace Share Prices

¡

comparable company and comparable transaction dat. The Emulex Offer implies historical and forecast revenue multiples of 3.0 and 2.7 times respectively and historical and forecast EBITDA multiples of 16.7 and 19.6 times respectively for year ending 31 March 2 2013. Grant Samuel’s analysis suggests the multiples implied by the Emulex Offer is broadly in line with multiples paid for controlling shareholdings in comparable companies.

7.2	Rationale for the Offer / Timing and circumstances surrounding the Offer

Emulex is a leader in converged networking solutions, and provides OEM’s with connectivity for servers, network and storage devices within the data centre. While Emulex is substantially larger than Endace, with a market capitalisation of approximately US$600 million, it is small relative to other network security companies such as Netscout and Riverbed. Emulex competes with these companies with its storage area network products (using fibre channel technology) and increasingly with Ethernet, , as that technology continues to become the benchmark in both storage and WAN networks. Emulex has identified the Endace products and R&D capability as a way for it to differentiate its Ethernet product.

For Endace, Emulex’s strong relationships with OEM’s and channel partners is major attraction. Endace’s primary current obstacle to gaining credibility with OEM’s and channel partners is its small size. The proposed transaction is accordingly being represented as being mutually beneficial to both Endace and Emulex.

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7.3	Factors affecting the outcome of the Offer

Likelihood of Emulex increasing its Offer price or extending the offer close date

There are two permissible variations to the key terms of the Emulex Offer:

¡

Emulex may choose to extend its Offer period. The Emulex Offer is due to close on 29 January 2013. Under the rules of the Takeovers Code the latest date to which the Emulex Offer may be extended is 90 days after the date on which the Offer opens. If Emulex chooses to waive its minimum acceptance condition the Offer is able to be extended for a further 60 days from the unconditional date under rule 24B of the Takeovers Code; and

¡

Emulex may choose to increase its Offer price. If Emulex increases its Offer price while its current Offer is still open the increased price will be available to all Endace shareholders even if they have already accepted the £5 per share Offer. This will not apply if Emulex makes a further takeover offer at a higher price after the current Offer has closed, in which case the higher price would only be available to shareholders that did not accept the current Emulex Offer.

Likelihood of alternative offers

¡

The Emulex Offer was announced on 6 December 2012. To date no alternative offers have been forthcoming. While the emergence of the Emulex offer is not a direct consequence of the strategic review conducted by Endace in 2012, the process was considered comprehensive. Approximately 40 companies were approached, and it would have been apparent to those companies that offers for Endace would have been invited. More detailed discussions eventuated with selected parties, but none progressed to any form of offer being made. Given the occurrence of the recent strategic review, it is less likely that a competing offer to the Emulex offer will emerge;

¡

Certain shareholders in Endace have entered into lock-up agreements to sell their shares into the Emulex offer, when it is made, representing 17.08% of the issued shares in Endace. The Board of Endace has recommended the Emulex Offer to shareholders and Mark Rowan and John Scott, both of whom are Directors of Endace, have confirmed that they will use all reasonable efforts to accept or procure the acceptance of the Emulex in respect of the 323,459 and 131,110 shares they own respectively. The Endace Directors have confirmed that they are supportive of the Emulex Offer and that they shall recommend to shareholders that they accept the offer;

¡

if Emulex declares its Offer unconditional at a percentage shareholding of more than 50% but less than 90%, any party wishing to make a partial offer for over 20% of Endace would require the approval of Endace shareholders by way of an ordinary resolution which would require the support of Emulex. Any subsequent takeover offer for 100% of Endace would require Emulex to sell its shareholding in Endace to the new offeror for the full takeover to be successful. Importantly, in the event Emulex subsequently chose to sell its shareholding in Endace to a third party it could only do so with the approval, by way of ordinary resolution, of Endace shareholders not associated with Emulex.

Other factors

¡	the Emulex offer has the support of the majority of significant shareholders;

¡	since the Emulex offer was announced the Endace share price has traded below the offer price;

¡

the Emulex Offer is conditional on Emulex receiving OIO consent for the acquisition. OIO consent is unfortunately a slow process and whether consent will be given is uncertain. If the OIO does not approve the acquisition of Endace by Emulex, the Emulex Offer will lapse and Emulex will not acquire any shares in Endace. Although under the Overseas Investment Act Emulex could, if it wished, acquire up to 25% of Endace without OIO approval, the Takeovers Code would prevent this action as it prohibits the acquisition of more than 20% but less than 50% of a company without shareholder approval;

¡

the lock-in agreements do not confer any additional benefits on the locked-in shareholders than are available to all other Endace shareholders. In fact the lock-in agreements have the effect of reducing the flexibility available to the locked-in shareholders who have only limited ability to terminate the lock-in agreements in the event Emulex does not make its Offer or does not apply for consent from the OIO within the required timeframe. Provided Emulex makes its Offer on the intended terms and applies to the OIO within the required timeframe, the locked-in shareholders must accept the Emulex Offer. They do not have the ability to accept alternative proposals or to retain their shareholding in Endace; and

¡

there is no need for shareholders to accept the Offer early. The closing date for the Offer is 29 January 2013. This date can be extended by Emulex by giving no less than 14 days notice of such an extension. Not accepting the Emulex Offer or holding out until near the time the Emulex Offer closes may cause the Offer price to be increased. However, there is no certainty that the Offer price will be increased and Emulex may simply elect for the offer to lapse.

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7.4	Potential Outcomes of the Emulex Offer

Emulex acquires 100% of Endace

Emulex is seeking to acquire 100% of the shares in Endace. The Emulex Offer is conditional on receiving sufficient acceptances to take its shareholding in Endace to 90% or more of the shares on issue. If Emulex receives acceptances that take its shareholding in Endace to 90% or more the Emulex Offer will be unconditional and:

¡

Emulex has stated that it intends to acquire the remaining shares in Endace using the compulsory acquisition provisions of the Takeovers Code. The compulsory acquisition provisions give Emulex the right to compulsorily acquire the remaining Endace shares on issue upon the 90% acceptance threshold being reached; and

¡	Endace will be de-listed from AIM and become a wholly owned subsidiary of Emulex.

Emulex receives acceptances of more than 50% but less than 90% of Endace

The implications of Emulex receiving sufficient acceptances to take its shareholding in Endace to more than 50% but less than 90% by the date on which the Emulex Offer closes are as follows:

¡	if Emulex chooses not to waive its 90% minimum acceptance condition, Emulex will not acquire any shares in Endace and Endace will remain a public company listed on the AIM;

If Emulex chooses to waive its 90% minimum acceptance condition and declares the Offer unconditional then:

¡	Emulex must acquire all Endace shares accepted into the Offer;

¡	Endace will continue to be listed on the AIM with Emulex as a cornerstone majority shareholder with a shareholding of more than 50% but less than 90%;

¡

If Emulex receives acceptances gaining it a shareholding of 75% or more it will procure that Endace applies to the London Stock Exchange for the listing on the AIM market to be cancelled. This will make trading of remaining Endace shares very difficult. Endace will not be subject to the New Zealand Takeovers Code (except for Part 7) if Endace ceases to have 50 or more shareholders and 50 or more share parcels;

¡

Emulex will have effective control over the day-to-day operations of Endace. Emulex has indicated if the takeover is successful that it wishes to retain the management of Endace and for the business to operate as a stand-alone entity. If the 100% takeover is not achieved, Emulex will control the company but will not be able to amalgamate Endance into its own operations. Remaining minority shareholders will have limited influence over the day-to-day operations of Endace, although that is arguably already the case today;

¡	Emulex will be entitled to appoint new directors to the board of Endace and would almost certainly effect those appointments;

¡	by virtue of its majority shareholding Emulex would control the outcome of any ordinary resolution put to shareholders;

¡

once Emulex has control of Endace it can determine such matters as dividend policy, capital expenditure and funding mix. These may have an impact on the earnings of the business. At a shareholding of more than 50% but less than 90% Emulex may prevent a dividend being paid preferring profits to be re-invested in expanding the business;

¡	if Emulex acquires a shareholding of 75% or more it will be able to control the outcome of special resolutions such as those required to change the constitution or approve a major transaction;

¡

it is likely that shares in Endace will trade below the Offer price of £5. Even in the absence of a substantial shareholding being acquired by Emulex, Endace shares are relatively thinly traded. As it has periodically in the past, this may suppress the Endace share price. The closer the Emulex shareholding gets to 90% the lower the liquidity of Endace shares will be;

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¡

if the Offer is declared unconditional at a shareholding of more than 50% but less than 90%, Emulex cannot acquire any further shares in Endace for a period of twelve months without making another formal takeover offer for all or some of the remaining shares in the company, or without shareholder approval. However, from twelve months after the Emulex Offer closes, Emulex will be able to utilise the “creep” provisions of the Takeovers Code to purchase up to a further 5% of Endace per annum;

¡

the Takeovers Code permits Emulex to extend its Offer close date to 20 March 2013. If Emulex declares the offer unconditional as to the minimum level of acceptances, the Offer close date can be extended for a further 60 days (beginning on the date on which the offer became unconditional as to acceptances) to allow further time for Emulex to try and reach its 90% target. This has the effect of Emulex being able to delay the close of its Offer for a period of approximately 5 months;

¡

Endace shareholders who choose not to accept the Offer have either decided they want to retain their investment in Endace for the longer term, or are expecting that Emulex will make another offer at a higher price. There is no certainty regarding the ongoing performance of Endace or that a subsequent offer from Emulex will be forthcoming if it does not acquire 100% of Endace. The risks and benefits associated with an investment in Endace are outlined at Section 7.5 below; and

¡

Emulex has not provided any indication, and nor does it have to, as to whether or not it is likely to waive its 90% minimum acceptance threshold. Grant Samuel considers it unlikely that Emulex would waive its 90% acceptance condition. Unless Emulex receives acceptances of at least 75%, Endace would remain listed on AIM, with all the cost, reporting and scrutiny associated with that, and not give Emulex total control over the business. Importantly, Emulex is listed on the NYSE, and it is unlikely that it would wish to be the major shareholder in another business listed on the AIM.

Emulex does not receive acceptances of more than 50% of Endace

If Emulex receives acceptances of less than 50% of the shares in Endace the Offer will lapse and no shares will be acquired by Emulex. As stated above, Grant Samuel considers that the more likely outcome is that Emulex will achieve the 90% acceptance threshold or it will not acquire any shares in Endace, regardless of the level of acceptances below 90%.

7.5	An investment in Endace

As with any equity investment there are risks associated with the market in which the company operates. The risks associated with an investment in Endace include:

¡

Endace has been listed on the AIM for 7 years. Trading in the shares is infrequent, and there is a high degree of illiquidity attaching to the stock. In the absence of a significant increase in the earnings and a consequent increase in the market capitalisation of Endace, this situation is unlikely to change;

¡

By comparison to its competitors Endace is a small company and its size has inhibited its ability to promote its product range to the major OEM’s and channel partners. It lacks the market presence, track record, and financial capacity to command product positioning in major networking contracts or builds. This lack of penetration with major channel partners is a significant and frustrating growth constraint for Endace;

¡

Endace needs quality R&D engineers to continually enhance, expand and innovate the product base. To attract and retain this calibre of resource requires Endace to provide a stimulating, challenging and well funded environment. If Endace were to constrain its R&D investment for financial or strategic reasons, the engineering skill base would be expected to quickly dissipate. Technology and innovation businesses such as Endace that do not continually invest in R&D often have a high failure rate. The government research and development grants are critical to the support of Endace’s R&D function;

¡

Endace competes against larger businesses in a technological market that is fast moving and continually evolving. In order to adequately compete, Endace must be well funded and attract and retain high calibre management. A common incentive tool is for companies to issue options to key management. AIM has given guidance that total options issued (converted or outstanding) should not exceed 10% of the fully diluted capital. At the present time Endace’s converted and outstanding options are equivalent to 15% of the fully diluted capital. Accordingly, Endace is likely to have difficulty in issuing further tranches of options which could become an issue with existing and new employees; and

¡

Endace has enjoyed success in selling into UK, Australia and NZ, but has been (relative to its competitors) less successful in selling into the large US market. Despite this, 60% of Endace sales are in the US and management see significant potential to increase sales. Part of the challenge is attributed to Endace (correctly) being perceived as a non US-entity. Endace has sought to address this issue by relocating its sales and marketing function to California. However, this may only prove to be a partial solution. Ownership by Emulex would solve this perception issue for Endace and significantly improve its in-market credibility.

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The benefits and opportunities associated with an investment in Endace include:

¡

Since its inception, Endace has been able to develop and market network security products that have been sought by governments, telecommunications companies, and increasingly, businesses. If Endace can secure greater channel partner distribution or OEM acceptance, the growth opportunities for the business are significant;

¡

Endace’s progressive shift from solely DAG cards to being a provider of systems has been successful. As the awareness of the product in the enterprise market expands, the sales opportunities showed increase; and

¡

Endace enjoys strong margins as a consequence of its efficient and advanced R&D function, but also because of the market demand setting the pricing for Endace and equivalent network security and monitoring products.

7.6	Acceptance or Rejection of the Emulex Offer

Acceptance or rejection of the Emulex Offer is a matter for individual shareholders and optionholders based on their own view as to value and future market conditions, risk profile, liquidity preference, portfolio strategy, tax position and other factors. In particular, taxation consequences will vary widely across shareholders. Shareholders and optionholders will need to consider these consequences and, if appropriate, consult their own professional adviser(s).

11 December 2012

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Appendix A – Recent Transaction Evidence

A brief description of each of the transactions listed in Section 6 is outlined below:

Opnet /Riverbed

In October 2012, Riverbed entered into an agreement to acquire OPNET from its shareholders for approximately US$990 million. Opnet shareholders will receive for each Opnet share they own, US$36.55 in cash and 0.2774 of a share of Riverbed common stock. As a result of this announced transaction, Opnet’s trading multiple reflects a takeover premium of approximately 30%. The consensus from analysts is that it is unlikely that a competing bid will emerge as the likely bidders all have existing solutions comparable to Opnet’s product offering. Over the last five years Opnet has demonstrated consistent revenue and earnings growth, which was, at the time of the announced transaction, forecast to continue. Opnet is a provider of software products and related services for managing applications and networks. Opnet’s products address: application performance management; network performance management; and network research and development. OPNET’s main segment application performance management is viewed as synergistic to Riverbed. The other segment, Network Performance Management competes with Riverbed’s Cascade. Opnet’s trading multiple reflects a takeover premium of approximately 30% to its prevailing share price.

ONPATH / NetScout

In November 2012, NetScout Systems completed the acquisition of ONPATH for approximately US$40 million. ONPATH develops, engineers, and builds physical layer switches. The company also offers a software solution that provides management and monitoring from local or remote locations. NetScout announced that it will maintain ONPATH’s test automation business as a new business unit and will integrate the ONPATH network-monitoring switch and system management products into its nGenius family. The transaction implied a historical revenue multiple of 3.6 times.

BreakingPoint / Ixia

In August 2012, Ixia completed the acquisition of BreakingPoint for approximately US$160 million. This acquisition of BreakingPoint enabled Ixia to provide an end-to-end solution for monitoring, testing, and optimising converged networks. BreakingPoint’s solutions provide visibility into emerging threats and applications, along with advance insight into the resiliency of an organisation’s IT infrastructure under operationally relevant conditions and malicious attacks. The historical and forecast revenue multiples implied by the transaction were 4.4 and 3.4 times respectively.

Anue / Ixia

In June 2012, Ixia completed the acquisition of Anue for approximately US$145 million. Anue’s solutions provides network operators the visibility into network traffic in real-time. The acquisition of Anue strengthened Ixia’s position in validating next-generation networks and applications running over wireless access infrastructure, cloud environments, and converged data centres. Management have forecast strong growth in Anue’s revenue and earnings as a result of the transaction. The historical and forecast revenue multiples implied by the transaction were 3.6 and 2.4 times respectively.

LogLogic / TIBCO

In April 2012, TIBCO Software acquired LogLogic for US$130 million. LogLogic is a provider of scalable log and security management platforms. The acquisition will expand TIBCO’s product range and provide customers with the ability to proactively monitor real-time events and assess risks. The transaction implied a historical revenue multiple of 3.3 times.

MU Dynamics / Spirent

In April 2012, Spirent acquired MU Dynamics for approximately US$40 million. Mu Dynamics is a security testing pioneer, offering innovative solutions that enable faster, higher quality deployments of applications, including Cloud based applications. Spirent is a global leader in test and measurement within development labs, communication networks and IT organisations. The transaction implied a forecast revenue multiple of 2.2 times.

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SonicWALL / Dell

In May 2012, Dell completed the acquisition of SonicWALL from Thoma Bravo and others for approximately US$1.3 billion. SonicWALL specialises Unified Threat Management and its security software portfolio complements Dell’s Infrastructure and end-to-end advanced threat protection solutions. The transaction implied a historical revenue multiple of 4.8 times.

Blue Coat Systems / Thoma Bravo and others

An investor group led by Thoma Bravo completed the acquisition of the Nasdaq listed Blue Coat Systems from a group of shareholders on 15 February 2012 for approximately US$897 million. The offer represented a premium of 62% over the 60 day trailing average for the period ended 8 December 2011. Blue Coat Systems is a provider of Web security and WAN optimisation solutions. Blue Coat offers solutions that provide visibility, acceleration and security required to optimise and secure the flow of information to any user, on any network, anywhere. The historical and forecast revenue multiples implied by the transaction were 2.0 and 1.7 times respectively.

InfoVista /Thoma Bravo

In March 2012, Thoma Bravo completed the acquisition of the remaining 32.7% shareholding in the French listed InfoVista for approximately US$54 million. The offer price was relatively in line with the share price at the time the transaction was announced. InfoVista is a provider of service performance assurance software solutions for IP-based network and application services including a unified network performance management and application performance management platform. The historical and forecast revenue multiples implied by the transaction were 1.2 and 1.2 times respectively.

dynaTrace / Compuware

In July 2011, Compuware Corporation acquired dynaTrace from Bay Partners and other shareholders for approximately US$231 million. dynaTrace provides application performance management solutions. The company provides: production operators and business owners with insights into the experience and behavior of various users from any device for various transactions; performance testers and QA operators with visibility into how applications behave under load and spots regressions; and software architects and development managers with application performance management solutions for engineering and various development processes. The historical and forecast revenue multiples implied by the transaction were 4.6 and 3.7 times respectively.

ArcSight / Hewlett-Packard

In October 2010, Hewlett-Packard announced that it had completed the acquisition of ArcSight for circa US$1.5 billion. Arcsight sells security information and event management software, a subset of enterprise security devoted to logging and analysing behaviour on a network to find and prevent cyber-threats. The offer represented a premium of 70% over the share price one month prior to announcement of the transaction. The strategic rationale for the transaction was for ArcSight to be integrated into Hewlett-Packard’s IT operations management portfolio allowing organisations to converge millions of events across IT operations and security. At the time of the transaction, due to an increase in cybercrime and the need to diversify revenue, the large US IT players were acquiring IT security companies (e.g Intel acquiring McAfee). The historical and forecast revenue multiples implied by the transaction were 7.7 and 6.4 times respectively.

Nimsoft / CA

In March 2010 CA completed the acquisition of Nimsoft for circa US$353 million. Nimsoft is a provider of IT performance and availability monitoring solutions for emerging enterprises and Managed Service Providers. The acquisition extends CA’s product portfolio and CA plans to leverage its channels to grow Nimsoft in international markets where CA expects cloud computing and hosted/managed services to play a central role in business development. Nimsoft will operate as a standalone business unit within CA’s Cloud Products & Solutions Business Line. The transaction implied a historical revenue multiple of 4.8 times.

SonicWALL / Thoma Bravo

In July 2010 an investor group led by Thoma Bravo completed the acquisition of NASDAQ listed SonicWALL. The offer represented a premium of 29% over the share price one week prior to announcement of the transaction. As noted above, Dell acquired SonicWALL in 2012. The historical and forecast revenue multiples implied by the transaction were 2.4 and 2.2 times respectively.

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Gomez / Compuware

In November 2009, Compuware acquired Gomez for circa US$295 million from Dolphin Equity Partners. Gomez was involved in Web application experience management, providing an on-demand platform that organisations use to optimise the performance, availability, and quality of their Web and mobile applications. The strategic rationale for the acquisition was to address the challenges of network expansion (from a local enterprise network to the internet). The historical revenue multiple implied by the transaction was 6.3 times.

NetQoS / CA

In November 2009, CA completed the acquisition of NetQoS for approximately US$200 million. NetQoS provides network performance management products and services to manage network infrastructure for application performance. NetQoS extended CA’s capabilities in the areas of Application Performance Management and Network and System Management. The historical revenue multiple implied by the transaction was 3.6 times.

Secure Computing / McAfee

In November 2008 McAfee completed the acquisition of NASDAQ listed Secure Computing Corporation for approximately US$500 million. The offer represented a premium of 32% over the share price one month prior to announcement of the transaction. Secure Computing is a provider of enterprise gateway security, delivering a set of solutions that help customers protect their critical Web, email and network assets. The historical and forecast revenue multiples implied by the transaction were 2.0 and 1.9 times respectively.

Packeteer / Blue Coat Systems

In June 2008 Blue Coat Systems completed the acquisition of NASDAQ listed Packeteer. The offer represented a premium of 34% over the share price one month prior to announcement of the transaction. The acquisition of Packeteer enables Blue Coat to provide an even more comprehensive WAN Application Delivery solution. The acquisition also adds the PacketShaper product and technologies to the Blue Coat product portfolio. PacketShaper offers industry application classification and traffic shaping capabilities enabling users to have greater visibility and control of network traffic. The historical and forecast revenue multiples implied by the transaction were 1.3 and 1.2 times respectively.

Network General / NetScout Systems

In November 2007, NetScout Systems completed the acquisition of Network General from Silver Lake Partners and TPG for approximately US$206 million. Network General was a provider of IT management solutions designed to integrate and simplify troubleshooting and management across IT domains, assuring the delivery of IT services. The Network General portfolio consists of software solutions and intelligent appliances that proactively monitors and manage elements of IT infrastructure performance including network devices, applications, and servers. The historical revenue multiple implied by the transaction was 1.5 times.

SafeNet / Vector Capital

In April 2007 Vector Capital completed the acquisition of NASDAQ listed SafeNet for approximately US$550 million. The offer represented a premium of 13% over the share price one month prior to announcement of the transaction. SafeNet is a provider of data protection. SafeNet’s data-centric approach focuses on the protection of high value information throughout its lifecycle, from the data center to the cloud. SafeNet’s customers across commercial enterprises and government agencies trust SafeNet to protect and control access to sensitive data, manage risk, ensure compliance, and secure virtual and cloud environments. The historical and forecast revenue multiples implied by the transaction were 1.9 and 1.8 times respectively.

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Appendix B – Comparable Listed Companies

A brief description of each of the companies listed in Section 6 is outlined below:

Compuware

Compuware provides software, experts and best practices to ensure applications work well and deliver business value. Compuware solutions address application performance across the Enterprise and the Internet. Compuware has recently expanded its product portfolio through the acquisition of dyanTrace and Gomez. Compuware’s revenue and earnings growth has been relatively flat over the last three years and limited growth is forecast due to the decline it is Mainframe business. This decline is offset by growth in its Application Performance Monitoring business.

Fortinet

Fortinet is a worldwide provider of network security appliances and unified threat management. Fortinet’s products and subscription services provide integrated protection against dynamic security threats while simplifying the IT security infrastructure. Included in Fortinet’s product portfolio are the FortiAnalyzer and FortiManager product lines that enable end-customers to manage the system configuration and security functions of multiple devices from a centralised console. This is combined with FortiAnalyzer, which enables the collection, analysis and archiving of content and log data generated by Fortinet’s products. Over the last five years Fortinet has achieved strong revenue and earnings growth.

F5 Networks

F5 Networks is a provider of Application Delivery Networking technology that optimises the delivery of network-based applications and the security, performance and availability of servers, data storage devices and other network resources. The core of its Application Delivery Networking technology is its Traffic Management Operating System that enables products to inspect and modify traffic flows to and from servers at network speed and supports a broad and growing array of functions that enhance the security, performance and availability of applications. Over the last five years F5 Networks has averaged approximately 21% and 28% year on year revenue and EBITDA growth respectively.

Ixia

Ixia provides converged IP network validation and network visibility solutions. Equipment manufacturers, service providers, enterprises, and government agencies use Ixia’s solutions to design, verify, and monitor a broad range of wired, Wi-Fi, and 3G/LTE equipment and networks. Recently Ixia acquired Anue to expand into network assurance and applications performance management (see Appendix A for more detail). The company has forecast strong growth due to investment in 4G/LTE, smart phone penetration, network traffic growth and growth in Ethernet based infrastructure.

NetScout Systems

NetScout Systems specialises in Unified Service Delivery Management enabling comprehensive end-to-end network and application assurance. NetScout has packet-flow technology that provides real-time network and application performance intelligence enabling unified assurance of the network, applications and users. More than 90 percent of the Fortune 100 enterprise companies and 148 service providers in 46 countries around the world use NetScout’s nGenius Service Assurance Solution. The nGenius solution enables, real-time visibility into network, application and service performance to provide operational intelligence.

Riverbed

Established in 2004, Riverbed provides solutions to problems associated with information technology performance across WANs in the United States and internationally. It primarily offers products, which enable its customers to improve the performance of their applications and access to their data across WANs, as well as supports its services platform. Since its IPO in 2006, Riverbed has grown its revenue and earnings significantly. From 2006 to 2012, Riverbed’s revenue has grown from US$90 million to US$800 million. Excluding the acquisition of Opnet, analysts have forecast Riverbed’s revenue to continue grow at a rate of approximately 15% year on year.

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Sourcefire

Sourcefire delivers cyber security technologies. Its portfolio of solutions enables commercial enterprises and government agencies worldwide to manage and minimise cyber security risks. Sourcefire provides produces and services to some of the world’s largest financial institutions, defence contractors, IT companies, telecommunication companies as well as US government agencies. Sourcefire has achieved strong revenue growth over the last three years, which is forecast to continue at similar rates.

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Appendix C – Valuation Methodology Descriptions

1.	Capitalisation of Earnings

Capitalisation of earnings or cash flows is most appropriate for businesses with a substantial operating history and a consistent earnings trend that is sufficiently stable to be indicative of ongoing earnings potential. This methodology is not particularly suitable for start-up businesses, businesses with an erratic earnings pattern or businesses that have unusual expenditure requirements. This methodology involves capitalising the earnings or cash flows of a business at a multiple that reflects the risks of the business and the stream of income that it generates. These multiples can be applied to a number of different earnings or cash flow measures including EBITDA, EBITA, EBIT or net profit after tax. These are referred to respectively as EBITDA multiples, EBITA multiples, EBIT multiples and price earnings multiples. Price earnings multiples are commonly used in the context of the share market. EBITDA, EBITA and EBIT multiples are more commonly used in valuing whole businesses for acquisition purposes where gearing is in the control of the acquirer.

Where an ongoing business with relatively stable and predictable earnings is being valued Grant Samuel uses capitalised earnings or operating cash flows as a primary reference point. Application of this valuation methodology involves:

¡

estimation of earnings or cash flow levels that a purchaser would utilise for valuation purposes having regard to historical and forecast operating results, non-recurring items of income and expenditure and known factors likely to impact on operating performance; and

¡

consideration of an appropriate capitalisation multiple having regard to the market rating of comparable businesses, the extent and nature of competition, the time period of earnings used, the quality of earnings, growth prospects and relative business risk.

The choice between the parameters is usually not critical and should give a similar result. All are commonly used in the valuation of industrial businesses. EBITDA can be preferable if depreciation or non-cash charges distort earnings or make comparisons between companies difficult but care needs to be exercised to ensure that proper account is taken of factors such as the level of capital expenditure needed for the business and whether or not any amortisation costs also relate to ongoing cash costs. EBITA avoids the distortions of goodwill amortisation. EBIT can better adjust for differences in relative capital intensity.

Determination of the appropriate earnings multiple is usually the most judgemental element of a valuation. Definitive or even indicative offers for a particular asset or business can provide the most reliable support for selection of an appropriate earnings multiple. In the absence of meaningful offers, it is necessary to infer the appropriate multiple from other evidence.

The usual approach is to determine the multiple that other buyers have been prepared to pay for similar businesses in the recent past. However, each transaction will be the product of a unique combination of factors. A pattern may emerge from transactions involving similar businesses with sales typically taking place at prices corresponding to earnings multiples within a particular range. This range will generally reflect the growth prospects and risks of those businesses. Mature, low growth businesses will, in the absence of other factors, attract lower multiples than those businesses with potential for significant growth in earnings.

An alternative approach used in valuing businesses is to review the multiples at which shares in listed companies in the same industry sector trade on the share market. This gives an indication of the price levels at which portfolio investors are prepared to invest in these businesses. Share prices reflect trades in small parcels of shares (portfolio interests) rather than whole companies and it is necessary to adjust for this factor.

The analysis of comparable transactions and share market prices for comparable companies will not always lead to an obvious conclusion as to which multiple or range of multiples will apply. There will often be a wide spread of multiples and the application of judgement becomes critical. Moreover, it is necessary to consider the particular attributes of the business being valued and decide whether it warrants a higher or lower multiple than the comparable companies. This assessment is essentially a judgement.

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2.	Discounted Cash Flow

Discounting of projected cash flows has a strong theoretical basis. It is the most commonly used method for valuation in a number of industries, and for the valuation of start-up projects where earnings during the first few years can be negative. DCF valuations involve calculating the net present value of projected cash flows. This methodology is able to explicitly capture the effect of a turnaround in the business, the ramp up to maturity or significant changes expected in capital expenditure patterns. The cash flows are discounted using a discount rate, which reflects the risk associated with the cash flow stream. Considerable judgement is required in estimating future cash flows and it is generally necessary to place great reliance on medium to long-term projections prepared by management. The discount rate is also not an observable number and must be inferred from other data (usually only historical). None of this data is particularly reliable so estimates of the discount rate necessity involve a substantial element of judgment. In addition, even where cash flow forecasts are available the terminal or continuing value is usually a high proportion of value. Accordingly, the multiple used in assessing this terminal value becomes the critical determinant in the valuation (i.e. it is a “de facto” cash flow capitalisation valuation). The net present value is typically extremely sensitive to relatively small changes in underlying assumptions, few of which are capable of being predicted with accuracy, particularly beyond the first two or three years. The arbitrary assumptions that need to be made and the width of any value range mean the results are often not meaningful or reliable. Notwithstanding these limitations, DCF valuations are commonly used and can at least play a role in providing a check on alternative methodologies, not least because explicit and relatively detailed assumptions need to be made as to the expected future performance of the business operations.

3.	Realisation of Assets

Valuations based on an estimate of the aggregate proceeds from an orderly realisation of assets are commonly applied to businesses that are not going concerns. They effectively reflect liquidation values and typically attribute no value to any goodwill associated with ongoing trading. Such an approach is not appropriate in Endace’s case.

4.	Industry Rules of Thumb

Industry rules of thumb are commonly used in some industries. These are generally used by a valuer as a “cross check” of the result determined by a capitalised earnings valuation or by discounting cash flows, but in some industries rules of thumb can be the primary basis on which buyers determine prices. In the technology sector, implied revenue multiples are a commonly used reference point. In any event, it should be recognised that rules of thumb are usually relatively crude and prone to misinterpretation.

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Appendix D – Interpretation of Multiples

Earnings multiples are normally benchmarked against two primary sets of reference points:

¡	the multiples implied by the share prices of listed peer group companies; and

¡	the multiples implied by the prices paid in acquisitions of other companies in the same industry.

In interpreting and evaluating such data it is necessary to recognise that:

¡

multiples based on listed company share prices do not include a premium for control and are therefore often (but not always) less than multiples that would apply to acquisitions of controlling the interests in similar companies. However, while the premium paid to obtain control in takeovers is observable (typically in the range 20-35%) it is inappropriate to simply add a premium to listed multiples. The premium for control is an outcome of the valuation process, not a determinant of value. Premiums are paid for reasons that vary from case to case and may be substantial due to synergy or other benefits available to the acquirer. In other situations premiums may be minimal or even zero. There are transactions where no corporate buyer is prepared to pay a price in excess of the prices paid by share market investors;

¡

acquisition multiples from comparable transactions are therefore usually seen as a better guide when valuing 100% of a business but the data tends to be less transparent and information on forecast earnings is often unavailable;

¡

the analysis will give a range of outcomes from which averages or medians can be determined but it is not appropriate to simply apply such measures to the company being valued. The most important part of valuation is to evaluate the attributes of the specific company being valued and to distinguish it from its peers so as to form a judgement as to where on the spectrum it belongs;

¡	acquisition multiples are a product of the economic and other circumstances at the time of the transaction. However, each transaction will be the product of a unique combination of factors, including:

¡	economic factors (e.g. economic growth, inflation, interest rates) affecting the markets in which the company operates;

¡	strategic attractions of the business – its particular strengths and weaknesses, market position of the business, strength of competition and barriers to entry;

¡	the company’s own performance and growth trajectory;

¡	rationalisation or synergy benefits available to the acquirer;

¡	the structural and regulatory framework;

¡	investment and share market conditions at the time, and

¡	the number of competing buyers for a business;

¡

acquisitions and listed companies in different countries can be analysed for comparative purposes, but it is necessary to give consideration to differences in overall share market levels and rating between countries, economic factors (economic growth, inflation, interest rates), market structure (competition etc) and the regulatory framework. It is not appropriate to adjust multiples in a mechanistic way for differences in interest rates or share market levels;

¡

acquisition multiples are based on the target’s earnings but the price paid normally reflects the fact that there were cost reduction opportunities or synergies available to the acquirer (at least if the acquirer is a “trade buyer” with existing businesses in the same or a related industry). If the target’s earnings were adjusted for these cost reductions and/or synergies the effective multiple paid by the acquirer would be lower than that calculated on the target’s earnings;

¡

while EBITDA multiples are commonly used benchmarks they are an incomplete measure of cash flow. The appropriate multiple is affected by, among other things, the level of capital expenditure (and working capital investment) relative to EBITDA. In this respect:

–

EBIT multiples can in some circumstances be a better guide because (assuming depreciation is a reasonable proxy for capital expenditure) they effectively adjust for relative capital intensity and present a

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better approximation of free cash flow. However, capital expenditure is lumpy and depreciation expense may not be a reliable guide. In addition, there can be differences between companies in the basis of calculation of depreciation; and

–

businesses that generate higher EBITDA margins than their peer group companies will, all other things being equal, warrant higher EBITDA multiples because free cash flow will, in relative terms, be higher (as capital expenditure is a smaller proportion of earnings).

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Appendix E – Qualifications, Declarations and Consents

1.	Qualifications

The Grant Samuel group of companies provides corporate advisory services in relation to mergers and acquisitions, capital raisings, corporate restructuring and financial matters generally. One of the primary activities of Grant Samuel is the preparation of corporate and business valuations and the provision of independent advice and expert’s reports in connection with mergers and acquisitions, takeovers and capital reconstructions. Since inception in 1988, Grant Samuel and its related companies have prepared more than 400 public expert and appraisal reports.

The persons responsible for preparing this report on behalf of Grant Samuel are Michael Lorimer, BCA, Simon Cotter, BCom, MAppFin, F Fin, and Christopher Smith, BCom, PGDipFin, MAppFin. Each has a significant number of years of experience in relevant corporate advisory matters.

2.	Limitations and Reliance on Information

Grant Samuel’s opinion is based on economic, market and other conditions prevailing at the date of this report. Such conditions can change significantly over relatively short periods of time. The report is based upon financial and other information provided by the directors, management and advisers of Endace. Grant Samuel has considered and relied upon this information. Grant Samuel believes that the information provided was reliable, complete and not misleading and has no reason to believe that any material facts have been withheld.

The information provided has been evaluated through analysis, enquiry, and review for the purposes of forming an opinion as to the underlying value of Endace. However in such assignments time is limited and Grant Samuel does not warrant that these inquiries have identified or verified all of the matters which an audit, extensive examination or “due diligence” investigation might disclose.

The time constraints imposed by the Takeovers Code are tight. This timeframe restricts the ability to undertake a detailed investigation of Endace. In any event, an analysis of the merits of the offer is in the nature of an overall opinion rather than an audit or detailed investigation. Grant Samuel has not undertaken a due diligence investigation of Endace. In addition, preparation of this report does not imply that Grant Samuel has audited in any way the management accounts or other records of Endace. It is understood that, where appropriate, the accounting information provided to Grant Samuel was prepared in accordance with generally accepted accounting practice and in a manner consistent with methods of accounting used in previous years.

An important part of the information base used in forming an opinion of the kind expressed in this report is the opinions and judgement of the management of the relevant enterprise. That information was also evaluated through analysis, enquiry and review to the extent practicable. However, it must be recognised that such information is not always capable of external verification or validation.

The information provided to Grant Samuel included projections of future revenues, expenditures, profits and cash flows of Endace prepared by the management of Endace. Grant Samuel has used these projections for the purpose of its analysis. Grant Samuel has assumed that these projections were prepared accurately, fairly and honestly based on information available to management at the time and within the practical constraints and limitations of such projections. It is assumed that the projections do not reflect any material bias, either positive or negative. Grant Samuel has no reason to believe otherwise.

However, Grant Samuel in no way guarantees or otherwise warrants the achievability of the projections of future profits and cash flows for Endace. Projections are inherently uncertain. Projections are predictions of future events that cannot be assured and are necessarily based on assumptions, many of which are beyond the control of management. The actual future results may be significantly more or less favourable.

To the extent that there are legal issues relating to assets, properties, or business interests or issues relating to compliance with applicable laws, regulations, and policies, Grant Samuel assumes no responsibility and offers no legal opinion or interpretation on any issue. In forming its opinion, Grant Samuel has assumed, except as specifically advised to it, that:

¡

the title to all such assets, properties, or business interests purportedly owned by Endace is good and marketable in all material respects, and there are no material adverse interests, encumbrances, engineering, environmental, zoning, planning or related issues associated with these interests, and that the subject assets, properties, or business interests are free and clear of any and all material liens, encumbrances or encroachments;

¡

there is compliance in all material respects with all applicable national and local regulations and laws, as well as the policies of all applicable regulators other than as publicly disclosed, and that all required licences, rights, consents, or legislative or administrative authorities from any government, private entity, regulatory agency or organisation have been or can be obtained or renewed for the operation of the business of Endace, other than as publicly disclosed;

¡	various contracts in place and their respective contractual terms will continue and will not be materially and adversely influenced by potential changes in control; and

¡	there are no material legal proceedings regarding the business, assets or affairs of Endace, other than as publicly disclosed.

3.	Disclaimers

It is not intended that this report should be used or relied upon for any purpose other than as an expression of Grant Samuel’s opinion as to the merits of the Emulex Offer. Grant Samuel expressly disclaims any liability to any Endace security holder who relies or purports to rely on the report for any other purpose and to any other party who relies or purports to rely on the report for any purpose whatsoever.

This report has been prepared by Grant Samuel with care and diligence and the statements and opinions given by Grant Samuel in this report are given in good faith and in the belief on reasonable grounds that such statements and opinions are correct and not misleading. However, no responsibility is accepted by Grant Samuel or any of its officers or employees for errors or omissions however arising in the preparation of this report, provided that this shall not absolve Grant Samuel from liability arising from an opinion expressed recklessly or in bad faith.

Grant Samuel has had no involvement in the preparation of the Target Company Statement issued by Endace and has not verified or approved any of the contents of the Target Company Statement. Grant Samuel does not accept any responsibility for the contents of the Target Company Statement (except for this report).

4.	Independence

Grant Samuel and its related entities do not have any shareholding in or other relationship or conflict of interest with Endace or Emulex that could affect its ability to provide an unbiased opinion in relation to the Emulex Offer. Grant Samuel had no part in the formulation of the Emulex Offer. Its only role has been the preparation of this report. Grant Samuel will receive a fixed fee for the preparation of this report. This fee is not contingent on the outcome of the Emulex Offer. Grant Samuel will receive no other benefit for the preparation of this report. Grant Samuel considers itself to be independent for the purposes of the Takeovers Code.

5.	Information

Grant Samuel has obtained all the information that it believes is desirable for the purposes of preparing this report, including all relevant information which is or should have been known to any Director of Endace and made available to the Directors. Grant Samuel confirms that in its opinion the information provided by Endace and contained within this report is sufficient to enable Endace security holders to understand all relevant factors and make an informed decision in respect of the Emulex Offer. The following information was used and relied upon in preparing this report:

Publicly Available Information

¡	Annual reports for Endace for the years ended 31 March 2011 and 2012;

122
	ENDACE	42
INDEPENDENT ADVISERS REPORT

¡	Management presentation of half year results to 30 September 2011 and 2012; and

¡	other information on the network security sector and publicly listed companies with operations comparable to Endace including annual reports, financial results and brokers reports.

Non Public Information

¡	management forecast for the year to 31 March 2013;

¡	management presentation to parties involved in the strategic review, dated April 2012;

¡	CEO and CFO reports for the 12 months to October 2012;

¡	Questions and Answers in relation to the due diligence process undertaken by Emulex on Endace;

¡	Draft Target Company Statements and offer documentation.

¡	Draft Rule 22 Report; and

¡	Interviews and meetings with Endace management and Directors.

6.	Declarations

Endace has agreed that it will indemnify Grant Samuel and its employees and officers in respect of any liability suffered or incurred as a result of or in connection with the preparation of the report. This indemnity will not apply in respect of the proportion of any liability found by a Court to be primarily caused by any conduct involving gross negligence or wilful misconduct by Grant Samuel. Endace has also agreed to indemnify Grant Samuel and its employees and officers for time spent and reasonable legal costs and expenses incurred in relation to any inquiry or proceeding initiated by any person. Where Grant Samuel or its employees and officers are found to have been grossly negligent or engaged in wilful misconduct Grant Samuel shall bear the proportion of such costs caused by its action. Any claims by Endace are limited to an amount equal to the fees paid to Grant Samuel.

Advance drafts of this report were provided to the directors and executive management of Endace. Certain changes were made to the drafting of the report as a result of the circulation of the draft report. There was no alteration to the methodology, evaluation or conclusions as a result of issuing the drafts.

7.	Consents

Grant Samuel consents to the issuing of this report in the form and context in which it is to be included in the Target Company Statement to be sent to security holders of Endace. Neither the whole nor any part of this report nor any reference thereto may be included in any other document without the prior written consent of Grant Samuel as to the form and context in which it appears.

123
	ENDACE	43
INDEPENDENT ADVISERS REPORT

Appendix 2: Class Report

P.O. Box 2500 Wellington New Zealand Mobile: 027 465 0024 Email: geoff.taylor@tdb.co.nz www.tdb.co.nz

INDEPENDENT ADVISER’S REPORT

Prepared pursuant to Rule 22 of the New Zealand Takeovers

Code in relation to a full takeover offer for Endace Limited

December 2012

Statement of independence Taylor Duignan Barry Ltd confirms that it:
a.	has no conflict of interest that could affect its ability to provide an unbiased report; and
b.

has no direct or indirect pecuniary or other interest in the proposed transaction considered in this report, including any success or contingency fee or remuneration, other than to receive the cash fee for providing this report.

Taylor Duignan Barry Ltd has satisfied the Takeovers Panel, on the basis of the material provided to the Panel, that it is independent under the Takeovers Code for the purposes of preparing this report.

www.tdb.co.nz

TABLE OF CONTENTS

1. Purpose of the report	3

2. Summary of the report	3

2.1 Value of the share options	5
2.2 Our conclusions	5

3. Scope of the report	6

3.1 Background	6
3.2 Key points in relation to the proposed takeover offer	7
3.3 Requirements of the New Zealand Takeovers Code	8

4. Valuation of the options	9

4.1 Our approach	9
4.2 Valuation effect of clause 10	10
4.3 Valuation of options by tranche	12
4.4 Fairness of the offer between the tranches of the options	13
4.5 Fairness of the offer between the ordinary shares and the options	13

5. Qualifications, independence and disclaimer	14

Appendix One: Time value of options by tranche	15

www.tdb.co.nz	Taylor Duignan Barry Ltd	2

1. Purpose of the report

This report has been commissioned by the offeror. This is not a report on the merits of the offer.

The purpose of this report is solely to compare the consideration and terms offered for the different classes of securities and to opine as to the fairness and reasonableness of the consideration and terms as between the different classes.

A separate independent adviser’s report on the merits of the offer, commissioned by the directors of Endace Limited, must accompany Endace Limited’s target company statement.

The offer should be read in conjunction with this report and the separate independent adviser’s report on the merits of the offer.

2. Summary of the report

We have based our report on the following:

1.	Emulex is proposing to purchase 100% of the Endace securities for £80, 664,143.56, as below:

offer value
ordinary shares	£76,100,340.00
options on ordinary shares	£4,563,803.56

£80,664,143.56

2.	The £76,100,340.00 offer for the 15,220,068 million ordinary shares is a price per share of 500p
3.	The £4,563,803.56 offer[1] for the 1,793,426 options on ordinary shares has been constructed in a manner that is consistent with a takeover clause share option terms and more specifically by:
a.	Accelerating all outstanding non vested share options to vested share options
b.	Changing the final expiry date for the exercise of the share options to 10 days following the takeover offer
c.

Removing the funding risk of the exercise of the share options by having the offeror pay a “cash for differences” amount for any positive value of the share options at exercise date, being the difference between the offer price of the ordinary shares and the strike/exercise price of the share options e.g the owner of a share option that has the right to buy the ordinary shares at 200p would be paid a net cash settlement of 300p being the difference between buying the shares at 200p and selling them at 500p.

1 We note that Emulex will offer to pay the Pound equivalent in alternative currencies, we understand that the FX rate set for this conversion will be at a spot rate at the end of the offer period and as such this does not affect value.

www.tdb.co.nz	Taylor Duignan Barry Ltd	3

4.	There being a clause in the share options documentation that allows directors to make the above changes to the share options issued, specifically :

Clause 10. Alteration of exercise period

The Board of Directors of the Company may, at its discretion, alter the period during which an option holder may exercise some or all of their options where a Takeover or Business Sale (as referred to in rule 8 above) is proposed to occur. Any alteration may involve permitting an early exercise of options and/or introducing an earlier final cut-off date for the exercise of options, and may be subject to specified conditions. This discretion is intended to facilitate a transaction of this type and is likely to involve providing the option holder with an opportunity to participate in such a transaction.

5.

Discussions with the independent directors of Endace that confirm to us that they will recommend to the Board that clause 10 be implemented. This implementation of clause 10 will result in all share options having their current expiry dates (that range from 20 Dec 2013 to 26 Jun 2018) brought forward to an expiry date of a short period (likely to be 10 days) after takeover offer date.

www.tdb.co.nz	Taylor Duignan Barry Ltd	4

2.1 Value of the share options

Our assessment of the value of the options as compared with the offer price is set out below:

				value
option tranche	number of options on ordinary shares	exercise price per share	expiry date	pounds	total	Emulex offer value
1	1,548	£0.00125	21/12/2014	£5.00	£7,738.07	£7,738.07
2	168,852	£1.045	18/04/2016	£3.96	£667,809.66	£667,809.66
3	132,666	£1.195	5/06/2017	£3.81	£504,794.13	£504,794.13
4	55,000	£1.410	5/06/2017	£3.59	£197,450.00	£197,450.00
5	83,107	£1.685	21/12/2015	£3.32	£275,499.71	£275,499.71
6	6,500	£1.895	30/08/2015	£3.11	£20,182.50	£20,182.50
7	19,000	£1.930	22/07/2016	£3.07	£58,330.00	£58,330.00
8	48,750	£1.950	22/05/2015	£3.05	£148,687.50	£148,687.50
9	73,500	£1.990	9/11/2016	£3.01	£221,235.00	£221,235.00
10	443,953	£2.000	5/06/2017	£3.00	£1,331,859.00	£1,331,859.00
11	8,500	£2.020	5/06/2015	£2.98	£25,330.00	£25,330.00
12	141,500	£2.200	31/05/2016	£2.80	£396,200.00	£396,200.00
13	17,000	£2.520	20/01/2016	£2.48	£42,160.00	£42,160.00
14	5,500	£2.530	12/08/2015	£2.47	£13,585.00	£13,585.00
15	120,500	£2.580	26/08/2015	£2.42	£291,610.00	£291,610.00
16	30,000	£3.340	30/08/2015	£1.66	£49,800.00	£49,800.00
17	2,750	£3.440	26/05/2014	£1.56	£4,290.00	£4,290.00
18	50,000	£3.540	8/02/2014	£1.46	£73,000.00	£73,000.00
19	7,000	£3.720	10/02/2017	£1.28	£8,960.00	£8,960.00
20	66,500	£4.270	20/12/2013	£0.73	£48,545.00	£48,545.00
21	122,800	£4.290	7/11/2014	£0.71	£87,188.00	£87,188.00
22	85,000	£4.370	26/06/2018	£0.63	£53,550.00	£53,550.00
23	90,000	£4.600	1/08/2017	£0.40	£36,000.00	£36,000.00
24	8,500	£5.340	17/01/2018	£0.00	£0.00	£0.00
25	5,000	£5.500	20/02/2018	£0.00	£0.00	£0.00
	1,793,426				£4,563,803.56	£4,563,803.56

2.2 Our conclusions

The difference between our assessment of options value and the offer price for the options is nil and so we determine that the offer is fair and reasonable between the different tranches of options.

The offer for the share options is based off the same ordinary share price as the offer of 500p, so we also determine that the offer in comparison with the offer for the ordinary shares is fair and reasonable.

Accordingly, we certify that, in our opinion, the offer complies with rule 8(4) of the Code.

www.tdb.co.nz	Taylor Duignan Barry Ltd	5

3. Scope of the report

3.1 Background

Endace Limited is a New Zealand registered company that provides network monitoring and recording solutions for high-speed networks. Endace has 15,220,068 ordinary shares trading on the AIM exchange in the UK. The share price history over the last five years presented in the graph below is:

Details of the company are on www.Endace.com. A summary of profitability is:

	31-Mar-	31-Mar-	31-Mar-	31-Mar-	31-Mar-
Income Statement ($ m)	12	11	10	09	08
Continuing Operations
Revenue	41.15	38.37	31.02	30.38	24.21
Operating Profit/(Loss)	2.17	2.45	-0.29	4.74	4.51
Net Interest	0.02	-0.02	-0.07	-0.01	-0.01
Profit Before Tax	2.19	2.43	-0.37	4.73	4.50
Profit After Tax	1.77	2.16	0.12	2.75	3.44
Discontinued Operations
Profit After Tax	n/a	n/a	n/a	n/a	n/a
PROFIT FOR THE PERIOD	1.77	2.16	0.12	2.75	3.44
Attributable to:
Equity Holders of Parent Company	1.77	2.16	0.12	2.75	3.44
Minority Interests	n/a	n/a	n/a	n/a	n/a

www.tdb.co.nz	Taylor Duignan Barry Ltd	6

	31-Mar-	31-Mar-	31-Mar-	31-Mar-	31-Mar-
Income Statement ($ m)	12	11	10	09	08

Continuing EPS
Earnings per Share - Basic	12.00¢	14.00¢	1.00¢	18.00¢	23.00¢
Earnings per Share - Diluted	11.00¢	13.00¢	1.00¢	16.00¢	21.00¢
Earnings per Share - Adjusted	12.00¢	14.00¢	1.00¢	30.00¢	25.00¢
Continuing and Discontinued EPS
Earnings per Share - Basic	12.00¢	14.00¢	1.00¢	18.00¢	23.00¢
Earnings per Share - Diluted	11.00¢	13.00¢	1.00¢	16.00¢	21.00¢
Earnings per Share - Adjusted	12.00¢	14.00¢	1.00¢	30.00¢	25.00¢

Dividend per Share	n/a	n/a	n/a	n/a	n/a

3.2 Key points in relation to the proposed takeover offer

Endace is anticipating it will receive a takeover offer from Emulex Corporation, a US company through its indirect wholly owned subsidiary, El Dorado Research Ventures Limited (Emulex Bidco). The offer is expected to be:

1.	500p for all the ordinary shares of Endace

2.	500p less the strike price for all the share options (if the exercise price of the share options is above 500p then the price offered is therefore nil)

Emulex is a leader in converged networking solutions, provides enterprise-class connectivity for servers, networks and storage devices within the data center. More information about Emulex is available at http://www.Emulex.com. Emulex is listed on the NYSE (under code ELX). It has 89.65m shares and has a market capitalisation of US$ 631m.

Endace has an employee share scheme pursuant to which it has granted one-for-one stock options (Options) to 105 of its employees. The employees are not required to pay any money to receive the Options, which are granted in tranches exercisable from specific future dates (usually annually over four years). The exercise price payable for the Options is calculated based on a 3-month average share price prior to the grant date.

There are currently 1,793,426 options on ordinary shares outstanding. The options have expiry dates ranging from December 2013 to June 2018.

www.tdb.co.nz	Taylor Duignan Barry Ltd	7

3.3 Requirements of the New Zealand Takeovers Code

We are conscious of Endace shareholders and employees being spread across a number of countries and to avoid any confusion make the point that Endace as a NZ registered company and so is required to operate under the NZ takeovers code. Endace is a ‘Code Company’ as defined by Rule 3 of the Code. The takeover process initiated by Emulex through Emulex Bidco must comply with the provisions set out in the Code relating to the Offer procedure.

Pursuant to Rule 8(2) of the Code, a full offer must include offers in respect of all the securities in each class of equity securities of the target company (other than those that are already held by the offeror). Furthermore, Rule 8(4) of the Code requires that if non-voting securities (such as share options) are included in a full offer, the consideration and terms offered for non-voting securities must be fair and reasonable in comparison with the consideration and terms offered for the voting securities and as between classes of non-voting securities. In this particular case, the Code therefore requires that:

1.	The consideration and terms offered for the Options must be fair and reasonable compared to the consideration and terms offered for the ordinary shares; and

2.	The consideration and terms offered for each tranche of Options must be fair and reasonable between all tranches.

For the purposes of the Code, Endace’s Ordinary Shares are regarded as one class of equity security and each tranche of the Options is regarded as a separate class of equity security given the different features of each tranche. Emulex Bidco as offeror must obtain a report pursuant to Rule 22 of the Code from an independent adviser which certifies that, in the adviser’s opinion, the offer complies with Rule 8(4).

This report has been prepared to meet the requirements of Rule 22 of the Code. TDB has satisfied the Takeovers Panel that TDB is independent under the Takeovers Code for the purposes of preparing the report.

www.tdb.co.nz	Taylor Duignan Barry Ltd	8

4. Valuation of the options

4.1 Our approach

We have firstly estimated the value of all the options as if they were vanilla call options, with normal rights of transferability and exercise. That estimate makes some assumptions about the volatility of Endace’s ordinary share price but more specifically that the options are tradeable on a liquid market and that the owner has the right for the options to exist to the full term of their expiry. For this estimate we have used a Black - Scholes pricing methodology and acknowledge that while this is likely to overstate the value of the options, this “overstated” estimate gives us a starting point for what the maximum value of the options would have been if they had the full characteristics of tradeable options on a liquid market with a known expiry date.

We have then focused on the characteristics of these specific share options that suppress value.

The first such characteristic is that the share options are not tradeable on a liquid market. While this illiquidity in itself suppresses value, the magnitude of the value difference is not relevant in light of the second characteristic.

The second characteristic is the specific terms of these options (detailed within the prospectus issued with the options), which are:

Clause 8. Takeover or business sale

If one of the following events occurs:

a)	Takeover: 50% or more of the Company’s voting shares are purchased by a third party (or a group of associated third parties) not associated with persons who are shareholders prior to the purchase;
b)

Business sale: Substantially all of the Company’s business is purchased by a third party (or group of associated third parties) not associated with persons who are shareholders prior to the purchase; or

c)	Other equivalent transaction: A transaction occurs that has the effect of a Takeover or Business Sale, as discussed above,

all the option holder’s options become exercisable. If there is any uncertainty as to whether one of the events referred to in rules 6(a) to (c) has occurred, the Board of Directors of the Company shall determine whether or not the event has occurred, and the determination of the Board of Directors shall be final. The Board of Directors shall make this determination in good faith.

Clause 10. Alteration of exercise period

The Board of Directors of the Company may, at its discretion, alter the period during which an option holder may exercise some or all of their options where a Takeover or Business Sale (as referred to in rule 8 above) is proposed to occur. Any alteration may involve permitting an early exercise of options and/or introducing an earlier final cut-off date for the exercise of options, and may be subject to specified conditions. This discretion is intended to facilitate a transaction of this type and is likely to involve providing the option holder with an opportunity to participate in such a transaction.

Clause 16. Transfer of the options

Options cannot be transferred unless specifically approved in writing by the Board of Directors of the Company.

Clauses 8 and 10 are relevant for this offer. Clause 10 has a material effect on valuation of the share options and this is shown in the following section. Through discussion with Endace directors we understand the purpose of the clauses are to:

—	remove any doubt that the probability of a takeover offer being received is not reduced by the existence of employee share options
—	remove the possibility that the value of the offer would be reduced by the existence of the options.

www.tdb.co.nz	Taylor Duignan Barry Ltd	9

It is enough at this point to note that while clause 16 will on its own reduce the value of the options it too is made irrelevant because of the certainty of clause 10 being triggered and the effect of clause 10 making non transferability non material for the purposes of valuation.

4.2 Valuation effect of clause 10

The effect of clause 10 on the valuation of options is that it removes the “time value” of the options. The total value of an option at any point in time will be made up of intrinsic value and time value. Intrinsic value can be referred to as face value as it represents the difference between the strike price of the option and the underlying security. Using tranche 23 as an example:

option tranche	number of options on ordinary shares	exercise price per share	expiry date
23	90,000	£4.600	1/08/2017

Face value is 40p being the difference between the exercise price of 460p and the ordinary share price of 500p.

In the absence of clause 10, using the Black - Scholes pricing methodology, the option would be worth approximately 167p (assuming the options are liquid and tradeable with rights to exist to their expiry date of August 2017). The difference between the 167p value and the 40p face value (being 127p) is the time value of the option. The size of the time value will reflect the probability that the underlying ordinary share will increase in value. The probability of that happening will be a function of the exercise price, the volatility of the ordinary share price, and the time to expiry of the option. The longer the time and higher the volatility, the higher the probability that the underlying ordinary share may rise in value.

www.tdb.co.nz	Taylor Duignan Barry Ltd	10

Our time value estimate, expressed as pence per share option, of all the tranches of options is graphed below (refer appendix on for this table expressed as total value in pounds):

The graph below then shows the time value relative to the face value of the options:

www.tdb.co.nz	Taylor Duignan Barry Ltd	11

So, all other things being equal the longer the term to expiry the higher the time value. The implication of this is that clause 10 has the effect of eliminating time value such that at any point in time the owner of these Endace options can only be certain that the options have intrinsic (or face) value.

Based upon comments from independent directors and more general discussions with directors we believe that for the purposes of this report the fair value of the share options is therefore the intrinsic value of the share options.

4.3 Valuation of options by tranche

As described in the previous section the expectation that clause 10 will accelerate the expiry date of the options to 10 days following the takeover offer means that the current expiry dates ranging from Dec 2012 to June 2018 have little meaning in a valuation sense. We have therefore bundled the options (that total 510) into tranches of exercise prices. On this basis, our valuation of the share options is tabled below:

				value
option tranche	number of options on ordinary shares	exercise price per share	expiry date	pounds	total	Emulex offer value
1	1,548	£0.00125	21/12/2014	£5.00	£7,738.07	£7,738.07
2	168,852	£1.045	18/04/2016	£3.96	£667,809.66	£667,809.66
3	132,666	£1.195	5/06/2017	£3.81	£504,794.13	£504,794.13
4	55,000	£1.410	5/06/2017	£3.59	£197,450.00	£197,450.00
5	83,107	£1.685	21/12/2015	£3.32	£275,499.71	£275,499.71
6	6,500	£1.895	30/08/2015	£3.11	£20,182.50	£20,182.50
7	19,000	£1.930	22/07/2016	£3.07	£58,330.00	£58,330.00
8	48,750	£1.950	22/05/2015	£3.05	£148,687.50	£148,687.50
9	73,500	£1.990	9/11/2016	£3.01	£221,235.00	£221,235.00
10	443,953	£2.000	5/06/2017	£3.00	£1,331,859.00	£1,331,859.00
11	8,500	£2.020	5/06/2015	£2.98	£25,330.00	£25,330.00
12	141,500	£2.200	31/05/2016	£2.80	£396,200.00	£396,200.00
13	17,000	£2.520	20/01/2016	£2.48	£42,160.00	£42,160.00
14	5,500	£2.530	12/08/2015	£2.47	£13,585.00	£13,585.00
15	120,500	£2.580	26/08/2015	£2.42	£291,610.00	£291,610.00
16	30,000	£3.340	30/08/2015	£1.66	£49,800.00	£49,800.00
17	2,750	£3.440	26/05/2014	£1.56	£4,290.00	£4,290.00
18	50,000	£3.540	8/02/2014	£1.46	£73,000.00	£73,000.00
19	7,000	£3.720	10/02/2017	£1.28	£8,960.00	£8,960.00
20	66,500	£4.270	20/12/2013	£0.73	£48,545.00	£48,545.00
21	122,800	£4.290	7/11/2014	£0.71	£87,188.00	£87,188.00
22	85,000	£4.370	26/06/2018	£0.63	£53,550.00	£53,550.00
23	90,000	£4.600	1/08/2017	£0.40	£36,000.00	£36,000.00
24	8,500	£5.340	17/01/2018	£0.00	£0.00	£0.00
25	5,000	£5.500	20/02/2018	£0.00	£0.00	£0.00
	1,793,426				£4,563,803.56	£4,563,803.56

www.tdb.co.nz	Taylor Duignan Barry Ltd	12

4.4 Fairness of the offer between the tranches of the options

The difference between our assessment of options value and the offer price for each of tranches of the share options is nil and so we determine that the offer is fair and reasonable between the different tranches of options.

4.5 Fairness of the offer between the ordinary shares and the options

The offer for the options is based off the same ordinary share price as the offer of 500p, so we also determine that the share options offer in comparison with the offer for the ordinary shares is fair and reasonable.

www.tdb.co.nz	Taylor Duignan Barry Ltd	13

5. Qualifications, independence and disclaimer

TDB provides independent advice on corporate finance, regulatory and risk management issues faced by New Zealand enterprises. The principals of TDB are Geoff Taylor, previously General Manager Corporate Finance and Treasury for the New Zealand Dairy Board, Pat Duignan, previously General Manager Finance for Telecom Corporation of New Zealand Limited and earlier a Director in the Investment Banking Division of CSFB New Zealand and Philip Barry, previously a Director in the Asset and Liabilities Management Branch of the Treasury and Counsellor Economic in New Zealand’s Permanent Delegation to the OECD.

TDB’s expertise is based on the experience of its principals in advising on and managing corporate finance issues and large transactions for major New Zealand enterprises and the New Zealand Government. The principals have been responsible for a wide variety of corporate finance analyses and transactions including valuations of SOEs prior to privatisation, management of one of New Zealand’s largest share repurchases, numerous capital market debt issues, and a number of equity placements. This report has been prepared for TDB by Geoff Taylor (BMS, FCTP) and Nigel Atherfold MBS (Fin), BMS (Econ), CTP, with peer review provided by Philip Barry (B.A. (Hons), MBA (Univ of Rochester)

TDB confirms that it:

—	has no conflict of interest that could affect its ability to provide an unbiased report; and

—

has no direct or indirect pecuniary or other interest in the proposed transaction considered in this report, including any success or contingency fee or remuneration, other than to receive the cash fee for providing this report.

This places TDB in a position to act as an independent advisor and prepare an independent report as required under Rule 22 of the Takeovers Code.

It is not intended that this report should be used or relied upon for any purpose other than as an expression of TDB’s opinion on the proposed buyback. TDB expressly disclaims any liability to any ENDACE shareholder that relies or purports to rely on the report for any other purpose and to any other party that relies or purports to rely on the report for any purpose.

This report has been prepared by TDB with care and diligence and the statements and opinions given by TDB in this report are given in good faith and in the belief on reasonable grounds that such statements and opinions are correct and not misleading. However, no responsibility is accepted by TDB or any of its officers or employees for errors or omissions however arising (including as a result of negligence) in the preparation of this report, provided that this shall not absolve TDB from liability arising from an opinion expressed recklessly or in bad faith.

www.tdb.co.nz	Taylor Duignan Barry Ltd	14

Appendix One: Time value of options by tranche

The graph below shows the time value of the share options expressed as total pounds, by tranche:

www.tdb.co.nz	Taylor Duignan Barry Ltd	15

Appendix 3: Endace’s half-yearly report for the six months ended 30 September 2012

FOR IMMEDIATE RELEASE	6 November 2012

ENDACE LIMITED

HALF YEARLY RESULTS FOR THE SIX MONTH

PERIOD ENDED 30 SEPTEMBER 2012

Endace Limited (LSE/AIM: EDA, “Endace” or “the Company”), a world leader in network monitoring solutions, announces interim results for the half year ended 30 September 2012.

Highlights

—	Continued and successful growth in areas of strategic product focus

—	Sales increased 3.4% against strong first half last year to US$19.2 million

—	Gross margins improved to 75.0% (2011: 72.6%), reflecting success in building incremental value into our systems

—	Pre-tax break-even position, after adjusting for share options (2011: Profit of $0.2m)

—	Cash at period end was US$4.3 million (2011: US$2.6 million)

—	Systems sales grew 8% to be 44% of total revenues (2011: 42% of revenues); annuity income grew 16% to represent 19% of total revenues (2011: 17% of revenues)

—	Strong sales to government sector in UK and North America

—	Revenue generated by channel partners increased to 40.9% of sales

—	Continued investment in building out sales and marketing team, including appointments to Product and Channel Marketing

—	Since the end of the first half, commercial release of EndaceAccess 100Gbps monitoring platform

—	Strong pipeline and confident of meeting full year expectations

Endace Chief Executive, Mike Riley, commented:

“The first half of FY 2013 was a period of pleasing progress for Endace. The growth in systems business and recurring income continued, demonstrating increasing demand for our network visibility solutions from both new and existing customers. During the period we made further investments in our marketing and sales teams, which we view as essential to take advantage of the growing market for high speed network visibility infrastructure solutions.

Our pipeline is strong and we remain confident of meeting expectations for the full year.”

Ends

Endace Limited / page 2

CONTACTS:

Endace Limited
Mike Riley, CEO	+44 20 7067 0700
Kate Parsons, CFO	+44 20 7067 0700

Panmure Gordon
Hugh Morgan / Giles Stewart	+44 20 7886 2500

Weber Shandwick Financial
Nick Oborne / Stephanie Badjonat / Robert Cook	+44 20 7067 0700

About Endace

Endace provides world-leading network visibility infrastructure, which is trusted by some of the world’s largest organizations to accelerate their response to network and security problems.

Endace Intelligent Network Recorders guarantee to capture, index and record 100-percent of network traffic while scaling from 1 Gbps to 100 Gbps. EndaceVision is Endace’s proprietary web-based application that enables engineers to visualize, search and retrieve network traffic from any Endace Recorder anywhere across the network.

Endace’s marketing headquarters are in Sunnyvale, California. R&D is in Auckland, New Zealand. Sales offices across the US, in Reading, UK and Sydney, Australia provide support for customers.

Quoted on London’s AIM, the stock code is LSE: EDA.L.

Endace Limited / page 3

CHIEF EXECUTIVE’S REVIEW

Introduction

The first half of FY 2013 was a period of pleasing progress for Endace. The growth in systems business and recurring income continued, demonstrating increasing demand for our network visibility solutions from both new and existing customers. During the period we made further investments in our marketing and sales teams to take advantage of the growing market for high speed network visibility infrastructure solutions.

Markets

Given the continuing difficult macro-economic environment in many regions around the world, we are encouraged that we maintained our historical geographic mix of revenues. In addition, our unique offerings in the government intelligence sector delivered strong systems sales in the period.

Our go-to-market strategy of selling systems to Enterprise customers through key channel partners was a major focus during the first half. These activities are still in the investment stage of their lifecycle but we are already seeing the percentage of business achieved in conjunction with channel partners on the rise, a trend we expect to continue in the second half and beyond.

Product portfolio

EndaceVision has been well received by customers and prospects since its launch in March 2012, and the building out of functionality based on market feedback has been a key activity in the first half. As has so often been the case at Endace, in breaking new ground we continue to enjoy positive market feedback and customer interest in having input to future roadmap direction. This allows us to be more market-focused in our product direction and to continue to make our offerings more compelling, protect our product margins, and attract an increasing proportion of recurring revenues.

We were particularly pleased with the further and continuing improvement in the quality of revenues this half year. Among our key strategic goals is the increase in standard system sales and recurring revenue. The corollary to this has been a reduced focus on bespoke, one-off customer projects. While such projects have been profitable and typically provided additional engineering insight to Endace, they have had little general market appeal. We are therefore very excited to report that the first half revenues were all based on our standard DAG card and Systems product portfolio as well as the associated annuity income. There were no customer special project revenues in this half-year, and the sales of lower margin third-party accessories and other ancillary items was also significantly down on the prior year. These changes to our product portfolio and revenue mix make our solutions more attractive to our channel partners, and provide the basis for scalable and profitable future growth.

We are also pleased to have finalised the commercial release of the EndaceAccess 100Gbps monitoring platform, an industry first. This important breakthrough demonstrates the technological leadership for which Endace is renowned, and is an important addition to the product portfolio, assuring customers a seamless solution as networks migrate from 10Gbps to 100Gbps .

Contract wins

Due to the nature of our customers and the network challenges being solved with our systems, we are generally discouraged from announcing customer wins by specific name. Nonetheless, we achieved a good blend of new and follow-on business during the half year across all our three key geographical segments. It was particularly pleasing to win new Government contracts in the UK following the budget challenges late in the previous fiscal year. The competitive landscape remains broadly unchanged, and the improvement in gross margins over the prior periods is indicative of our success to date in building incremental value into our systems.

Endace Limited / page 4

Investment in sales and marketing

The new Sunnyvale Silicon Valley office opened during the half. Since joining as our marketing and product management lead, Spencer Greene has built an impressive team of seasoned professionals based in that office. Rob Atherton joined us from Fortinet to head up Corporate Development, Sri Sundaralingam joined us from Juniper to head up Product Management, and Jeff Paine joined us after consulting for many top tier clients to head up Product Marketing.

The sales organisation has been expanded during the period, and augmented with inside sales resources skilled at lead development and qualification. A major new lead generation campaign, “Max”, was initiated in late August, and was followed by the launch of the EndaceEdge channel program, aimed at building sustainable relationships with key channel partners around the globe through whom Endace can expand its market access.

Partnerships and collaborative agreements

During the first half we continued our channel investments in key relationships with Axial in the UK, World Wide Technologies, Accuvant and FishNet Security in the USA, and O2 in Australia. Our strategy is to focus on building deep relationships with a small number of key partners who have strong end-customer relationships in their chosen markets. Through this focus we will ensure that we share good business alignment with all of our partners, and can allocate our resources to optimise our return from the channel.

Outlook

We remain confident that our strategy of transitioning to become a systems business will continue to deliver the results we are expecting. Our focus on business efficiencies, cash and profitability continues. Despite the difficult macro economic environment, we continue to invest in our marketing activities and sales teams in order to take advantage of the enormous potential market the Endace product portfolio can address.

Our pipeline is strong and we remain confident of meeting expectations for the full year.

Endace Limited / page 5

CHIEF FINANCIAL OFFICER’S REVIEW

Group revenue for the six months to 30 September 2012 was $19.2m (2011: $18.6m) and we have reported a loss before tax of $0.1m (2011: break-even). Adjusted for share option costs, we have a break-even position before tax (2011: profit before tax of $0.2m).

Revenue in the Americas accounted for 59.7% (2011: 61.8%) of total Group revenue. Europe, Middle East and Africa (EMEA) accounted for 29.9% (2011: 30.2%), and revenue in Asia Pacific 10.4% (2011: 8.0%).

Categorisation of total Group revenue by industry sector for the six months ended 30 September 2012 differs slightly from prior years in that we now classify based on end user, with an overlay distinction of direct versus indirect sale. Historically, we categorised direct sales into Enterprise (including Financial Services), Telecommunications and Government and considered all other sales to be Reseller/OEM and by default indirect. The September 2011 comparative numbers quoted here have been calculated using the revised approach  and may  therefore  differ from  previous reports.  Significant  sales

Vertical	6 months ended 30 September 2012	6 months ended 30 September 2012
Government	41.8%	20.5%
Enterprise	31.0%	44.1%
Telecommunications	24.6%	29.1%
Uncategorised	2.6%	6.3%
Total	100.0%	100.0%

into the Government sector in both the Americas and EMEA during the first half of the year have resulted in increased contribution to total invoiced sales of 41.8%, up from 20.5% in the comparative period in 2011. Sales into the Enterprise sector represented 31.0% (2011: 44.1%) of Group invoiced sales, and Telco 24.6% (2011: 29.1%). The reduction in Enterprise revenue as a percentage of total revenue is mostly attributable to Financial Services and in particular High Frequency Trading (“HFT”). The reduction in Telco revenue is due to non-repeat, project related sales which contributed significantly to the first half of last year. A small portion of sales generated via resellers/OEM partners do not provide us with visibility of the end user category. Revenue that could not be categorized into Enterprise, Telecommunications or Government amounted to 2.6% of Group revenue (2011: 6.3%).

Reflecting the investment in developing valuable partnerships and a scalable indirect channel model to serve all of our targeted end user industry sectors, revenues generated via our channel partners in the 6 months to 30 September 2012 increased to 40.9% of Group invoiced sales, up from 27.0% for the same period last year.

In line with the Company’s strategic focus, revenue generated by System sales, combined with recognised Support income for the six months to 30 September 2012 increased to 63.2% of total revenue (2011: 59.1%). Within this, Systems revenue increased 8.4% over last year, to contribute 43.9% of total revenue (2011: 42.2%), and recurring support revenue grew by 15.6%, representing 19.3% of total revenue (2011: 17.3%). The increase in support revenue reflects the successful growth in the Systems business and the ability to secure renewals of existing support contracts. Support revenue is recognised over the life of the support contract and as at 30 September 2012 $4.0m (2011: $3.7m) has been carried forward to future accounting periods, including $2.9m (2011: $2.4m) which will be recognised as revenue in the second half of this financial year.

DAG card sales were unchanged year on year, constituting 31.8% (2011: 32.8%) of Group revenue. Revenue in non-strategic areas such as accessories and non-core special projects and services declined 35.5% to account for 5.0% of Group revenue (2011: 8.1%).

As noted last year, in the period ended 30 September 2011 there were some changes made to the accounting treatment of selling commissions, support cost of sales and inventory provisioning which contributed to a portion of the reported gross margin improvement from 2010 to 2011. Gross margins for the current period are reported using the same accounting treatment and are therefore directly comparable. The gross profit percentage for the six months ended 30 September 2012 has strengthened further to 75.0% (2011: 72.6%, 31 March 2012: 73.1%). This improvement in gross profit percentage is the result of increased margin on core products through sustained value positioning and cost management, combined with reduced inventory obsolescence expense.

Endace Limited / page 6

Continued investment in people and the development of centres of excellence within the organisation are areas of focus for FY 2013. Fifteen new employees have been brought on board in the first six months, across a variety of cost centres, bringing total headcount as at 30 September 2012 to 185. Significant hires for the period include the fulfilment of newly established Product Marketing and Channel Marketing roles and a Global HR Manager. The second half of this year will see continued recruitment activity, in line with the drive for accelerated revenue growth.

We are continuing to invest in R&D, to support both our sustaining engineering and the new product development projects we have in progress. Normalised R&D expenditure as a percentage of sales for the six months ended 30 September 2012 was 24.6% (2011: 27.3%).

Endace continues to benefit from the Research & Development funding it obtains through New Zealand Government grant initiatives. The two current grants provide for the reimbursement of up to NZ$10.6m of eligible R&D expenditure over a three-year period ending September 2013. The first grant reimburses 50% of the business costs associated with a series of major product developments and has enabled Endace to accelerate a number of significant projects. The second grant funds 20% of eligible R&D expenses incurred, not covered by the first grant. The two grants combined have contributed US$1.0m of Other Income and US$1.5m of cash benefit in the 6 months to September 2012.

Also included in Other Income for the 6 months to 30 September 2012, is US$0.4m relating to R&D tax credits received from the Inland Revenue Department. This refund was due under the R&D tax credit regime in place in New Zealand for the 2008/2009 income tax year. The actual amount paid out under the claim was NZ$0.8m (US$0.6m), US$180,000 of which was accrued for in the FY10 accounts.

The average USD exchange rate strengthened only slightly against the NZD when compared with the same period last year, resulting in a small decrease in the USD equivalent of NZD costs. The positive impact that currency fluctuations had on NZD denominated expenditure and therefore Group profit was further increased by realised gains arising from foreign exchange hedge contracts. The combined FX benefit equated to US$0.1m.

Receivables and cash management continue to be an area of improvement focus which has resulted in the reduction in the level of receivables aged beyond our standard payment term, as well as a decrease in the doubtful debt provision.

The value of inventory is $1.0m less than the same period last year. This is primarily due to a reduction in third party software holding following the removal of CACE licenses from Endace Appliances and a $0.4m reduction in Systems inventory on hand, approximately half of which is permanent.

At 30 September 2012, cash balances were $4.3m (2011: $2.6m). Net cash inflows from operating activities were $0.9m (2011: outflow of $0.5m) and net cash outflows from investing activities were $2.0m (2011: $3.7m). The decrease in net outflow year on year reflects the level of Other Income received this year as well as the reduced amount of capital expenditure and lower inventory holdings.

Endace Limited / page 7

CONSOLIDATED INCOME STATEMENTS

FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2012

		6 Months	6 Months	12 Months
		Ended	Ended	Ended
		30 September	30 September	31 March
		2012	2011	2012
		(unaudited)	(unaudited)	(audited)
	Notes	US$’000	US$’000	US$’000

Revenue	3	19,223	18,599	41,150
Cost of sales		(4,801)	(5,096)	(11,078)

Gross profit		14,422	13,503	30,072

Other income	4	1,413	809	1,638
Selling and administrative expenses		(11,009)	(10,279)	(20,548)
Research and development expenses		(4,905)	(4,026)	(8,995)
Finance cost		(34)	(14)	(19)
Finance income		42	24	43

(Loss) / profit before taxation	5	(71)	17	2,191
Income tax expense	6	(4)	(124)	(418)

(Loss) / profit for the period		(75)	(107)	1,773

Earnings per share	7	US cents	US cents	US cents

- basic		(0.49)	(0.71)	11.70
- diluted		(0.49)	(0.71)	10.50

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2012

	6 Months	6 Months	12 Months
	Ended	Ended	Ended
	30 September	30 September	31 March
	2012	2011	2012
	(unaudited)	(unaudited)	(audited)
	US$’000	US$’000	US$’000

(Loss) / profit after tax	(75)	(107)	1,773

Other comprehensive income

Cash flow hedges	73	(456)	(166)

Total comprehensive (loss) / income for the period	(2)	(563)	1,607

The notes which follow are an integral part of these interim financial statements.

Endace Limited / page 8

CONSOLIDATED BALANCE SHEET

AS AT 30 SEPTEMBER 2012

	Notes	As at 30-Sep 2012 (unaudited) US$’000	As at 30-Sep 2011 (unaudited) US$’000	As at 31-Mar 2012 (audited) US$’000

Current assets

Cash and cash equivalents		4,339	2,591	5,441
Trade and other receivables	8	12,989	11,987	11,869
Current income tax receivable		78	-	187
Derivative financial instruments		149	-	75

Inventories		3,019	4,027	3,831

Total current assets		20,574	18,605	21,403

Non-current assets

Property, plant and equipment		5,856	6,150	6,105
Intangible assets	9	13,633	13,788	13,878

Deferred tax asset		1,777	1,772	1,551

Total non-current assets		21,266	21,710	21,534

Total assets		41,840	40,315	42,937

Current liabilities

Trade and other payables		6,261	7,111	6,393

Financial derivatives		-	326	-

Current income tax payable		-	258	106

Deferred income		3,621	3,388	4,577

Total current liabilities		9,882	11,083	11,076

Non-current liabilities

Deferred tax liabilities		260	23	260

Deferred income		338	335	302

Total non-current liabilities		598	358	562

Total liabilities		10,480	11,441	11,638

Equity

Share capital		16,125	15,925	16,108

Foreign currency translation reserve		(147)	(147)	(147)

Cash flow hedge reserve		128	(235)	55

Share option reserve		1,812	1,726	1,792

Retained earnings		13,442	11,605	13,491

Total equity		31,360	28,874	31,299

Total equity and liabilities		41,840	40,315	42,937

The notes which follow are an integral part of these interim financial statements.

Endace Limited / page 9

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2012

	Notes	6 Months Ended 30 September 2012 (unaudited) US$’000	6 Months Ended 30 September 2011 (unaudited) US$’000	12 Months Ended 31 March 2012 (audited) US$’000

Cash flows from operating activities

Cash receipts from customers		17,192	18,696	43,349

Cash paid to suppliers and employees		(17,557)	(19,794)	(38,673)

Cash generated from operations		(365)	(1,098)	4,676

Interest paid		(34)	(14)	(19)

Proceeds from government grants		1,057	766	1,838

Income tax (payment) / refund		229	(199)	(401)

Net cash flows from operating activities	10	887	(545)	6,094

Cash flows from investing activities

Purchases of property, plant and equipment		(707)	(1,343)	(3,543)

Purchases of intangible assets	9	(67)	(117)	(427)

Investment in product development	9	(1,776)	(2,434)	(4,155)

Proceeds from Government Grants - development assets		481	208	599

Interest received		42	24	43

Net cash flows from investing activities		(2,027)	(3,662)	(7,483)

Cash flows from financing activities

Proceeds from exercise of share options		12	448	596

Net cash flows from financing activities		12	448	596

Net decrease in cash and cash equivalents		(1,128)	(3,759)	(793)

Cash and cash equivalents at beginning of period		5,441	6,388	6,388

Exchange gains / (losses) on cash and cash equivalents		26	(38)	(154)

Cash and cash equivalents at end of period		4,339	2,591	5,441

The notes which follow are an integral part of these interim financial statements.

Endace Limited / page 10

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2012

	Share capital US$’000	Foreign currency translation reserve US$’000	Cash flow hedge reserve US$’000	Share option reserve US$’000	Retained earnings US$’000	Total equity US$’000

Balance as at 31 March 2011 (audited)	15,414	(147)	221	1,711	11,627	28,826

Comprehensive income

Loss for the period	-	-	-	-	(107)	(107)

Other comprehensive income	-	-	(456)	-	-	(456)

Tax credit on cash flow hedge	-	-	-	-	-	-

Total comprehensive income	-	-	(456)	-	(107)	(563)
Transactions with owners

Capital raised on employee options	448	-	-	-	-	448

Share options exercised	63	-	-	(63)	-	-

Share options forfeited	-	-	-	(85)	85	-

Share option compensation expense	-	-	-	163	-	163

Total transactions with owners	511	-	-	15	85	611

Balance as at 30 September 2011 (unaudited)	15,925	(147)	(235)	1,726	11,605	28,874

Comprehensive income

Profit for the period	-	-	-	-	1,880	1,880

Other comprehensive income	-	-	355	-	-	355

Tax credit on cash flow hedge	-	-	(65)	-	-	(65)

Total comprehensive income	-	-	290	-	1,880	2,170
Transactions with owners

Capital raised on employee options	148	-	-	-	-	148

Share options exercised	35	-	-	(35)	-	-

Share options forfeited	-	-	-	(70)	6	(64)

Share option compensation expense	-	-	-	171	-	171

Total transactions with owners	183	-	-	66	6	255

Balance as at 31 March 2012 (audited)	16,108	(147)	55	1,792	13,491	31,299

Comprehensive income

Profit / (loss) for the period	-	-	-	-	(75)	(75)
Other comprehensive income	-	-	-	-	-	-
Tax credit on cash flow hedge	-	-	73	-	-	73

Total comprehensive income	-	-	73	-	(75)	(2)
Transactions with owners

Capital raised on employee options	12	-	-	-	-	12

Share options exercised	5	-	-	(5)	-	-

Share options forfeited	-	-	-	(81)	26	(55)

Share option compensation expense	-	-	-	106	-	106

Total transactions with owners	17	-	-	20	26	63

Balance as at 30 September 2012 (unaudited)	16,125	(147)	128	1,812	13,442	31,360

The notes which follow are an integral part of these interim financial statements.

Endace Limited / page 11

NOTES TO THE HALF YEAR FINANCIAL STATEMENTS

1.	General information

The Group operates in the network security and monitoring market sectors.

The Group has operations in New Zealand, the US, the UK and Australia. Endace Limited (referred to as the “Company”) is a limited liability company incorporated and domiciled in New Zealand with its registered office at Level 2, Building A, The Millennium Building Phase 2, 600 Great South Road, Ellerslie, Auckland 1051, New Zealand. The Company has its primary listing on the Alternative Investment Market (AIM) of the London Stock Exchange. These consolidated interim financial statements have been approved for issue by the Board of Directors on 6 November 2012.

2.	Significant accounting policies

a)	Basis of preparation

These consolidated interim financial statements for the six months ended 30 September 2012 have been prepared in accordance with New Zealand Generally Accepted Accounting Practice (‘NZ GAAP’). They comply with the New Zealand equivalent to International Accounting Standard 34 (‘NZ IAS 34 Interim Financial Statements’) as well as the International Accounting Standard 34 (‘IAS 34 Interim Financial Statements’). These consolidated interim financial statements should be read in conjunction with the annual financial statements for the year ended 31 March 2012 which have been prepared in accordance with the New Zealand equivalents to International Financial Reporting Standards (‘NZ IFRS’). They also comply with International Reporting Standards (‘IFRS’).

The accounting policies applied in these consolidated interim financial statements are the same as those used and described in the annual financial statements for the year ended 31 March 2012.

3.	Segment reporting

The chief operating decision-maker has been identified as the team comprising the Chief Executive Officer (‘CEO’) and the management team (collectively ‘The Leadership team’). This team reviews the Group’s internal reporting in order to assess performance and allocate resources. The team has determined the operating segments based on these reports.

The Leadership team considers the business from both a geographic and product perspective. The reportable segments presented reflect the Group’s management and reporting structure as viewed by the Leadership team. Geographically, the Leadership team considers the Group’s performance in North America, Europe, Middle East and Africa and Asia Pacific, based on the location of customers. From a product perspective management separately considers revenue from systems, DAG cards, support activities and other grant income in these geographies.

The Leadership team assesses the performance of the operating segments based on a measure of operating profit. Finance costs are not allocated to segments as this type of function is managed on a net basis, centrally.

The Group also manages assets and liabilities on a central basis and therefore does not provide any segment information of this nature to the Leadership team.

Revenue from external parties reported to the Leadership team is measured in a manner consistent with that in the Income Statement.

Endace Limited / page 12

a)	Description of segments

The Group is organised into three main geographical segments.

North America

Comprises sales and distribution of systems and DAG cards and, support operations in Chantilly, Virginia, USA; servicing customers throughout the Americas.

The Group marketing function is also based in North America.

Europe, Middle East, Africa

Comprises sales and distribution of systems and DAG cards and support operations in Reading, UK; servicing customers throughout Europe, Middle East and Africa.

Asia Pacific

Comprises sales and distribution of systems and DAG cards and support operations in New Zealand and Singapore; servicing customers throughout the Asia Pacific region.

Group product development and engineering operations are also based in New Zealand as is the corporate head office.

Unallocated

These items are unable to be allocated to a specific segment within the Group.

b)	Segment results

6 Months ended 30 September 2012 (unaudited)	North America US$’000	Europe, Middle East, Africa US$’000	Asia Pacific US$’000	Unallocated US$’000	Consolidated US$’000

Revenue

Segment sales	11,467	5,756	31,405	-	48,628
Inter-segment sales	-	-	(29,405)	-	(29,405)

Total revenue	11,467	5,756	2,000	-	19,223

Results

Operating profit/(loss)	619	216	(914)	-	(79)

Finance (expense) / income - net	(15)	27	(4)	-	8

Profit/(loss) before taxation	604	243	(918)	-	(71)

Profit for the year includes the following amounts:

Depreciation	278	59	920	-	1,257

Amortisation	-	1	1,535	-	1,536

Reportable non-current asset information:

Total non-current assets (excluding goodwill)	1,293	185	10,247	2,524	14,249

Goodwill	3,859	2,105	1,053	-	7,017

Capital expenditure	554	33	1,755	-	2,342

Endace Limited / page 13

6 Months ended 30 September 2011 (unaudited)	North America US$’000	Europe, Middle East, Africa US$’000	Asia Pacific US$’000	Unallocated US$’000	Consolidated US$’000

Revenue

Segment sales	11,505	5,610	42,459	-	59,574
Inter-segment sales	-	-	(40,975)	-	(40,975)

Total revenue	11,505	5,610	1,484	-	18,599

Results

Operating profit/(loss)	460	224	(677)	-	7

Finance income - net	-	-	-	10	10

Profit/(loss) before taxation	460	224	(677)	10	17

Profit for the year includes the following amounts:

Depreciation	226	59	874	-	1,159

Amortisation	-	1	1,264	-	1,265

Reportable non-current asset information:

Total non-current assets (excluding goodwill)	1,583	5,557	7,453	100	14,693

Goodwill	3,859	2,105	1,053	-	7,017

Capital expenditure	385	50	4,279	-	4,714

12 Months ended 31 March 2012	North America US$’000	Europe, Middle East, Africa US$’000	Asia Pacific US$’000	Unallocated US$’000	Consolidated US$’000

Revenue

Segment sales	25,527	11,888	29,701	-	67,116
Inter-segment sales	-	-	(25,966)	-	(25,966)

Total revenue	25,527	11,888	3,735	-	41,150

Results

Operating profit/(loss)	2,237	502	(572)	-	2,167

Finance income - net	-	-	-	24	24

Profit/(loss) before taxation	2,237	502	(572)	24	2,191

Profit for the year includes the following amounts:

Depreciation	478	121	1,841	-	2,440

Amortisation	1	2	2,790	-	2,793

Reportable non-current asset information:

Total non-current assets (excluding goodwill)	1,018	217	10,758	2,524	14,517

Goodwill	3,859	2,105	1,053	-	7,017

Capital expenditure	745	70	6,900	-	7,715

Endace Limited / page 14

Breakdown of the revenue is as follows:

	6 Months Ended 30 September 2012 (unaudited) US$’000	6 Months Ended 30 September 2011 (unaudited) US$’000	12 Months Ended 31 March 2012 (unaudited) US$’000

Systems	8,432	7,777	19,170
DAG Cards	6,107	6,106	11,545
Accessories, software & other	875	1,214	2,973
Total sale of goods	15,414	15,097	33,688
Revenue from services	3,809	3,502	7,462

Total revenue by product category	19,223	18,599	41,150

4. Other Income

	6 Months Ended 30 September 2012 (unaudited) US$’000	6 Months Ended 30 September 2011 (unaudited) US$’000	12 Months Ended 31 March 2012 (audited) US$’000

Grant Income	1,007	809	1,633
Other	406	-	5

	1,413	809	1,638

Grant income represents two grants received during the period from the Ministry of Business, Innovation and Employment (MBIE) (formerly the Ministry of Science and Innovation (MSI)). The Technology Development Grant aims to assist businesses undertaking research and development with an objective of improving New Zealand’s economic performance. The Technology for Business Growth grant aids specific new product development projects.

Both of these grant contracts contain recovery of funds clauses which refer to MBIE’s ability to request the repayment of some or all of the funding should the company enter into any arrangement which “materially reduces the benefit to New Zealand anticipated by the original proposals”. There has been no request to date from the MBIE to repay any of the funds granted.

Endace Limited / page 15

5.	Expenses

(Loss) / profit before taxation is stated after charging / (crediting):	Note	6 Months Ended 30 September 2012 (unaudited) US$’000	6 Months Ended 30 September 2011 (unaudited) US$’000	12 Months Ended 31 March 2012 (audited) US$’000

Wages and salaries expense		8,297	6,776	15,371

Depreciation of property, plant and equipment		1,256	1,159	2,440

Amortisation of intangible assets	9	1,537	1,265	2,793

Bad debt expense		(60)	(129)	368

Doubtful debts provision		-	1	(1,550)

Inventory obsolescence provision		113	127	78

Operating lease rentals		719	555	1,206

Directors fees		168	145	293

Net share option compensation charge		51	163	270

Net foreign exchange (gains)		(104)	(686)	(590)

Donations		2	1	10

6.	Income tax expense

	6 Months Ended 30 September 2012 (unaudited) US$’000	6 Months Ended 30 September 2011 (unaudited) US$’000	12 Months Ended 31 March 2012 (audited) US$’000

Profit / (loss) before taxation	(71)	17	2,191

Profit / (loss) before taxation multiplied by standard rate of corporation tax in New Zealand 28% (September 2011: 28%) (March 2012:28%)	(20)	5	613

Effects of:

Foreign tax differences	25	30	214

Adjustment to tax in respect of the prior year	(1)	78	(194)

Assessable income / (deductible expenditure)	-	11	(215)

Changes in NZ tax rate to deferred tax balances	-	-	-

Income tax expense / (credit)	4	124	418

Endace Limited / page 16

7.	Earnings per share

Basic earnings per share is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

	As at 30 September 2012 (unaudited)			As at 30 September 2011 (unaudited)			As at 31 March 2012 (audited)
	Earnings US$’000	Number of shares ’000	Per share amount US cents	Earnings US$’000	Number of shares ’000	Per share amount US cents	Earnings US$’000	Number of shares ’000	Per share amount US cents

(Loss) / Profit attributable to shareholders	(75)			(107)			1,773

Basic EPS
Earnings attributable to ordinary shareholders	(75)	15,215	(0.49)	(107)	15,111	(0.71)	1,773	15,151	11.70
Effect of dilutive securities

Options	-	-	-	-	-	-	-	1,739	-

Diluted EPS adjusted earnings	(75)	15,215	(0.49)	(107)	15,111	(0.71)	1,773	16,890	10.50

As at 30 September 2012, there were 1.8 million (31 March 2012:1.8 million) share options outstanding that could potentially have a dilutive impact in the future but were anti-dilutive at 30 September 2012 and 2011.

8.	Trade and other receivables

	As at 30 September 2012 (unaudited) US$’000	As at 30 September 2011 (unaudited) US$’000	As at 31 March 2012 (audited) US$’000

Trade receivables	11,133	11,161	9,595

Less: provision for impairment of receivables	(68)	(1,548)	(34)

	11,065	9,613	9,561
Other receivables	699	1,158	727

Less: provision for impairment of other receivables	-	-	(94)

	699	1,158	633
Prepayments	1,225	1,216	1,675

	12,989	11,987	11,869

Endace Limited / page 17

9.	Intangible assets

	Goodwill US$’000	Software US$’000	Development costs US$’000	Intellectual property US$’000	Total US$’000

At 1 April 2011 (audited)	7,057	1,566	9,515	1,442	19,580

Additions	-	104	2,292	13	2,409

Disposal	-	-	(139)	-	(139)

At 30 September 2011 (unaudited)	7,057	1,670	11,668	1,455	21,850

Additions	-	307	1,453	3	1,763

Disposal	-	-	(145)	-	(145)

At 31 March 2012 (audited)	7,057	1,977	12,976	1,458	23,468

Additions	-	65	1,225	2	1,292

Disposal	-	-	-	-	-

At 30 September 2012 (unaudited)	7,057	2,042	14,201	1,460	24,760

Amortisation

At 1 April 2011 (audited)	40	1,319	4,281	1,157	6,797

Charge for the period	-	102	1,108	55	1,265

At 30 September 2011 (unaudited)	40	1,421	5,389	1,212	8,062

Charge for the period	-	114	1,365	49	1,528

At 31 March 2012 (audited)	40	1,535	6,754	1,261	9,590

Charge for the period	-	123	1,401	13	1,537

At 30 September 2012 (unaudited)	40	1,658	8,155	1,274	11,127

Net book amount

At 30 September 2012 (unaudited)	7,017	384	6,046	186	13,633

At 31 March 2012 (audited)	7,017	442	6,222	197	13,878

At 30 September 2011 (unaudited)	7,017	249	6,279	243	13,788

In the six months ended 30 September 2012 grant income of $551,386 was netted against development cost additions (March 2012: $694,633).

Endace Limited / page 18

10.	Net cash flows from operating activities

	6 Months Ended 30 September 2012 (unaudited) US$’000	6 Months Ended 30 September 2011 (unaudited) US$’000	12 Months Ended 31 March 2012 (audited) US$’000

(Loss) / profit for the year	(75)	(107)	1,773

Adjustments for

Depreciation and amortisation	2,794	2,424	5,233

Net share option compensation charge	51	163	270

Interest income	(42)	(24)	(43)

Foreign exchange (gain) / loss	(26)	38	154

Movement in deferred tax assets and liabilities	(226)	(426)	(392)

Non-cash movement in working capital	1,034	(474)	(35)

Changes in working capital

Inventories	812	(593)	(397)

Trade and other receivables	(1,011)	(25)	93

Financial derivatives	(74)	628	227

Trade and other payables	(2,350)	(2,149)	(789)

Net cash flows from operating activities	887	(545)	6,094

11.	Contingent liabilities and contingent assets

The Group had no contingent liabilities or contingent assets as at 30 September 2012 (March 2012: Nil).

12.	Capital commitments

The Group had no capital commitments as at 30 September 2012 (March 2012: Nil).

13.	Related party transactions

There have been no material changes in the nature of related party transactions since 31 March 2012, see note 26 in the Group’s 31 March 2012 Annual Report and Accounts.